UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHERN IOWA BIOENERGY LLC
(Name of small business issuer in its charter)

Iowa	2860	20-2226223
State or jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.

115 South Linden Street, Lamoni, Iowa 50140
(641) 784-3510
(Address and telephone number of principal executive offices and principal place of business)

William Higdon, Chairman of the Board
115 South Linden Street
Lamoni, Iowa 50140
(641) 784-3510
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Christopher R. Sackett
Sara L. Keenan
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We are filing this Post-Effective Amendment No. 1 for the purpose of (1) amending our original prospectus dated June 9, 2006, as filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, and (2) filing additional exhibits to the Registration Statement.

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The information in this post-effective amendment is not complete and may be changed. We may not sell these securities until the Post Effective Amendment to the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

Preliminary Post-Effective Amendment Dated August __, 2007

SOUTHERN IOWA BIOENERGY LLC
An Iowa Limited Liability Company

The Securities being offered by Southern Iowa BioEnergy LLC are
Limited Liability Company Membership Units

Minimum Offering Amount	$ 17,600 ,000	Minimum Number of Units	17,600
Maximum Offering Amount	$ 30,000,000	Maximum Number of Units	30,000

Offering Price: $1,000 per Unit
Minimum Purchase Requirement: 20 Units ($20,000)
Additional Increments: 1 Unit ($1,000)

This post-effective amendment contains substantive changes from and additions and updates to certain information contained in the original prospectus dated June 9, 2006. This prospectus constitutes the prospectus by which we are offering and selling the units. You should read this entire prospectus as updated, and the documents referred to herein carefully in order to fully understand our business, the offering, and the units we are offering.

We are offering limited liability company membership units in Southern Iowa BioEnergy LLC, a development stage Iowa limited liability company. We intend to use the offering proceeds to develop, construct and operate a 30 million gallon per year biodiesel manufacturing facility in Clarke County, Iowa in the City of Osceola. We estimate the total project, including operating capital, will cost approximately $62,000,000. We expect to use debt financing to complete project capitalization. The offering will end no later than [180 days from the effective date of this post-effective amendment]. If we sell the maximum number of units prior to [180 days from the effective date of this post-effective amendment], the offering will end on the date that the maximum number of units has been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to [180 days from the effective date of this post-effective amendment]. If we sell the minimum number of units before [180 days from the effective date of this post-effective amendment], we may continue to sell units up to the maximum number of units in this offering until [180 days from the effective date of this post-effective amendment]. If we decide to abandon the project for any reason, we will terminate the offering and return offering proceeds to investors. Proceeds from subscriptions for the units will be deposited in an interest-bearing account under a written escrow agreement with Great Western Bank. We will not release funds from the escrow account until we satisfy specific conditions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative securities and involve a significant degree of risk (see "RISK FACTORS" starting on page 5. You should consider these risk factors (and others hereafter set forth) before investing in us.

•	Your investment in us will be an investment in illiquid securities;

•	Our units will not be listed on a national stock exchange and are subject to restrictions on transfer;

•	We will need to obtain significant debt financing to fund construction of our proposed biodiesel plant;

•	Overcapacity within the biodiesel industry may limit our ability to operate profitably; and

•	No public market or other market for the units now exists or is expected to develop.

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PROSPECTUS SUMMARY

This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements and attached exhibits before you decide whether to invest.

The Company

We are an Iowa limited liability company originally organized by filing Articles of Organization with the Iowa Secretary of State's Office on January 26, 2005. Our Articles of Organization were amended and restated by filing Amended and Restated Articles of Organization with the Iowa Secretary of State’s Office on April 15, 2005. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 115 South Linden Street, Lamoni, Iowa 50140. Our telephone number is (641) 784-3510.

We are a development-stage company with no prior operating history. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 30 million gallon per year biodiesel processing plant to be located in Clarke County, Iowa in the City of Osceola. We do not expect to generate any revenue until we begin operating the proposed biodiesel plant.

The Offering

Minimum number of units offered	17,600 units

Maximum number of units offered	30,000 units

Purchase price per unit	$1,000

Minimum purchase amount	Twenty units ($20,000)

Additional Purchases	One unit increments

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 30 million gallon biodiesel plant expected to be located in Clarke County, Iowa.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this post-effective amendment by the Securities and Exchange Commission.

Offering end date
The offering will end no later than [180 days after the effective date of this post-effective amendment]. If we sell the maximum number of units prior to [180 days after the effective date of this post-effective amendment], the offering will end on or about the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to [180 days after the effective date of this post-effective amendment]. In addition, if we abandon the project for any reason prior to [180 days after the effective date of this post-effective amendment], we will terminate the offering and promptly return offering proceeds to investors.

Subscription Procedures
Before purchasing units, you must read and complete the subscription agreement, draft a check payable to "Great Western Bank, Escrow Agent for Southern Iowa BioEnergy LLC" in the amount of not less than 10% of the amount due for units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our amended and restated operating agreement. Anytime after we receive subscriptions for the minimum offering amount of $17,600,000 and before the [180 days after the effective date of this post-effective amendment], we will mail written notice to our investors that full payment under the promissory note is due within 20 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $17,600,000, you will be required to pay the full purchase price immediately upon subscription. In the event we have not reached the minimum offering amount within the twelve month term of the offering period the balance of the promissory notes will not become due and any subscription proceeds in the escrow account will be returned to investors pursuant to the terms of the escrow agreement.

Escrow Procedures
Proceeds from the subscriptions for the units will be deposited in an interest bearing account that we have established with Great Western Bank of Omaha as escrow agent under a written escrow agreement. The conditions to break escrow are (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $17,600,000, exclusive of interest; (2) we have obtained a written commitment ranging from $31,000,335 to $43,400,335; (3) we have elected, in writing, to terminate the escrow agreement; and (4) the escrow agent has provided an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied

Units issued and outstanding if min. sold	19,772[1]

Units issued and outstanding if max. sold	32,172[1]

States in which we have registered our units	Alaska, Colorado, Illinois, Iowa and Missouri.

Risk Factors	See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

1 Includes 2,172 units issued to our founders and seed capital investors in our previous private placements.

We may offer or sell our units in other states in reliance upon exemptions from the registration requirements of the laws of those other states. We anticipate that we will hire a placement agent to assist us in the offer and sales of our securities.

The Project

If we are able to capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 30 million gallon per year biodiesel plant that we anticipate will be located near Osceola, Iowa in Clarke County. We expect the biodiesel plant to annually process approximately 230 million pounds of soybean oil and/or animal fats and grease as the market dictates to produce approximately 30 million gallons of fuel-grade biodiesel and 3 million gallons of glycerin per year. Biodiesel is frequently used as fuel by transport trucks, marinas, railroad operators and many government vehicles. According to the Department of Energy, the United States consumes approximately 60 billion gallons of diesel fuel annually. Biodiesel currently fills approximately 250 million gallons of this market. We also expect the biodiesel plant to annually produce approximately 3 million gallons of glycerin, which is a principal co-product of the biodiesel production process. Glycerin has many applications as an ingredient or processing aid in cosmetics, toiletries, personal care, drugs, and food products. We estimate that it will take 16 to 18 months from closing the offering to complete the construction of the plant and begin operations. We anticipate plant operations beginning in late 2008.

We have entered into an interim agreement with Ball Industrial Services, LLC (Ball) of West Des Moines, Iowa for construction, which includes the initial engineering, design and contract to build the biodiesel plant. We expect to execute a definitive construction agreement with Ball which we anticipate will set forth in detail the design and construction services to be provided by Ball. However, our interim agreement does not establish a fixed contract price for construction of our plant. Based on preliminary discussions with Ball, we anticipate that the lump sum price for our manufacturing facility will be approximately $41,375,000. However, this is not a firm estimate and there is no assurance that the final negotiated price for design and construction of the plant will not be materially higher.

Our Financing Plan

We raised $999,665 from our founding members and seed capital investors in private placements for the purpose of funding our developmental, organizational and offering expenses. We intend to raise a minimum of $17,600,000 and a maximum of $30,000,000 in this offering. Including the $999,665 we raised from our founding members and in the seed capital offering and depending on the level of equity raised in this offering and the amount of any grants we may be awarded, we will need to obtain debt financing, grants and other incentives ranging from approximately $31,000,335 to $43,400,335 in order to fully capitalize the project. We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project.

Even if we sell the aggregate minimum number of units prior to [180 days from the effective date of this post-effective amendment] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:

•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•
Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

Financial Information

We are a development-stage company with no operating history and no revenues. Please see "SELECTED FINANCIAL DATA" for a summary of our finances and the index to our financial statements for our detailed financial information.

Rescission Offer

Between June 9, 2006 and May 15, 2007, we received subscriptions from investors for 12,015 membership units in connection with our initial public offering pursuant to a Registration Statement on Form SB-2. We subsequently made several changes to our business plan, including a change in the location of our biodiesel facility to our anticipated transloading facility site, a change in the contractor that will construct our biodiesel facility to our anticipated transloading facility site, changes to feedstock-procurement and product-marketing contracts, and changes to the amount of equity that we intend to raise in the offering.

As a result of these changes to our business plan, the Registration Statement on which we made our initial public offering is no longer materially correct. We are filing this post-effective amendment to the Registration Statement to correct the material inconsistencies in the Registration Statement. In addition, because investors may have the right to require us to return their investments, we will offer rescission to all persons who subscribed for our units between June 9, 2006 (the effective date of our registration statement) and May 15, 2007. The rescission offer is intended to address federal and state securities laws compliance issues by allowing investors to rescind their subscriptions.

If all offerees accept our rescission offer, we will be required to make an aggregate payment to the holders of these units of approximately $1,201,500, plus statutory interest. We will pay accrued interest to each unit holder at the rate of interest prescribed by law in the state of the unit holder’s residence. We will calculate interest from the date of subscription through the date on which the rescission expires. We will fund the rescission offer from the subscription funds currently being held in escrow at Great Western Bank of Omaha, Nebraska, and from our existing cash balances.

The right of rescission under federal laws may survive the rescission offer. The Securities Act of 1933 does not provide that a rescission offer will extinguish a holder's right to rescind. Thus, should any recipient of our rescission offer reject the offer, expressly or impliedly, we may remain liable under the Securities Act for the units that are the subject of our rescission offer up to an aggregate amount of approximately $2,240,000, plus statutory interest.

IMPORTANT NOTICES TO INVESTORS

This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.

Investing in our units involves significant risk. Please see "RISK FACTORS" beginning on page 5 to read about important risks you should consider before purchasing our units. These risks include, but are not limited to, the following:

•	We are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•
Our project and future plant operations are subject to construction risks, fluctuations in the prices of feedstock, glycerin, utilities and biodiesel, which are affected by various factors including weather, production levels, supply, demand, changes in technology, and government support and regulations;

•
We will be highly dependent on Ball and Bratney Companies (“Bratney”) for the construction and design of our plant, but we have not executed a definitive design build agreement with Ball or a license agreement with Bratney. Any loss of our relationship with Ball or Bratney may cause us to delay or abandon the project;

•
Ball has limited experience in the design, construction and operation of biodiesel facilities and has not completed the design and construction of a biodiesel plant. As a result, Ball’s lack of experience may cause unforeseen delays or costs;

•
We are very dependent upon Westfalia Separator US and Cimbria Sket, GmbH, through Bratney, as the technology providers for our biodiesel production technology and any loss of our relationship or Bratney’s loss of relationship with our technology providers may cause us to delay or abandon the project;

•	Cimbria Sket biodiesel technology has never been utilized in the United States and problems may arise as a result;

•	Conflicts of interest exist and may arise in the future between us, our members, our directors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of directors and officers; and

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We may have to terminate the offering prior to [180 days from the effective date of this post-effective amendment] if we have not sold the minimum offering amount of $17,600,000 or we have not received a written debt financing commitment ranging from $31,000,335 to $43,400,335, which will be necessary to capitalize the project.

No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.

These securities have not been registered under the securities laws of any state other than the states of Alaska, Colorado, Illinois, Iowa and Missouri and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states. The board of directors may, in its sole discretion, register or sell under an exemption from registration in other states.

In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our Amended And Restated Operating Agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions should contact us at (641) 784-3510, or at our business address: Southern Iowa BioEnergy LLC, 115 South Linden Street, Lamoni, Iowa 50140. Also, you may contact any of the following directors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
William Higdon	Chairman, President and Director	515-360-0369
Leon Kessel	Vice Chairman and Director	309-314-0299
Alan Elefson	Treasurer and Director	641-784-7355
Randy Layton	Secretary and Director	641-442-5393
J.R. Cornett	Director	641-414-3391
Jack Cooley	Director	641-414-3408
William Morain	Director	641-442-5195
J. Scott Sunderman	Director	712-826-2562

RISK FACTORS

The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to the Offering

Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.

We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $17,600,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $17,600,000 by [180 days from the effective date of this post-effective amendment], we cannot close the offering and must return investors' money with nominal interest, less expenses for escrow agent fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [180 days from the effective date of this post-effective amendment].

We are not experienced in selling securities and we may hire a placement agent to assist us in selling our securities; and we will depend on the placement agent for expertise in selling our securities and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.

Our board of directors has determined that it may be necessary to hire a placement agent to assist us in raising equity for our project. If we do so, we may be dependent upon our relationship with the placement agent we hire to assist us with selling our securities. While we do not know the exact fee we will pay the placement agent, fees for these services typically range from 3% to 7% of the maximum offering amount. Any loss of the relationship we build with a placement agent, particularly prior to raising the minimum aggregate offering amount, may prevent us from breaking escrow and proceeding with construction of our project and could result in the failure of our business. The time and expense of locating a new placement agent would result in unforeseen expenses and delays. Unforeseen expenses and delays may result in a failure of the project such that you could lose some or all of your investment in us.

If we determine not to use a placement agent to sell equity in this offering, our directors may be unable to locate investors for the sale of the minimum number of units required in this offering, which may result in our abandonment of the project.

If our board of directors determines that it is not necessary to hire a placement agent to assist us in raising equity to successfully complete the offering, we may not be able to successfully complete our offering. If we do not engage a placement agent, we will rely upon our board of directors to sell our securities on a "best efforts" basis. Our directors may be unable to obtain the number of investors necessary to raise the minimum amount of equity in this offering for our project to proceed. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. See "Business Experience of Directors and Officers" for a summary of our directors and officers business activities. We anticipate that our officers and directors will dedicate between four hours and 20 hours per week to our project depending upon which committees they serve.  These individuals have no broker-dealer experience and our directors have no experience with public offerings of securities. The failure of our offering may cause us to abandon our project and you may lose some or all of your investment in us.

Proceeds of this offering are subject to promissory notes due after the offering is closed.

As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by [180 days from the effective date of this post-effective amendment], we will be able to close the offering. However, we will not be able to release funds from escrow until the promissory notes are paid off and the cash proceeds in escrow equal or exceed $17,600,000 and we have received a written debt financing commitment ranging from $31,000,335 to $43,400,335. The success of our offering will depend on the investors' ability to pay the outstanding balances on these promissory notes. In order to become a member in Southern Iowa BioEnergy LLC, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and execute a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $17,600,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on his/her/its promissory note obligation. Nonetheless, the success of the offering depends on the payment of these amounts.

We are conducting a rescission offer for membership units for which we received subscriptions in our initial public offering. Although we have not completed this rescission offer, we may continue to be subject to claims related to the circumstances surrounding the rescission offer.

Between June 9, 2006 and May 15, 2007, we received subscriptions from investors for 12,015 membership units in connection with our initial public offering pursuant to a Registration Statement on Form SB-2. We subsequently made several changes to our business plan, including a change in the location of our biodiesel facility, a change in the contractor that will construct our biodiesel facility, changes to feedstock-procurement and product-marketing contracts and changes to the amount of equity that we intend to raise in the offering.

As a result of these changes to our business plan, the Registration Statement on which we made our initial public offering is no longer materially correct. This post-effective amendment to our Registration Statement is being filed to correct the material inconsistencies. In addition, because investors may have the right to require us to return their investments, we have made a rescission offer to all persons who subscribed for our units between June 9, 2006 (the effective date of our registration statement) and May 15, 2007. The rescission offer is intended to address federal and state securities laws compliance issues by allowing investors to rescind their subscriptions.

If all offerees accept our rescission offer, we will be required to make an aggregate payment to the holders of these units of approximately $2,240,000, plus statutory interest. We will pay accrued interest to each unit holder at the rate of interest prescribed by law in the state of the unit holder’s residence. We will calculate interest from the date of subscription through the date on which the rescission expires. We will fund the rescission offer from the subscription funds currently being held in escrow at Great Western Bank of Omaha, Nebraska, and from our existing cash balances.

The right of rescission under federal securities laws may survive the rescission offer. The Securities Act of 1933 does not provide that a rescission offer will extinguish a holder's right to rescind. Thus, should any recipient of our rescission offer reject the offer, expressly or impliedly, we may remain liable under the Securities Act for the units that are the subject of this rescission offer up to an aggregate amount of approximately $2,240,000, plus statutory interest.

Risks Related to Our Financing Plan

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our biodiesel plant, which would result in the failure of the project and Southern Iowa BioEnergy LLC.

We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment that we deem sufficient to construct and operate the biodiesel plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Including the $999,665 we raised from our founding members and in our seed capital offering, and depending on the level of equity raised in this offering, we expect to require at least $31,000,335 in senior or subordinated long-term debt from one or more commercial banks or other lenders. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown.

If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.

Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.

In the event that we are unable to pay our debt service obligations, our creditors could force us, among other things, to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.

If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.

If we sell the aggregate minimum number of units prior to [180 days after the effective date of this post-effective amendment], and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.

If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.

We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.

Risks Related to Southern Iowa BioEnergy LLC as a Development-Stage Company

We have no experience in the biodiesel industry, which increases the risk of our inability to build and operate the biodiesel plant.

We are a development-stage company with no revenues. We do not currently own or operate any biodiesel facilities. We have no experience in constructing or operating a biodiesel plant. We are presently, and will likely continue to be for some time, dependent upon our initial directors.  These individuals have no or limited experience in raising capital from the public, in organizing and building a biodiesel plant, or in governing and operating a public company.  Our directors have no or limited expertise in the biodiesel industry.  In addition, certain directors are presently engaged in businesses and other activities that impose substantial demands on the time and attention of such directors. We anticipate that our executive officers will dedicate between 15 and 20 hours per week to our project following completion of this offering. We anticipate that our other directors will dedicate between 4 and 20 hours per week to our project depending upon which committees they serve. We anticipate that we will hire a manager for the plant with experience in the biodiesel industry and in operating a production plant similar to the proposed plant.  However, there is no assurance that we will be successful in attracting or retaining such an individual because of the competitive market as new plants are constructed and the limited number of individuals with expertise in the area.  In addition, we may have difficulty in attracting other competent personnel to relocate to Iowa in the event that such personnel are not available locally.  Our failure to attract and retain such individuals could limit or eliminate any profit that we might make and could result in our failure. If Southern Iowa BioEnergy LLC fails, you could lose all or a substantial part of your investment in us.

We will be dependent on Ball and Bratney for expertise in the commencement of operations of our biodiesel facility and any loss of these relationships could cause us delay and added expense, placing us at a competitive disadvantage.

We have entered into an interim agreement with Ball Industrial Services, LLC (Ball) for the design, engineering and construction of our biodiesel plant. Ball intends to use Bratney's technology in the design, engineering and construction of our plant. Any loss of these relationships with Ball or Bratney, particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays.  In addition, Ball's and Bratney's involvement in other projects could delay the commencement and start-up operations of our project. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and may significantly damage our competitive position in the biodiesel industry such that you could lose some or all of your investment.

If we fail to finalize critical agreements, such as the construction agreement with Ball or the license agreement with Bratney, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.

You should be aware that this prospectus refers to documents and agreements that are not yet final or executed and to plans that have not been implemented, such as a final construction contract with Ball and a license agreement with Bratney. In some instances, such documents and agreements are not even in draft form. The definitive versions of those agreements, documents, plans and proposals may contain terms or conditions that vary significantly from the terms and conditions described. The agreements, documents, plans and proposals not in final form may not materialize or, if they do materialize, may not prove to be profitable.

Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.

We expect our business to solely consist of the production and sales of biodiesel and its co-products. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of biodiesel and its co-products since we do not expect to have any other lines of business or alternative revenue sources.

We have a history of losses and may not ever operate profitably.

For the period of January 26, 2005 (inception) through April 30, 2007, we incurred an accumulated net loss of $1,026,288 or $589.82 per weighted average unit. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate a biodiesel plant. Even if we successfully meet all of these objectives and begin operations at the biodiesel plant, there is no assurance that we will be able to operate profitably.

Your investment may decline in value due to decisions made by our initial board of directors, and until the plant is built, your only recourse to replace these directors will be through amendment to our Amended and Restated Operating Agreement.

Our Amended and Restated Operating Agreement provides that the initial board of directors will serve until the first annual or special meeting of the members following commencement of substantial operations of our biodiesel plant. Ball intends yo use Bratney's technology in the design engineering and construction of our plant. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our Amended and Restated Operating Agreement which could be difficult to accomplish. In addition, because our Amended and Restated Operating Agreement provides that our board of directors will serve staggered terms, our members will not be able to replace the entire board at one time. As such, your ability to change the board of directors will be limited.

Risks Related to Construction of the Biodiesel Plant

We will depend on key suppliers, whose failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.

We do not currently own or operate any biodiesel facilities. We have no experience in constructing a biodiesel plant. We will be highly dependent upon Ball and Bratney to design and build the plant, but we have no definitive binding agreement.  We entered into a binding interim agreement with Ball on May 17, 2007, in which Ball will act as the engineering procurement contractor and Bratney will be the technology provider for the plant. Ball has indicated its intention to deliver to us a proposed construction agreement, under which it will serve as our general contractor and provide design and engineering services.  However, we cannot provide assurance that we will execute such an agreement. If we do not execute a definitive, binding design-build contract with Ball, or if Ball terminates its relationship with us after it initiates construction, there is no assurance that we will be able to obtain a replacement general contractor.  Any such event may force us to abandon our business.

We expect that we will also be highly dependent upon Ball's relationship with Bratney in obtaining the technology necessary to complete construction of the plant. There is no assurance that Ball's relationship with Bratney will continue and that we will be able to obtain a technology license agreement from Bratney. If we are unable to obtain a technology license from Bratney, or if Bratney terminates its relationship with Ball or SIBE after construction commences, there is no assurance that we will be able to obtain replacement technology. Any such event may force us to abandon our business and may result in a loss of some or all of your investment in us.

We expect that we will also be highly dependent upon Ball and Bratney to train personnel in operating the plant.  If the completed plant does not operate to the level anticipated by us in our business plan, we will rely on Ball and Bratney to adequately address such deficiency.  Ball and Bratney may not be able to address such deficiency in an acceptable manner.  Failure to do so could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.

We may need to increase cost estimates for construction of the biodiesel plant, and such increases could result in devaluation of our units if the biodiesel plant construction requires additional capital.

We have entered into an interim agreement with Ball for the design, engineering and construction of our biodiesel plant. We expect to execute a definitive construction agreement with Ball which will set forth in detail the design and construction services to be provided by Ball. However, the interim agreement does not establish a fixed contract price for construction of our plant. Based on preliminary discussions with Ball, we have determined our capital needs for construction of the plant will likely be approximately $41,375,000 with additional start-up and development costs of approximately $20,625,000 for a total project completion cost of approximately $62,000,000. Our interim agreement does not establish a fixed contract price; rather, the estimated cost of the plant is based on our preliminary discussions with Ball. It is possible that after we meet the requirements to break escrow that the cost of construction could increase significantly making it impossible to complete the project. Therefore, there is no assurance that the final cost of the plant will not be materially higher than anticipated.  There may be design changes or cost overruns associated with the construction of the plant.  Shortages of steel or other materials necessary to construction could affect the final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenues may not be sufficient to support the increased cost and expense attributable to increased construction costs.

Neither Ball nor Bratney have prior experience in the biodiesel industry, which may result in increased costs or delays or the failure of our project.

Although Ball and Bratney have constructed numerous manufacturing and industrial projects, they have no prior experience in the design and construction of a biodiesel manufacturing facility. As a result, our lenders may place more stringent requirements and conditions on our debt financing and it may become more difficult or expensive to obtain construction bonding for our project. In addition, Ball and Bratney's inexperience in the biodiesel industry could cause us to suffer from delays or an increase in costs of our project. Unforeseen costs or delays may reduce the value of your investment. Due to lack of experience in the industry, Ball and Bratney may be unable to complete the project. The inability of Ball and Bratney to complete our project may force us to abandon our business plan and you may lose some or all of your investment.

Construction delays could result in devaluation of our units if our production and sale of biodiesel and glycerin are similarly delayed.

We currently expect our plant to be operating by late 2008; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy changes towards biodiesel or this project, could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.

Defects in plant construction could result in devaluation of our units if our plant does not produce biodiesel and its co-product, glycerin, as anticipated.

Defects in material, workmanship or design are not uncommon in construction projects such as ours and there is no assurance that such defects will not occur in our plant. Under the terms of the anticipated design-build agreement with Ball, we expect Ball would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. In addition, we expect the design-build agreement to require Ball to correct all defects in material or workmanship for a period of one year after substantial completion of the plant. Nevertheless, material defects in design, materials or workmanship may still occur. Any performance guarantees we receive from Ball will be unsecured and we may not be able to recover any losses we sustain arising from such deficiencies. We will rely on Ball to adequately address any deficiencies in material, workmanship or design. However, there is no guarantee that Ball will be able to correct such deficiencies in an acceptable manner or otherwise will have the financial resources to correct or pay for any such deficiencies as may be required under the design-build contract. Ball's failure to correct any defects in material, workmanship or design could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant's operation. Halting or discontinuing plant operations could delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of our units and could negatively affect our ability to execute our plan of operation.

In addition, defects in materials or workmanship could put us at an increased risk of loss due to fire, explosion or leakage. Biodiesel is a flammable substance and if there is a defect in the production process we could be at an increased risk of a biodiesel leak, which could lead to fire or explosion. Further, with natural gas as our anticipated energy source for biodiesel production, there is a risk of fire or explosion due to a defect in materials and/or workmanship in the plant. A loss due to fire, explosion or leakage could cause us to slow or halt production which could reduce the value of your investment.

Any failure of the production technology supplied by Bratney and Cimbria Sket or Westfalia Separator US for our plant could cause us to discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.

We will be highly dependent upon Bratney and Cimbria Sket, a German company, for the supply of technology for our biodiesel plant. Bratney has the exclusive US license for Cimbria Sket's technology. Cimbria Sket’s engineers, leading designers, and suppliers have been involved in several biodiesel projects outside the United States with a combined annual production of nearly 300 million gallons. In addition, while Cimbria Sket will provide most of the technology used by the plant to produce biodiesel, Westfalia Separator US will provide some of the technology for our plant. Westfalia Separator US, also a German company, specializes in centrifuge separation technology, which will be used in the plant. However, neither Cimbria Sket’s nor Westfalia Separator US’s technology has been previously incorporated in the design and construction of a biodiesel plant in the United States. As such, their technology is, as yet, unproven in the United States. Failure of the technology of Cimbria Sket or Westfalia Separator US could cause us to halt or discontinue production. Halting or discontinuing plant operations may have a material adverse effect on our operations, cash flows and financial performance and reduce the value of your units.

In addition, because Cimbria Sket and Westfalia Separator US are German companies, their technology licenses and agreements will likely be issued under German law and may be written in German. We are not experienced or familiar with German law, and none of the directors and officers of SIBE are presently fluent in German. The translation of these licenses and agreements from German may result in misunderstandings, confusion or conflicts that may yield unanticipated or undesired results. These documents may be unenforceable or may not accomplish the intended results or may not protect our rights. If a conflict arises in relation to any material agreement, you may realize a substantial diminution in the value of your investment.

An assertion by a third party as to the rights to the technology could cause us to halt or discontinue production of biodiesel, which could damage our ability to generate revenues and reduce the value of your units.

Changes in production technology could require us to commit resources to updating the biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or to operate at a profit.

Advances and changes in the technology of biodiesel production are expected to occur.  Such advances and changes may make our biodiesel production technology less desirable or obsolete.  The plant is a single-purpose entity and has no use other than the production of biodiesel and associated products.  Much of the cost of the plant is attributable to the cost of production technology, which may be impractical or impossible to update.  The value of your investment could decline if changes in technology cause us to operate the plant at less than full capacity for an extended period of time or cause us to abandon our business.

The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant or transportation facility construction and delay our ability to generate revenue.

We have purchased two parcels near Osceola, Iowa in Clarke County for our biodiesel facility. Given the historical agricultural use of the properties we have no reason to believe that there is a material risk of environmental problems. However, there can be no assurance that we will not encounter hazardous conditions at the sites or any alternative sites that may delay the construction of the plant. We do not anticipate Ball will be responsible for any hazardous conditions encountered at the sites. Upon encountering a hazardous condition, Ball may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the plant or the transportation facility and may require significant expenditure of our resources to correct the condition. In addition, Ball will likely be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.

Risks Related to Biodiesel Industry

If demand for biodiesel fails to grow at the same rate as planned supply, the excess production capacity will adversely impact our financial condition.

In 2006, approximately 250 million gallons of biodiesel were produced in the United States. Our planned biodiesel plant alone could produce approximately 12% of the 2006 domestic supply. In addition, many biodiesel plants do not operate at full capacity and the National Biodiesel Board estimates the current dedicated biodiesel production capacity of these plants is about 864.4 million gallons per year. Further, current plant construction and expansion are expected to result in another 1.7 billion gallons of annual biodiesel production capacity, for total annual production capacity of 2.56 billion gallons. In contrast, the estimated annual consumption of biodiesel in 2006 was 250 million gallons. Thus the estimated annual production capacity of plants in existence and currently under construction far exceeds the current estimated annual consumption of biodiesel. In a study prepared for the National Biodiesel Board, LECG, LLC predicts that the national demand for biodiesel fuel will increase to only 650 million gallons by 2015, far below the expected production capacity. LECG, LLC was formed by faculty from the University of California at Berkeley to provide independent testimony, authoritative studies and advisory services to inform business, regulatory, and judicial decision makers and help resolve commercial disputes. If biodiesel production capacity continues to expand at its current pace, and demand does not grow to meet the available supply, excess production capacity will result.

Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel. Biodiesel production at our plant will require significant amounts of soybean oil and other inputs. We do not have any long-term commitments to acquire soybean oil and other inputs for biodiesel production at our plant. If overproduction of biodiesel occurs, we will face increased competition for inputs which means we may be either unable to acquire the inputs that we need or unable to acquire them at profitable prices. In addition, if excess capacity occurs, we may also be unable to market our products at profitable prices. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Any decrease in the price at which we can sell our biodiesel will negatively impact our future revenues. Increased expenses and decreased sales prices for biodiesel may result in less income, which would decrease our revenues and result in the loss of some or all of our units.

Excess production of glycerin, a co-product of the biodiesel production process, may cause the price of glycerin to decline, thereby adversely affecting our ability to generate revenue from the sale of glycerin.

In February 2005, the price of crude glycerin produced in the United States was approximately $0.410 per pound and by July 2006 the price of crude glycerin had declined to $0.025 per pound, due primarily to the oversupply of glycerin by biodiesel production facilities. According to the September 2006 issue of Biodiesel Magazine, annual consumption of glycerin in the United States has ranged between 400 million and 450 million pounds for the past three years. The U.S. biodiesel industry is expected to produce an estimated 1.4 billion pounds of glycerin between 2006 and 2015, according to an economic study by John Urbanchuk, director of LECG, Inc. The biodiesel industry could produce as much as 200 million pounds of glycerin this year alone. This tremendous increase in supply has caused the price of glycerin to decrease substantially in the last year. According to Biodiesel Magazine, smaller plants have been forced to essentially give away glycerin and some have had to pay to dispose of the glycerin. The Jacobsen Publishing Company's Biodiesel Bulletin reported that some biodiesel producers are paying from three to four cents per pound to dispose of crude glycerin. Excess glycerin production capacity may limit our ability to market our glycerin co-product. If our glycerin has no commercial value, we could be forced to pay to dispose of our glycerin. Any further price decline will negatively impact our future revenues and could reduce the value of our units.

As more biodiesel plants are developed and go into production there may not be an adequate supply of feedstock to supply the demands of the industry, which could threaten the viability of our plant and cause investors to lose some or all their your investment.

 The number of biodiesel manufacturing plants either in production or in the planning or construction phase continues to increase at a rapid pace. As more plants are developed and go into production there may not be an adequate supply of feedstock to supply the demand of the biodiesel industry. Consequently, the price of feedstock may rise to the point where it threatens the viability of our project or significantly decreases the value of your investment.

As the production of biodiesel increases there may not be an adequate supply of railroad cars or trucks to distribute the biodiesel produced by our plant.

As more of the biodiesel production plants under construction and in the planning phase begin production, there will be an increasing supply of biodiesel fuel to be distributed and there may not be an adequate supply of rail cars or trucks to distribute it. Railcar shortages have already been reported in some areas and it is unknown when a sufficient supply of rail cars and trucks will become available. If we are unable to transport our products, we may have to slow or halt production which would decrease our profitability.

The biodiesel industry is becoming increasingly competitive and we expect to compete with larger, better financed entities which could impact our ability to operate profitably.

Commodity groups in the Midwest and the enactment of favorable federal and state legislation have encouraged the construction of biodiesel plants. Nationally, the biodiesel industry may become more competitive given the substantial construction and expansion that is occurring in the industry. In June 2007, the National Biodiesel Board estimated there were 148 active plants with an annual production capacity of 1.39 billion gallons. According to the National Biodiesel Board, another 95 plants are currently under construction and an additional five plants are expanding their existing operations. The additional combined capacity of these plants under construction is estimated at approximately 1.89 billion gallons per year.

Biodiesel plants are operating or have been proposed in at least 41 states. Currently, there are eleven operating biodiesel plants in Iowa. At least seven other companies have proposed plants in Iowa, including plans by Western Dubuque Biodiesel, LLC, for a 30 million gallon plant near Farley, Iowa; Freedom Fuels, LLC for a 30 million gallon plant near Mason City, Iowa; East Fork Biodiesel, LLC for a 60 million gallon plant near Algona, Iowa; Soy Energy, LLC for a 30 million gallon plant in Marcus, Iowa; Raccoon Valley Biodiesel for a 60 million gallon plant in Storm Lake, Iowa; Future Energy, LLC for a 30 million gallon plant near Goldfield, Iowa; and Nishna Valley Bioenergy, LLC for a 30 million gallon plant near Manilla, Iowa.

Investors should understand that we face competitive challenges from the above plants and also from larger biodiesel plants including biodiesel plants owned and operated by the companies that we hope will supply our inputs. Cargill, Inc., a large supplier of soybean oil, completed construction of a 37.5 million gallon plant in Iowa Falls, Iowa in May 2006. Another large corporation and supplier of soybean oil, Archer Daniels Midland Co., plans to construct an 85 million gallon plant in North Dakota. These plants will be capable of producing significantly greater quantities of biodiesel than the amount we expect to produce. Moreover, these plants may not face the same competition we do for inputs as the companies that own them are suppliers of the inputs. In light of such competition, there is no assurance that we will be able to compete effectively in the industry. We may generate less income as a result, which would decrease the value of our units.

We face substantially different risks in the biodiesel industry than do ethanol manufacturers, and investors should not base their decision to invest in us upon any perceived favorable analogies.

The ethanol industry enjoys over 5 billion gallons of annual domestic demand and a vast existing production, marketing, and transportation network servicing the demand. Conversely, according to the National Biodiesel Board, in 2006, the biodiesel industry supplied only approximately 250 million gallons of fuel for domestic consumption. The entire diesel fuel market constitutes only about one-third of the gasoline market as a whole. Fifty-six percent of the diesel market is used by the trucking industry. Acceptance of biodiesel by consumers has been slow, and the biodiesel industry has faced opposition from the trucking industry and others in regard to legislative mandates for its use. In addition, the present marketing and transportation network must expand significantly before our biodiesel plant begins production. For example, biodiesel is often not readily available at pumps in fuel service stations. Therefore, we may be unable to market our biodiesel profitably.

In addition, we face a substantially different market than do ethanol producers for the supply of raw material. Manufacturers of ethanol often purchase raw grains directly from producers, which presents an almost unlimited supply from thousands of corn growers. We intend to purchase only raw or partially refined oils and fats from a very limited number of suppliers. Accordingly, we may be unable to obtain the necessary supply of raw materials and may be unable to operate at profitable levels.

The ethanol industry has historically enjoyed substantially more governmental support than the biodiesel industry on both the federal and state levels. Although the Energy Policy Act of 2005 enacted or extended certain tax credits for the biodiesel industry, such incentives had been previously available to the ethanol industry. In addition, various states offer other ethanol production subsidies which may make ethanol production more profitable. These and other differences between the ethanol industry and our industry make risk and investment comparisons between the two industries unreliable.

Risks Related to Biodiesel Production

Declines in the prices of biodiesel and its co-products will have a significant negative impact on our financial performance and the value of our units.

Our revenues will be greatly affected by the price at which we can sell our biodiesel and its co-products. These prices can be volatile as a result of a number of factors over which we have no control. These factors include the overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. The total production of biodiesel continues to rapidly expand at this time. Demand may not rise to meet the increase in supply, and increased production of biodiesel may lead to lower prices. Any lowering of biodiesel prices may reduce our revenues, causing a reduction in the value of our units.

In addition, increased biodiesel production has led to increased supplies of its co-product, glycerin. These increased supplies have led to lower prices for glycerin. Glycerin prices in Europe have declined over the last several years due to increased biodiesel production and saturation of the glycerin market. Those increased supplies are expected to or may already, outpace demand in the United States as well and the price of glycerin has already declined. If the price of glycerin declines further, our revenue from glycerin may substantially decrease or disappear. Increased expenses and decreased sales prices for our products may result in less revenue, which would decrease our income and result in the loss of some or all of our units.

Competition from other sources of fuel may adversely affect our ability to market our biodiesel.

Although the price of diesel fuel has increased over the last several years and continues to rise, diesel fuel prices per gallon remain at levels below or equal to the price of biodiesel. In addition, other more cost-efficient domestic alternative fuels may be developed and displace biodiesel as an environmentally-friendly alternative. If diesel prices do not continue to increase or a new fuel is developed to compete with biodiesel, it may be difficult to market our biodiesel, which could result in the loss of some or all of your investment.

Our business is sensitive to feedstock prices. Changes in the prices and availability of our feedstock may hinder our ability to generate revenue and reduce the value of our units.

 Our results of operations and financial condition will be significantly affected by the cost and supply of feedstock. Biodiesel production at our plant will require significant amounts of feedstock. Changes in the price and supply of feedstock are subject to and determined by market forces over which we have no control. Because there is little or no correlation between the price of feedstock and the price of biodiesel, we cannot pass along increased feedstock prices to our biodiesel customers. As a result, increased feedstock prices may result in decreased revenues. If we experience a sustained period of high feedstock prices, such pricing may reduce our ability to generate revenues; our profit margins may significantly decrease or be eliminated; and investors may lose some or all of their investment.

We anticipate that our biodiesel plant will process primarily soybean oil and possibly, animal fats and other vegetable oils, and the cost of feedstock will represent approximately 70%-90% of our cost of production. Historically, the price of soybean oil has been volatile. The Chicago Board of Trade soybean oil futures have traded between $0.10 and $0.41 per pound within the last three years. Soybean prices may also be affected by other market sectors because soybeans are comprised of 80% protein meal used and only 20% oil. Soybean oil is a co-product of processing, or "crushing," soybeans for protein meal used for livestock feed. Currently, soybean crush capacity is concentrated primarily among four companies, Cargill, Inc., Bunge, ADM and Ag Processing Inc., which represent more than 80% of crushing operations in the United States. Of these companies, both Cargill and ADM are constructing or are planning to construct biodiesel plants, and we expect to compete with them and other plants for feedstock origination. Competition for raw soy oil, animal fats and other feedstock may increase our cost of feedstock and harm our financial performance and the value of your investment. If we are unable to obtain adequate quantities of feedstock at economical prices, investors may lose their entire investment in us.

We may engage in hedging transactions which involve risks that can harm our business.

Once the plant is operational, we will be exposed to market risk from changes in commodity prices.  Exposure to commodity price risk results from our dependence on soybean oil in the biodiesel production process.  We may seek to minimize the risks from fluctuations in the price of soybean oil through the use of hedging instruments.  Hedging means protecting the price at which we buy feedstock and the price at which we will sell our products in the future.  The effectiveness of our hedging strategies is dependent upon the cost of soybean oil and the ability to sell sufficient amounts of our products to use all of the soybean oil for which we have futures contracts.  There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high soybean oil prices. Alternatively, we may choose not to engage in hedging transactions.  As a result, our results of operations and financial conditions may also be adversely affected during periods in which soybean oil prices increase.

Hedging activities themselves can result in costs because price movements in soybean oil contracts are highly volatile and are influenced by many factors that are beyond our control.  There are several variables that could affect the extent to which our derivative instruments are impacted by price fluctuations in the cost of soybean oil.  However, it is likely that commodity cash prices will have the greatest impact on the derivatives instruments with delivery dates nearest the current cash price.  We may incur such costs and they may be significant.

Asian soybean rust and other plant diseases may decrease our ability to obtain a sufficient feedstock supply.

Our feedstock supply is highly dependent upon the availability and price of soybeans. Asian soybean rust is a plant fungus that attacks certain plants including soybean plants. Asian soybean rust is abundant in certain areas of South America, and its presence in the United States was recently confirmed. Left untreated, it can reduce soybean harvests by as much as 80%. Although it can be killed with chemicals, the treatment increases production costs for farmers by approximately 20%. Increases in production costs and reduced soybean supplies could cause the price of soybeans to rise and increase the cost of soybean oil as a feedstock to our plant. Such increase in cost would increase the cost of producing our biodiesel and decrease our revenue from operations.

Our reliance upon third parties for feedstock supply may hinder our ability to profitably produce our biodiesel.

In addition to being dependent upon the availability and price of feedstock supply, we will be dependent on relationships with third parties, including feedstock suppliers. We do not anticipate building a soy crushing facility to supply our own raw soy oil or feedstock. Therefore, we must be successful in establishing feedstock agreements with third parties. To date, we have no binding commitments from anyone to supply our feedstock. We have entered into a risk management and feedstock agency agreement with FCStone in which FCStone will assist us in obtaining our required feedstock. Assuming that we can establish feedstock relationships, our suppliers may terminate those relationships, sell to other buyers, or enter into the biodiesel manufacturing business in competition with us. Our suppliers may not perform their obligations as agreed, and we may be unable to specifically enforce our agreements. Competition for raw soy oil, animal fats and other feedstock may make us unprofitable and result in the complete loss of your investment.  If we are unable to obtain adequate quantities of feedstock at economical prices, you may lose your entire investment in us.

We will be dependent on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

We do not intend to have a sales force of our own to market our biodiesel and glycerin. As such, we expect to contract with a third party to market our biodiesel and glycerin.  We entered into an agreement with Eco-Energy Biodiesel, LLC to market our biodiesel. As a result, we will be dependent on whomever we contract with to market our glycerin.  We have not entered into an agreement with a third party marketer to market our glycerin. There is no assurance that we will be able to enter into a contract with a glycerin broker on acceptable terms. If we do not enter into such agreements and the biodiesel or glycerin broker breaches the contract or does not have the ability for financial or other reasons to market all of the biodiesel and glycerin we produce, we will not have any readily available means to sell our biodiesel and glycerin. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage.  Our failure to sell all of our biodiesel and glycerin may result in less income from sales, reducing our revenue, which could lower the value of your investment.

We do not intend to use a third-party management company to manage the operations of the proposed biodiesel facility and we will be dependent on our ability to recruit qualified production managers and other production personnel to successfully operate the facility.

We do not anticipate hiring a third-party management company to operate our biodiesel facility and intend to hire our own production personnel capable of successfully operating the facility at capacity. However, we may not be able to hire qualified production personnel at reasonable wages, if at all. We expect our biodiesel production facility to utilize Cimbria and Westfalia Separator US production technology. This technology has not been utilized in the United States and therefore it is unlikely that we will be able to hire production personnel with experience in operating a biodiesel plant utilizing the same technology we anticipate installing in our facility. Our inability to hire production personnel with experience or training in the operation of Cimbria and Westfalia Separator US biodiesel production technology may result in our inability to operate the proposed plant at capacity, or at all, which would result in the loss of some or all of your investment.

Cold weather may cause biodiesel to gel, which could have an adverse impact on our ability to successfully market our biodiesel.

The pour point for a fuel is the temperature at which the flow of the fuel stops. A lower pour point means the fuel is more flowable in cold weather. The pour point of 100% soy-based biodiesel is approximately 27ºF to 30ºF. The pour point for tallow-based biodiesel is approximately 61ºF. The pour point for No. 2 petroleum diesel fuel, the non-biodiesel fuel currently used in machines, is approximately -30ºF. When diesel is mixed with soy-based biodiesel to make a 2% biodiesel blend, the pour point is -25ºF. Therefore, we believe we will need to blend soy-based biodiesel and animal fat-based biodiesel with petroleum diesel in order to provide a biodiesel product that will have an acceptable pour point in cold weather. Generally, biodiesel that is used in blends of 2% to 20% is expected to provide an acceptable pour point for colder markets comparable to the No. 2 petroleum diesel pour point. In colder temperatures, lower blends are recommended to avoid fuel system plugging. This may cause the demand for our biodiesel in colder markets to diminish during the colder months.

The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. At low temperatures, fuel may need to be stored in a heated building or heated storage tanks. This may result in a decrease in demand for our product in colder climates due to increased storage costs.

Industry groups have expressed reservations regarding the use of biodiesel, which could negatively impact our ability to market our biodiesel.

Because it is a relatively new product, the research of biodiesel use in automobiles and its effect on the environment is ongoing. Some industry groups, including the World Wide Fuel Charter, have recommended that blends of no more than 5% biodiesel be used for automobile fuel due to concerns about fuel quality, engine performance problems and possible detrimental effects of biodiesel on rubber components and other parts of the engine. Although some manufacturers have encouraged use of biodiesel fuel in their vehicles, cautionary pronouncements by others may impact our ability to market our product.

The trucking industry opposed the imposition of Minnesota's 2% biodiesel requirement, citing concerns regarding fuel expense and lack of infrastructure necessary to implement the requirement. Such concerns may result in opposition to similar proposed legislation in other states in the future and may negatively impact our ability to market our biodiesel.

In addition, studies have shown that nitrogen oxide emissions increase by 10% when pure biodiesel is used. Nitrogen oxide is the chief contributor to ozone or smog. New engine technology is available and is being implemented to eliminate this problem. However, these emissions may decrease the appeal of our product to environmental groups and agencies who have been historic supporters of the biodiesel industry, which may result in our inability to sell our biodiesel.

Competition from other diesel fuel lubricity additives for ultra low sulfur diesel may be a less expensive alternative to our biodiesel, which would cause us to lose market share and reduce the value of your investment.

The Environmental Protection Agency (EPA) has issued regulations to reduce the amount of sulfur in diesel fuel in order to improve air quality.  These regulations affect all diesel fuel that will be made available for retail sale beginning in October 2006.  The removal of sulfur from diesel fuel also reduces its lubricity which must be corrected with fuel additives, such as biodiesel which has inherent lubricating properties.  Our biodiesel plant is expected to compete with producers of other diesel additives made from raw materials other than soybean oil having similar lubricity values as biodiesel, such as petroleum-based lubricity additives. According to the March 2006 edition of Biodiesel Magazine, many major oil companies produce these petroleum-based lubricity additives and strongly favor their use because they may be used in lower concentrations than biodiesel.  In addition, much of the infrastructure in place is for petroleum-based additives. As a result, petroleum-based additives may be more cost-effective than biodiesel.  Therefore, it may be difficult to market our biodiesel as a lubricity additive, which could result in the loss of some or all of your investment.

Concerns about fuel quality may impact our ability to successfully market our biodiesel.

 Industry standards impose quality specifications for biodiesel. Actual or perceived problems with quality control in the industry may lead to a lack of consumer confidence in the product and hinder our ability to successfully market our biodiesel. For example, a batch of biodiesel that failed to meet industry specifications in Minnesota recently resulted in a 10-day emergency variance from the state's 2% biodiesel requirement in order to allow for time to fix the problem. Similar quality control issues could result in a decrease in demand for our product, which could lower the value of our units.

Risks Related to Regulation and Governmental Action

Loss of favorable tax benefits for biodiesel production could hinder our ability to operate at a profit and reduce the value of your investment in us.

Although the biodiesel industry has grown with few state or federal incentives, the incentives that do exist could be repealed at any time.  On October 22, 2004, President Bush signed into law the American Jobs Creation Act of 2004, which created biodiesel tax credits. Although, the biodiesel mixture credit and the biodiesel fuels credit were extended by the Energy Policy Act of 2005, they are now set to expire on December 31, 2008. These tax incentives for the biodiesel industry may not continue, or, if they continue, the incentives may not be at the same level.  The elimination or reduction of tax incentives to the biodiesel industry could reduce the market for biodiesel, which could reduce prices and revenues by making it more costly or difficult to produce and sell biodiesel. This could result in the failure of our business and the potential loss of some or all of your investment.

A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.

We may be subject to extensive air, water and other environmental regulations and may need to obtain a number of environmental permits to construct and operate the plant.  In addition, biodiesel producers are required to satisfy the fuel quality standards of the Environmental Protection Agency. We have not applied for any of these permits, but we anticipate we will do so before beginning construction.  We do not anticipate a problem receiving all required environmental permits.  However, if for any reason we are unable to obtain any of these permits, construction costs for the plant may increase or we may not be able to construct the plant at all.  Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively.  Consequently, even if we have the proper permits at the proper time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and result in the loss of some or all of your investment.

We anticipate that our facility will be considered a minor source of regulated air pollutants, and therefore not subject to Title V or Maximum Achievable Control Technology (MACT) Standards. If we are required to obtain and maintain a Title V permit, we must find a skilled engineer to work for us to ensure our compliance with Title V and will incur additional engineering expenses. If we are unable to find a skilled engineer to employ, we will be required to hire an engineering firm to ensure our compliance with Title V at a greater expense.

Risks Related to the Units

There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.

The per unit purchase price has been determined by us without independent valuation of the units.  We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria.  We did not obtain an independent appraisal opinion on the valuation of the units.  The units may have a value significantly less than the offering prices, and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.

There is currently no established public trading market for our units, and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.

Investors in this offering will experience immediate and substantial dilution as a result of this offering.

Our founding members and seed capital investors paid substantially less per unit for our membership units than the current public offering price. In addition, our founding members paid less per unit than our seed capital investors and the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (17,600) at the public offering price of $1,000 per unit, you will incur immediate dilution of $140.39 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (30,000) at the public offering price of $1,000 per unit, you will incur immediate dilution of $86.28 in the net tangible book value per unit if you purchase units in this offering.

We have placed significant restrictions on transferability of the units, limiting an investor's ability to withdraw from the company.

The units are subject to substantial transfer restrictions pursuant to our Amended and Restated Operating Agreement and applicable tax and securities laws. Our Amended and Restated Operating Agreement provides that units may not be transferred prior to the date on which substantial operations of our facilities commence, except by operation of law or certain estate planning transfers without consideration. Following the date upon which substantial operations of our facilities commence, units may only be transferred if the transfer has been approved by our directors or the transfer is made to any other member or to any affiliate or related party of another member or the transferring member. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time.

There is no assurance that an investor will receive cash distributions which means an investor could receive little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our Amended and Restated Operating Agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See "DESCRIPTION OF MEMBERSHIP UNITS." Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the construction of additional plants. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.

These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.

The units are unsecured equity interests in Southern Iowa BioEnergy LLC and are subordinate in right of payment to all our current and future debts. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to our unit holders. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to our unit holders.

Risks Related to Tax Issues

EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

Internal Revenue Service (IRS) classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.

We are an Iowa limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units.  However, if for any reason the IRS determines that we should be taxed as a corporation rather than as a partnership, we will be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit will be reflected only on our tax returns and will not be passed through to the holders of the units.  If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends will not be deductible by us, thus resulting in double taxation of our earnings and profits.  See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS - Partnership Status."  If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our unit holders.

The IRS may classify your investment as passive activity income, resulting in your inability to deduct losses associated with your investment.

If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the IRS will classify your interest in us as a passive activity. If an investor is either an individual or a closely-held corporation, and if the investor's interest is deemed to be "passive activity," then the investor's allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities.  Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years.  These rules could restrict an investor's ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor's units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.

Investors will pay tax on their allocated shares of our taxable income.  An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor.  Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations.  Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

An IRS audit could result in adjustments to the Company's allocations of income, gain, loss and deduction causing additional tax liability to our members.

The IRS may audit the income tax returns of the Company and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging the Company's allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor's tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

If 5% or more of our units are held by pass through entities such as limited liability companies or partnerships we may need to change our tax year.

The IRS requires companies in which 5% or more of their ownership is held by pass through entities, such as limited liability companies or partnerships, to have a calendar tax year. We do not currently have a calendar tax year. Therefore, if we meet the 5% threshold, we may have to change our tax year.

Risks Related to Conflicts of Interest

We will have no independent directors which means that the agreements we enter into may not be negotiated on as favorable terms as they might have been if we had independent directors.

The board of directors will not have independent directors as defined by the North American Securities Administrators Association (NASAA). The NASAA definition of independent director provides that any director who has helped promote, develop or found a company such as ours is not independent. Accordingly, independent directors have not and will not approve the contracts with Ball, Bratney, and FCStone, since there are no independent directors at this time. The directors have an adverse interest to that of Ball, Bratney and FCStone, because of the directors' investment interest in the plant. Therefore, because the directors' investment interest is directly adverse to the interest of Ball, Bratney and FCStone, we believe their adverse interest constitutes sufficient protection to justify the lack of independence.

Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.

Since our project is currently managed by a board of directors rather than a professional management group, the devotion of the directors' time to the project is critical. However, the directors and officers have other management responsibilities and business interests apart from our project. As a result, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities and our business may suffer as a result. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, purchase a substantial percentage of our units sufficient to substantially influence our business and management.

We may have conflicts of interest with Ball, which may cause difficulty in enforcing claims against Ball or Bratney to put their financial interests ahead of ours.

We expect that one or more employees or associates of Ball will advise our directors in the construction, and operations of our facility.  Due to the extensive roles that Ball and Bratney will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Ball or Bratney.  Such conflicts of interest may reduce our profitability and the value of our units and could result in reduced distributions to investors.

Ball and Bratney, or their affiliates, may also have conflicts of interest because employees or agents of Ball or Bratney, or their affiliates, are involved as owners, creditors and in other capacities with other biodiesel plants in the United States.  We cannot require Ball and Bratney to devote their full time or attention to our activities.  Ball or Bratney may put their own interests or competitors' interests ahead of ours. As a result, Ball and Bratney may have conflicts of interest in allocating personnel, materials and other resources to our biodiesel plant.

We do not have a formal policy for handling conflicts of interest that may arise as a result of our directors' relationship with other biodiesel plants and entities with which we may do business, which may negatively impact your investment.

While we expect to fully disclose all conflicts of interest that may arise in our business transactions as a result of our directors' existing relationships with other biodiesel plants and entities with which we may do business, we do not have a formal policy in place for handling such conflicts of interest should they arise in any business transaction. Thus, our directors will not be bound by any formal procedures for handling such conflicts of interest, you should not purchase units unless you are willing to entrust all aspects of management of our project throughout this development phase to our board of directors.

FORWARD LOOKING STATEMENTS

Throughout this prospectus, we make "forward-looking statements" that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as "may," "should," "plan," "future," "intend," "could," "estimate," "predict," "hope," "potential," "continue," "believe," "expect" or "anticipate" or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings "MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS," "PLAN OF DISTRIBUTION," "RISK FACTORS," "USE OF PROCEEDS" and "DESCRIPTION OF BUSINESS," but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:

•
the effectiveness of our rescission offer to preclude certain holders of our membership units from seeking relief for alleged violations of securities laws in connection with securities issued in our initial public offering;

•	the availability and adequacy of our cash flow to meet our requirements, including repayment of loans;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the biodiesel, agricultural or energy industries;

•	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the biodiesel industry;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled "RISK FACTORS" or elsewhere in this prospectus.

You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.

DETERMINATION OF OFFERING PRICE

There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements to complete the project based upon information we received from our anticipated design-builder Ball, and not based on perceived market value, book value, or other established criteria. Once we received our estimated project costs, we determined that between 30% and 50% of the total project cost is the amount of capital we would need to raise in this offering based upon the debt to equity ratios lenders typically require in projects similar to ours. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of sales to our founding members and our recent private placement offering price in determining an appropriate public offering price per unit. Although we believe the information we have utilized in determining our offering price provides a reasonable basis for our offering price, our offering price was not determined based upon an independent valuation of our units or any scientific criteria for determining the value and price of the units. Therefore, the units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

DILUTION

An investor purchasing units in this offering will receive units diluted by the prior purchase of units by our founding members and purchasers during our seed capital offering.  We have sold units to our founding members and seed capital investors at prices substantially below the price at which we are currently selling units.  The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have used and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes.  We intend to use any remaining balance for the same purposes as those of this offering.

As of May 31, 2007, we had a total of 2,172 units outstanding. The following chart sets forth the units issued since our inception through May 10, 2007:

Issuance Event	Number of Units Issued
Founding Members’ Private Placement	518
Seed Capital Private Placement	1,654
TOTAL:	2,172

As of April 30, 2007, we had 518 outstanding units, which were sold to our founding members for $333.33 per unit and 1,654 outstanding units, which were sold to our seed capital investors for $500 per unit. The units, as of April 30, 2007, had a net tangible book value deficit of ($603,828) or ($278.01) per unit.  The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding.  The offering price of $1,000 per unit for the offering substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $1,137.61 per unit in the pro forma net tangible book value of their units if the minimum number of units is sold at a price of $1,000 per unit after offering expenses, and an increase of at least $1,191.72 per unit if the maximum number of units is sold at a price of $1,000 per unit, after offering expenses.  Purchasers of units in this offering will realize an immediate decrease of at least $140.39 per unit in the net tangible book value of their units if the minimum number of units is sold at a price of $1,000 per unit, after offering expenses, and a decrease of at least $86.28 per unit, after offering expenses, if the maximum number of units is sold at a price of $1,000 per unit.

The following table illustrates the increase to existing unit holders and the dilution to purchasers in this offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after April 30, 2007.

	Minimum	Maximum
• Pro forma net tangible book value per unit at April 30, 2007	$(278.01)	$(278.01)
• Increase in pro forma net tangible book value per unit attributable to the sale of 17,600 (minimum) and 30,000 (maximum) units at $1,000 per unit(1).	$1,137.61	$1,191.72
• Proforma net tangible book value per unit at April 30, 2007, as adjusted for the sale of units	$859.61	$913.27
• Dilution per unit to new investors in this offering	$140.39	$86.28

(1) The minimum and maximum number of units is circumscribed by the minimum offering amount of $17,600,000 and maximum offering amount of $30,000,000 and prior to offering expenses incurred after April 30, 2007.

We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest.  The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor's units.

CAPITALIZATION

We have issued a total of 518 units to our founding members at a price of $333.33 per unit and 1,654 units to our seed capital investors at a price of $500 per unit, for total unit proceeds of $999,665. If the minimum offering of $17,600,000 is attained, we will have raised total membership proceeds of $18,599,665 at the end of this offering, prior to offering expenses. If the maximum offering of $30,000,000 is attained, we will have raised total membership proceeds of $30,995,665 at the end of this offering, prior to offering expenses.

Capitalization Table

The following table sets forth our capitalization at January 31, 2007 and our expected capitalization following this offering:

	Actual	Pro Forma(1)
	(Unaudited)	Minimum	Maximum

Unit holders' equity: Equity Contributions	956,164	18,556,164	30,956,164
Accumulated deficit	(1,026,288)	(1,026,288)	(1,026,288)
Total Unit holder's equity (deficit)	(70,124)	17,529,876	29,929,876
Total Capitalization(2)	$(70,124)	17,529,876	29,929,876

(1) As adjusted to reflect the receipt of gross proceeds from this offering prior to deducting offering expenses and prior to securing a debt financing commitment.

(2) In order to fully capitalize the project, we will also need to obtain debt financing ranging from approximately $31,000,335 to $43,400,335 less any grants and/or tax increment financing we are awarded. Our estimated long-term debt requirements are based upon our project consultants' past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar biodiesel plants.

Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.

With respect to the exemption from registration of issuance of securities claimed under Rule 504 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser's own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend would be placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DISTRIBUTION POLICY

We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed biodiesel plant is operational, which is expected to occur approximately 16 to 18 months after we close the offering. After operation of the proposed biodiesel plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute "net cash flow" to our unit holders in proportion to the units that each unit holder holds relative to the total number of units outstanding. "Net cash flow," means our gross cash proceeds less any portion, as determined by the board of directors in its sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders, including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt and thereafter.

SELECTED FINANCIAL DATA

The following table summarizes important financial information from our October 31, 2006 audited financial statements and April 30, 2007 unaudited financial statements.  You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

	Twelve Months Ended October 31, 2006 (Audited)	From Inception (January 26, 2005) to October 31, 2006 (Audited)	From Inception (January 26, 2005) through April 30, 2007 (Unaudited)

Statement of Operations Data:
Revenue	$—	$—	$—
Operating expenses:	537,439	769,898	980,596
Other Income (Expense)
Grant Income	101,000	131,000	131,000
Other Income	271	271	25,294
Interest Income	13,143	17,377	21,001
Interest Expense	(55,382)	(55,382)	(222,987)
Total Other Income	59,032	93,266	(45,692)

Net Loss	(478,407)	$(676,632)	(1,026,288)

	October 31, 2006	April 30, 2007
	(Audited)	(Unaudited)
Balance Sheet Data:
Assets:
Cash and Cash Equivalents	$60,107	$130,203
Prepaid Expenses	14,540	4,105
Property and Equipment
Land	190,000	190,000
Furniture and Office Equipment	10,887	10,887
Vehicles	7,800	—
Construction in Process	2,036,627	368,012
Accumulated Depreciation	(2,915)	(3,658)
Net Property and Equipment	2,242,399	565,241
Other Assets
Construction Contract Retainer	347,070	—
Deferred offering costs	422,851	520,418
Deferred Financing Costs	53,572	13,268
Land Option	15,000	15,000
Total Assets	$3,155,539	$1,248,253

Liabilities and members' equity:
Total liabilities	$2,846,007	$288,377
Total notes payable	30,000	30,000
Total members’ equity	279,532	(70,124)

Total liabilities and members' equity	$3,155,539	$1,248,253

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

We were formed as an Iowa limited liability company on January 26, 2005, for the purpose of constructing and operating a plant to produce biodiesel and its co-products near Lamoni, Iowa in southern Iowa. We do not expect to generate any revenue until the plant is completely constructed and operational.

We have entered into a lease agreement with Robert D. and Greta M. Pierce for a temporary office location at 115 South Linden Street, Lamoni, Iowa 50140. Under the terms of the lease, we pay Robert D. and Greta M. Pierce $300 per month. The lease commenced on September 15, 2005 and terminated on August 15, 2006. Since that time, we have continued the lease on the same terms on a month to month basis.

We purchased 13 acres of land under an installment real estate contract with Jack Cooley, one of our directors, for our biodiesel facility for $130,000. Under the terms of the installment real estate contract, we paid Mr. Cooley $30,000 upon execution of the agreement and the balance of the purchase price ($100,000) on October 3, 2005. In addition, we entered into an installment agreement with Fonda Brodsack to purchase 20 additional acres for our biodiesel facility adjacent to the property purchased from Mr. Cooley. Under the terms of the installment agreement with Ms. Brodsack, we will pay $60,000 for the land. We paid $10,000 at closing and the remaining balance shall be paid over three years with interest at 8%. Our final payment is due in August 2008. This is the property where we previously intended to construct our transloading facility. Our board of directors may continue to identify other potential sites and reserves the right to choose different site locations in its sole discretion.

We are currently in negotiations with Burlington Northern Santa Fe ("BNSF") regarding upgrades to BNSF's rail spur adjacent to our proposed site. We may not be successful in these negotiations, and no definitive agreement with BNSF has been entered into. In addition, we intend to have Ball construct load-in load-out track as part of plant construction.

We expect the project will cost approximately $62,000,000 to complete based upon discussions with Ball, our anticipated design-build contractor. Our Interim Agreement with Ball does not establish a fixed contract price for construction of the plant. Based on our discussions with Ball, we have estimated the cost of the structure and equipment for the plant at $41,375,000 with an additional $20,625,000 in other capital expenditures, start-up costs, working capital and construction period interest. There is no guarantee that we will be able to enter into a definitive agreement with Ball to design and build the biodiesel plant at the estimated price or at all. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. These changes may be significant. Accordingly, we have budgeted $7,750,000 in construction contingency to help offset any increases in our costs of construction. However, it is unknown whether this contingency will be sufficient to offset any increased cost.

Except for the Interim Agreement with Ball, we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plant. We anticipate we will enter into a definitive design-build agreement with Ball to design and build the biodiesel plant when we have received the minimum amount of funds necessary to break escrow and have received a debt financing commitment sufficient to carry out our business plan. However, there is no guarantee that such an agreement can be reached or that the terms of any agreement will be favorable to us. Our board reserves the right to change the design builder, in its sole discretion, for any reason.

We estimate that it will take 16 to 18 months from closing the offering to complete the construction of the plant and begin operations. We plan to begin dirt work and preparation of our site for construction in late summer 2007.

We anticipate raising a minimum of $17,600,000 and a maximum of $30,000,000 through this offering. We anticipate the substantial remaining balance of funding needed to construct and operate the plant to come from debt financing. The amount of debt financing necessary to complete the project will be reduced proportionately by any grant proceeds or other incentives we receive.

We are still in the development phase, and until the proposed biodiesel plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the biodiesel plant is operational.

Plan of Operations Until Start-Up of Biodiesel Plant

We are an Iowa limited liability company originally organized on January 26, 2005 by filing our Articles of Organization with the Iowa Secretary of State. We amended our Articles of Organization by filing our Amended and Restated Articles of Organization with the Iowa Secretary of State of April 15, 2005.

We are a development-stage company with no prior operating history. We raised $999,665 from our founding members and from a seed capital offering. Out of this money we financed our seed capital offering, paid Ascendent Partners $35,000 to do a formal feasibility study for a potential site in Lamoni, Iowa which we do not intend to use; paid REG, Inc. $50,000 for its services; entered into a real estate contract with Jack Cooley, one of our directors, for $130,000; entered into a real estate contract with Fonda Brodsack in which a down payment of $10,000 was made; and entered into an option agreement with Graceland University for which we paid $15,000. In addition, we utilized our seed capital for development costs including office staff, travel and communication costs, office equipment, legal fees, accounting fees and other miscellaneous fees. Additionally, we used these funds to defray the development costs, office expenses, marketing expense, legal expense, accounting, and other consulting fees.

On September 7, 2005 we entered into an agreement with Renewable Energy Group, Inc. ("REG, Inc.") of Ralston, Iowa for design development services under which we paid REG, Inc. $50,000. Subsequently, On October 8, 2006, we entered into a pre-construction services agreement under which we paid REG, Inc. $2,200,000 to complete certain engineering and pre-construction services for a proposed plant in Lamoni, Iowa. In April 2007, we terminated our arrangement with REG, Inc. Upon termination of our agreement with REG, Inc., REG, Inc. refunded approximately $1,657,310 to us. We may receive an additional refund of $368,012 from REG, Inc. if REG, Inc. is able to place previously purchased material with another project; however we can make no assurances that we will receive that additional refund.

On October 4, 2006, we entered into a loan agreement with Great Western Bank, under which we obtained a $2,200,000 nondisclosable draw down line of credit loan. We granted Great Western Bank a security interest in all our real property located in Clarke County, Iowa and five of our directors executed personal guarantees in order to secure the line of credit. We were required to pay the loan with interest at a rate of 12% per annum on the unpaid outstanding principal balance no later than April 17, 2007. We used the $2,200,000 line of credit to make a payment to REG, Inc. for pre-construction services. We used part of the refund from REG, Inc. to pay down the balance of the note and as of April 17, 2007, we had an outstanding balance of $685,000. On April 17, 2007, we extended the date upon which the outstanding principal balance is due to Great Western to August 17, 2007 and the interest rate was decreased to 10.24% per annum.

We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. Our business plan has been developed to provide flexibility in realizing the successful completion of our project. As such, certain elements of the design are optional and will be included in the project if funding is sufficient and such elements are deemed to be in the best interest of our project. In addition, we expect our seed capital proceeds and line of credit from Great Western Bank to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need between $31,000,335 and $43,400,335 to complete the project, depending upon the amount of equity raised in this offering and based thereon, the nature of the facility we anticipate building.

We continually update our business plan. The following schedule lists the steps we expect to take in the capitalization; site acquisition and development; and plant construction and start-up:

June - July 2007

•	Update business plan;

•	Preliminary contact with lenders for debt financing;

•	Complete agreements for water, electricity, gas and sewer services;

•	Continue discussions with BSNF Railway for the rail access at our biodiesel facility in Osceola, Iowa;

•	Enter into a technology license agreement with Bratney; and

•	Execute a definitive design-build agreement with Ball.

We currently have the funds available to complete the above items from our seed capital offering proceeds and line of credit. Agreements are being negotiated for water, electricity, and gas. Easements have been acquired and cost estimates made for the provision of these utilities.

August - October 2007

•	Obtain construction and environmental permits;

•	Enter into construction contracts with contractors as approved by Ball;

•	Recruit and retain first key employees;

•	Secure debt financing; and

•	Continue developing business procedures and capabilities.

Funding for our key initiatives in this quarter are dependent upon on the successful completion of this offering and securing debt financing for our project. Assuming successful completion of this offering, we anticipate beginning site preparation and basic concrete work. Delays in construction materials, such as steel, may delay our construction schedule. We have not obtained construction and environmental permits. Any delay in obtaining these permits could significantly delay our construction schedule.

November 2007 - January 2008

•	Begin construction of plant;

•	Schedule and provide for utility hook-ups; and

•	Provide appropriate public information.

Funding for this phase is dependent upon obtaining sufficient equity funding in this offering and debt financing. We anticipate that Ball will continue to provide design drawings and we will undertake such construction as we are able under their supervision. We expect that the utility extensions will be constructed during this period. If construction is delayed, the acquisition of feedstocks, methanol, and chemicals may also be delayed.

February - April 2008

•	Continue construction of plant;

•	Complete utility hook-ups;

•	Recruit, acquire, and train staff as needed;

•	Provide appropriate public information;

•	Begin testing plant components;

•	Review feedstock markets with FCStone;

•	Review markets with Eco-Energy Biodiesel, LLC; and

•	Equip lab and train staff for quality testing.

The funding for this quarter is dependent upon obtaining sufficient equity funding in this offering and sufficient debt financing to carry out our business plan. During this quarter, we expect construction to continue and the utilities to be connected to the plant. In addition, and depending upon how complete the construction is, we anticipate the first employees being hired for the plant and training of the employees to begin. We also anticipate, in this quarter, that feedstock and chemical supplies will be located and pre-marketing of our products will begin.

May - July 2008

•	Complete testing of processes and do first pilot run;

•	Recruit and train the balance of staff needed;

•	Bring in supplies of oil and chemicals; and

•	Begin production and shipment of product to customer.

The funding for this phase is dependent upon obtaining sufficient equity funding in this offering and obtaining sufficient debt financing to carry out our business plan.

Project capitalization

We raised $999,665 from our founding members and in our seed capital offering. We will not close our current offering until we have raised the minimum offering amount of $17,600,000. We have until [180 days form the effective date of this post-effective amendment] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [180 days form the effective date of this post-effective amendment], we may decide to continue selling units until we sell the maximum number of units or [180 days form the effective date of this post-effective amendment], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [180 days form the effective date of this post-effective amendment], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $17,600,000 or more and we secure a written debt financing commitment of at least $31,000,335, depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. While we have had preliminary contact with potential lenders, we have not entered into any loan agreements for the project. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•
return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Ball, and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.

We also do not expect to hold the equity funds indefinitely in an interest-bearing account while we seek another debt financing source, because it is possible that Ball would not be willing to renew its letter of intent with us until we had secured a debt financing source. If we failed to find a new debt financing source and Ball refused a renewal or extension of its interim agreement with us, we would expect to return your investment with any accrued interest after deducting escrow expenses and fees. Please refer to the section of the prospectus entitled, "RISK FACTORS - Risks Related to Our Financing Plan," for a discussion of the risks involved in project capitalization.

On June 11, 2007 we entered into an agreement with Ascendant Financial Partners, LLC ("AFP") to assist us with obtaining debt financing. Pursuant to the agreement, AFP will use its best efforts to place debt captial for the project, including identifying debt capital sources, discussing the project with debt captial sources, assisting with structuring and negotiating the debt and closing the debt transaction. In exchange for AFP's services, we will pay AFP 1.5% of the amount of debt captial, regardless of the source, amount or type of debt capital received or whether the debt is sourced by AFP or any other party. The fees shall be paid upon the financial close of the project. The agreement continues until debt financing is obtained or until either party elects to terminate the agreement upon 30 days written notice to the other party.

Site acquisition and development

During and after the offering, we expect to continue working principally on the preliminary design and development of our proposed biodiesel plant, the acquisition and development of the proposed plant site in Osceola, Iowa in Clarke County, obtaining the necessary construction permits, beginning dirt work on the proposed site, identifying potential sources of debt financing and negotiating the feedstock procurement, biodiesel and glycerin marketing, utility and other contracts. For more information about our potential plant site, please refer to “DESCRIPTION OF BUSINESS - Proposed Project Location - Proximity to Markets.” We reserve the right, in the sole discretion of our board of directors, to select the site for the plant. We plan to fund these activities and initiatives using our cash balances. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations. If we discontinue operations prior to successfully closing this offering, we will return your investment, plus accrued interest.

Plant construction and start-up of plant operations

We expect to complete construction of the proposed plant and commence operations approximately 16 to 18 months after closing the offering. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary water, natural gas and other power sources, feedstock procurement agreements and marketing agreements for biodiesel and glycerin. Assuming the successful completion of this offering and our obtaining necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational.

On May 17, 2007, we entered into an interim agreement with Ball. The interim agreement is to remain in effect until the design-build agreement is finalized and executed, or August 1, 2007, whichever occurs first. The interim agreement intended to establish a baseline from which Ball and SIBE can execute a definitive agreement under which Ball will act as our Engineering, Procurement and Construction Contractor and will coordinate all design, construction and commissioning services for a 30 million gallon per year biodiesel plant in Osceola, Iowa. We anticipate that Ball will act as our key contractor and directly manage other key subcontractors. We will pay Ball $750,000 for services under the interim agreement. If we terminate the interim agreement, Ball will refund the down payment less expenses incurred and fees earned by Ball. If Ball terminates this interim agreement, Ball will refund the down payment to SIBE.

On May 30, 2007, we entered into a risk management and feedstock agency agreement with FCStone, LLC in which FCStone will provide us with risk management and feedstock purchasing agent services. FCStone will provide us with consulting services related to the implementation of a risk management program. In exchange for FCStone’s risk management and feedstock agency services, we will pay FCStone a service fee of Four Hundred Fifty Thousand Dollars ($450,000) per year, payable in advance in equal monthly installments of Thirty-Seven Thousand Five Hundred Dollars ($37,500), due on the first day of each month after operations begin. The initial term of the feedstock agency agreement is 3 years and will automatically renew for 1 year terms thereafter, unless either party gives written notice of non-renewal to the other party not less than 90 days prior to the end of the current term. In addition, either party may terminate the feedstock agency agreement for material breach upon 90 days notice to the other party.

On June 6, 2007, we entered into a biodiesel marketing agreement with Eco-Energy Biodiesel, LLC ("Eco") in which Eco will market our biodiesel and glycerin. We expect Eco to purchase and market all of the biodiesel we produce at our plant. In addition, Eco will provide us with analysis of biodiesel supply and demand; market access to distribution channels developed by Eco; analysis and audit of biodiesel customers, including creditworthiness; marketing specialists and sales representatives to attain and establish sales opportunities and relationships for the facility’s products; transportation and logistics for biodiesel shipments; and invoicing and accounts receivable management. The initial term of the agreement is 3 years which will automatically be renewed unless we give Eco 4 months written notice prior to the end of the initial term of our intent not to renew. We will pay a fee of 1% of the net purchase price per gallon of biodiesel for services of Eco and materials provided. In addition, we will pay a marketing fee of $0.015 per net gallon of biodiesel , payable monthly on actual gallons shipped.

We are in the process of negotiating and finalizing agreements for water, electricity, gas and sewer services. A boiler that uses a variety of fuels including solids is being considered and may reduce the energy costs for the plant materially. Rates for water and electricity have been negotiated. Gas will be contracted for with appropriate risk management, and current rates for the transmission of gas appear favorable. We believe that the Osceola sewer system has the capacity to handle the volume of sewage the plant will produce. A biodiegester may be needed if current testing requires reducing the biologicals in the sewer to acceptable levels.

We do not anticipate hiring a third-party management company to operate our biodiesel facility. Rather, we intend to hire our own production personnel capable of successfully operating the facility at capacity. However, we may not be able to hire qualified production personnel at reasonable wages, if at all. We expect our biodiesel production facility to utilize Cimbria and Westfalia Separator US production technology. This technology has not been utilized in the United States and therefore it is unlikely that we will be able to hire production personnel with experience in operating a biodiesel plant utilizing the same technology we anticipate installing in our facility. Our inability to hire production personnel with experience or training in the operation of Cimbria and Westfalia Separator US biodiesel production technology may result in our inability to operate the proposed plant at capacity, or at all, which would result in the loss of some or all of your investment.

Employees

We currently have one full-time employee. We expect to hire approximately 28 full-time employees as needed as we begin plant operations.

Private Placement to Raise Seed Capital

In April, 2005 we sold 518 of our membership units to our founding members at a price of $333.33 per unit; and in August, 2005, we sold a total of 1,654 of our membership units to our seed capital investors at a price of $500 per unit; and we received aggregate proceeds from these sales of $999,665. We determined the offering price per unit of $333.33 to our founding members and $500 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. All of these proceeds were immediately at-risk at the time of investment. We increased the public offering price per unit based upon the differences in risk and the development stage of our project at the time of investment.

Trends and Uncertainties That May Affect Management's Plan of Operation

If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of feedstock from which our biodiesel and glycerin will be processed; dependence on our biodiesel marketer and glycerin marketer to market and distribute our products; the competitive nature of the biodiesel industry; possible legislation at the federal, state and/or local level; changes in federal tax incentives and the cost of complying with extensive environmental laws that regulate our industry.

Growth and Increased Competition in the Biodiesel Industry

According to the National Biodiesel Board, the biodiesel manufacturing industry is experiencing rapid growth. In 2006, approximately 250 million gallons of biodiesel were produced in the United States. According to the National Biodiesel Board, the 2006 biodiesel production was almost three times higher than biodiesel production in 2005. However, many of biodiesel plants do not operate at full capacity. The National Biodiesel Board estimates the current dedicated biodiesel production capacity of these plants is approximately 864.4 million gallons per year. Further, current plant construction and expansion are expected to result in another 1.7 billion gallons of annual biodiesel production capacity, for total annual production capacity of 2.6 billion gallons. In contrast, the estimated annual consumption of biodiesel in 2005 was 75 million gallons. Thus the estimated annual production capacity of plants currently under construction far exceeds the current estimated annual consumption of biodiesel. In a study prepared for the National Biodiesel Board, LECG, LLC predicts that the national demand for biodiesel fuel will increase to only 650 million gallons by 2015, far below the expected production capacity. LECG, LLC was formed by faculty from the University of California at Berkeley to provide independent testimony, authoritative studies and advisory services to inform business, regulatory, and judicial decision makes and help resolve commercial disputes. If biodiesel production capacity continues to expand at its current pace, and demand does not grow to meet the available supply, excess production capacity will result, and we may be unable to sell our biodiesel profitably.

Excess capacity in the biodiesel industry may lead to increased competition for inputs and decreased market prices for biodiesel. Biodiesel production at our plant will require significant amounts of soybean oil and other inputs. We do not have any long-term commitments to acquire soybean oil and other inputs for biodiesel production at our plant. If overproduction of biodiesel occurs, we will face increased competition for inputs which means we may be either unable to acquire the inputs that we need or unable to acquire them at reasonable prices. In addition, if excess capacity occurs, we may also be unable to market our products at profitable prices. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Any decrease in the price at which we can sell our biodiesel will negatively impact our future revenues. Increased expenses and decreased sales prices for biodiesel may result may result in less income, which would decrease our revenues and result in the loss of some or all of your investment.

Commodity groups in the Midwest and the enactment of favorable federal and state legislation have encouraged the construction of biodiesel plants, and there are numerous other entities considering the construction of biodiesel plants. The biodiesel industry may become more competitive given the substantial construction and expansion that is occurring in the industry. In June 2007, the National Biodiesel Board estimated there were 148 active plants producing an estimated 1.39 billion gallons annually. Another 95 plants are currently under construction and an additional five plants are expanding their existing operations. The additional combined capacity of these plants under construction is estimated at 1.89 billion gallons per year. Biodiesel plants are operating or have been proposed in at least 41 states.

Currently, there are at least eleven active biodiesel plants in Iowa. REG, Inc. located in Ralston, Iowa produces biodiesel primarily from feedstock produced at its soybean crushing facility and has an annual production capacity of 12 million gallons of biodiesel. AGP in Sergeant Bluff produces biodiesel from refined bleached and deodorized soybean oil produced at its solvent extraction processing plant in Eagle Grove, Iowa and has an annual production capacity of 30 million gallons of biodiesel. Soy Solutions located in Milford, Iowa is a "stand-alone" facility that purchases soybean oil from the market. The facility produces less than 3 million gallons annually, and utilizes virgin soybean oil as its sole feedstock. Western Iowa Energy, LLC located in Wall Lake, Iowa, is a 30 million gallon plant built by REG, Inc. and began production in the summer of 2006 and is capable of utilizing vegetable oils and animal fats as feedstock. Cargill, located in Iowa Falls, Iowa, is capable of producing 37.5 million gallons of biodiesel annually. Sioux Biochemical, Inc. located in Sioux Center, Iowa, is a multi feedstock facility. Riksch BioFuels, LLC located in Crawfordsville, Iowa, is a multi feedstock facility and has an annual production capacity of 10 million gallons. Tri-City Energy located in Keokuk, Iowa, has an annual production capacity of 5 million gallons. Clinton County BioEnergy, located in Clinton, Iowa, is capable of producing 10 million gallons of biodiesel per year utilizing soy oil as its only feedstock. Central Iowa Energy, LLC, a 30 million gallon plant built by REG, Inc. in Newton, Iowa, began production in the spring of 2007 and is capable of utilizing vegetable oils and animal fats as feedstock. Iowa Renewable Energy, LLC, a 30 million gallon plant in Washington, Iowa, began production in the summer of 2007 and is capable of utilizing vegetable oils and animal fats as feedstock.

Investors should understand that we face a competitive challenge from biodiesel plants owned and operated by the companies that supply our inputs. As noted above, Cargill, Inc., a large supplier of soybean oil, completed construction of a 37.5 million gallon plant in Iowa Falls in May 2006; and ADM, another large supplier of soybean oil, plans to construct an 85 million gallon plant in North Dakota. The National Biodiesel Board estimates that production capacity could increase by 714 million gallons between April 2006 and October 2007. Demand may not rise to meet the increase in supply, and increased production of biodiesel may lead to lower prices. We may generate less income as a result, which would decrease our revenues.

Competition from other sources of fuel may adversely affect our ability to market our biodiesel.

Although the price of diesel fuel has increased over the last several years and continues to rise, diesel fuel prices per gallon remain at levels below or equal to the price of biodiesel. In addition, other more cost-efficient domestic alternative fuels may be developed and displace biodiesel as an environmentally-friendly alternative. If diesel prices do not continue to increase or a new fuel is developed to compete with biodiesel, it may be difficult to market our biodiesel, which could result in the loss of some or all of your investment.

Growth and Expansion of Infrastructure

Growth in the sale and distribution of biodiesel is dependent on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions. Substantial development of infrastructure will be required by persons and entities outside our control for our operations, and the biodiesel industry generally, to grow. Areas requiring expansion include, but are not limited to, (1) additional rail capacity; (2) additional storage facilities for biodiesel; (3) increases in truck fleets capable of transporting biodiesel within localized markets; (4) expansion in refining and blending facilities to handle biodiesel; and (5) growth in service stations equipped to handle biodiesel. Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our results of operations or financial position. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business.

Changes in Legislation and Supports

We also expect to benefit from federal and state ethanol supports and tax incentives. Changes to these supports or incentives could significantly impact demand for biodiesel. The most significant are the Volumetric Ethanol Excise Tax Credit (“VEETC”) and the Renewable Fuels Standard (“RFS”). The VEETC creates a tax credit of $1.00 per gallon for biodiesel made from virgin oils derived from agricultural products and animal fats and a tax credit of $0.50 per gallon for biodiesel made from agricultural products and animal fats. VEETC is intended to streamline the use of biodiesel and encourage petroleum blenders to blend biodiesel. The RFS required refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. However, the mandate of the RFS is expected to be met by the blending of ethanol and thus will have a much smaller impact on the biodiesel industry. See "BIODIESEL INDUSTRY - Federal Biodiesel Supports."

Liquidity and Capital Resources

As of April 30, 2007, we had total assets of $1,248,253 consisting primarily of construction in process. As of April 30, 2007, we had current liabilities of $1,288,377 consisting primarily of our operating line of credit, current maturities of notes payable and accounts payable. Since our inception through April 30, 2007, we have an accumulated deficit of $1,026,288, primarily due to start-up business costs. Total liabilities and members’ equity as of April 30, 2007, was $1,248,253. Since our inception, we have generated no revenue from operations.

Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $62,000,000. We raised $999,665 from our founding members and in our seed capital offering. In addition, we are seeking to raise a minimum of $17,600,000 and a maximum of $30,000,000 of equity in this offering. Including the $999,665 we raised from our founding members and in our seed capital offering and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from $31,000,335 to $43,400,335.

Equity Financing

We are seeking to raise a minimum of $17,600,000 and a maximum of $30,000,000 of equity in this offering. We have already raised $999,665 of equity capital in previous private placements to our founding members and seed capital investors.

Debt Financing

Depending on the level of equity raised in this offering and the amount of any grants awarded to us, we expect to require debt financing ranging from approximately a minimum of $31,000,335 to a maximum of $43,400,335 to fully capitalize the project. We estimate the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering and the $999,665 we raised as seed capital from the estimated total project cost.

We hope to attract the senior bank loan from a major bank, perhaps with participating loans from other banks, to construct the proposed biodiesel plant. We expect the senior loan will be a construction loan secured by all of our real property, and our receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender. However, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could have less favorable terms and could require us, among other things, to issue warrants. Such less favorable terms or the issuance of warrants could reduce the value of our units.

We do not have contracts or commitments with any bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders, however; we have not signed any commitment or contract for debt financing. Completion of the project is entirely dependent on our ability to attract these loans and close on this offering.  If we do not secure a written debt financing commitment for a range from a minimum of $31,000,335 to a maximum of $43,400,335 before the termination of the offering, we will promptly return your investment with accrued nominal interest, less a deduction for escrow agent fees. If we issue warrants in connection with our debt financing, the warrants could reduce the value of your units.

On June 11, 2007 we entered into an agreement with Ascendant Financial Partners, LLC ("AFP") to assist us with obtaining debt financing. Pursuant to the agreement,  AFP will use its best efforts to place debt captial for the project, including identifying debt capital sources, discussing the project with debt captial sources, assisting with structuring and negotiating the debt and closing the debt transaction. In exchange for AFP's services, we will pay AFP 1.5% of the debt captial received, regardless of the source, amount or type of debt capital received or whether the debt is sourced by AFP or any other party. The fees shall be paid upon the financial close of the project. The agreement continues until debt financing is obtained or until either party elects to terminate the agreement upon 30 days written notice to the other party.

Critical Accounting Estimates

Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Grants

Currently, there are limited numbers of grants, loans and forgivable loan programs available to biodiesel producers. We anticipate applying for those programs that are available.  Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive.  Under some state and federal programs, awards are not made to applicants in cases where construction of the project has started prior to the award date.  There is no guarantee that applications will result in awards of grants or loans. In addition, even if a grant is awarded, if we do not meet the conditions or criteria of the grant, we will not receive the grant funds. We have applied for and/or received the following grants:

Value Added Agricultural Products and Processes Financial Assistance (VAAPFAP)

On March 18, 2005, we were awarded up to $20,000 VAAPFAP Grant from the Iowa Department of Economic Development. Under the terms of the grant, the Iowa Department of Economic Development provides us with up to $20,000 for reimbursement of payments made or expenses incurred on behalf of our project for business planning and consulting services.

United States Department of Agriculture Renewable Energy Systems/Energy Efficiency Improvement Grant

Nodaway Valley Biodiesel Project applied for the United States Department of Agriculture Renewable Energy Systems/Energy Efficiency Improvement Grant. On August 8, 2005, we merged with Nodaway Valley Biodiesel Project and on October 31, 2005, the application was assigned to us pursuant to the merger. We have executed a grant agreement with the United States Department of Agriculture. Once we comply with the terms of the agreement, we will receive up to $500,000 to construct our biodiesel facility.

Value Added Producer Grant (VAPG)

We have been awarded the United States Department of Agriculture’s VAPG grant. On October 20, 2005 we received a letter of conditions from the United States Department of Agriculture indicating that our application has been selected for funding. We executed the grant agreement on October 2, 2005. Pursuant to the grant agreement, we received $100,000 for use in the planning and development of our plant.

Value Added Agricultural Processing Technical Assistance Grant

We received a $5,000 Value Added Agricultural Processing Technical Assistance Grant of $5,000 from the Iowa Farm Bureau Federation.

Iowa Department of Economic Development

We received a $100,000 forgivable loan and a $300,000 no interest loan from the Iowa Department of Economic Development ("IDED") on September 15, 2005. On June 19, 2007, we received a notice of default from IDED stating that we are in default because we moved our project outside Decateur County, Iowa. Under the terms of the agreement, the project must be located in Decateur County, Iowa. We have until September 15, 2007 to repay the Loan and forgiveable loan amounts to IDED. As of June 19, 2007, the outstanding principal balance of the Loan is in the amount of $400,000, plus interest at the rate of 6% per year. In addition, we are no longer eligible to receive the Enterprise Zone benefits previously awarded.

Iowa Soybean Promotion Board

On July 22, 2005, we were awarded a Soybean Value Added Grant from the Iowa Soybean Promotion Board in the amount of $5,000.

ESTIMATED SOURCES OF FUNDS

The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon the various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled "RISK FACTORS" and elsewhere in this prospectus.

Sources of Funds	Maximum 30,000 Units Sold	Percent Of Total
Unit Proceeds	$30,000,000	48.39%
Seed Capital Proceeds	827,000	1.33%
Founding Member Proceeds	172,665	0.28%
Term Debt Financing	31,000,335	50.00%
Total Sources of Funds	62,000,000	100.00%

Sources of Funds	If 23,800 Units Sold	Percent of Total
Unit Proceeds	$23,800,000	38.39%
Seed Capital Proceeds	827,000	1.33%
Founding Member Proceeds	172,665	0.28%
Term Debt Financing	37,200,335	60.00%
Total Sources of Funds	62,000,000	100.00%

Sources of Funds	Minimum 17,600 Units Sold	Percent of Total
Unit Proceeds	$17,600,000	28.39%
Seed Capital Proceeds	827,000	1.33%
Founding Member Proceeds	172,665	0.28%
Term Debt Financing	43,400,335	70.00%
Total Sources of Funds	$62,000,000	100.00%

ESTIMATED USE OF PROCEEDS

The gross proceeds from this offering, before deducting offering expenses, will be $17,600,000 if the minimum amount of units offered is sold and $30,000,000 if the maximum number of units offered is sold. We estimate the offering expenses for this offering to be approximately $495,000 and we estimate the offering expenses for our rescission offer will be approximately $55,000, for total offering expenses of $550,000. Therefore, we estimate the net proceeds of the offering to be $17,050,000 if the minimum amount of equity is raised, and $29,999,450 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($1,000 per unit)	$30,000,000	$17,600,000
Less Estimated Rescission Offering Expenses	$55,000	$55,000
Less Estimated Offering Expenses of our Initial Public Offering (1)	$495,000	$495,000
Net Proceeds from Offering	$29,999,450	$17,050,000

(1) Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$3,237
Legal fees and expenses	195,000
Consulting Fees	75,000
Accounting fees	150,000
Blue Sky filing fees	10,000
Printing expenses	50,000
Miscellaneous expenses	11,763
Total	$495,000

We intend to use the net proceeds of the offering to construct and operate a 30 million gallon per year biodiesel plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $62,000,000. The total project cost is a preliminary estimate primarily based upon the experience of our anticipated general contractor, Ball, in general contracting projects. However, Ball has no experience in constructing biodiesel plants. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses.

The following table describes our proposed use of proceeds.  The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this memorandum.

Use of Proceeds
Construction Costs:
Base Construction Cost	$41,375,000
Pretreatment Process System	$5,100,000
Construction Contingency	$4,625,000
Utility Extensions	$350,000
Administrative Building	$475,000
Construction performance bond	$250,000
Construction Insurance Costs	$150,000
Capitalized Interest	$900,000
Land Cost:	$500,000
Start up Costs:
Financing Costs	$1,515,000
Organization Costs(1)	$1,250,000
Working Capital—Account Receivable	$2,460,000
Working Capital--Inventory	$2,800,000
Working Capital-- Cash	$250,000
TOTAL	$62,000,000

(1) Includes estimated offering expenses of $550,000.

Plant Construction. The construction of the plant itself is by far the single largest expense, estimated at $41,375,000, We have an interim agreement with Ball for the initial stages of construction, which cover the initial engineering, plant and site design and finalization of the contract to build the biodiesel plant, but we have not yet signed a binding definitive agreement for plant construction. Our interim agreement does not establish a fixed contract price and there is no guarantee that we will be able to enter into a definitive agreement with Ball to design and build the plant at this price or at all. Our estimated construction costs are based on estimates provided by Ball.

Pretreatment Process System. We will need to install a pretreatment process system for the plant. Our estimated costs for the pretreatment process system is $5,100.000.

Construction Contingency. We project $4,625,000 for unanticipated expenditures in connection with the construction of our plant. We plan to use excess funds from our general working capital to fund these costs.

Land Costs. If the plant is constructed near Osceola, Iowa in Clarke County, we expect the cost to acquire and develop the production site will be approximately $500,000. Our board reserves the right to choose this site or a completely different site, in its sole discretion.

Construction Performance Bond and Insurance Costs. We estimate the construction bond for the project to cost approximately $250,000 if such bonding is required by our lender. We have budgeted approximately $150,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs, and they may exceed this estimate.

Utility Infrastructure. We expect it will cost approximately $350,000 to purchase the necessary utility equipment and construct utility infrastructure at our proposed plant site.

Administration Building, Furnishings, Office and Computer Equipment. We anticipate expending approximately $475,000 to build a light office administration building and equip the building with office furnishings and computer equipment at the plant site.

Capitalized Interest and Financing Costs. This consists of the interest we anticipate accruing during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed debt financing between $31,000,335 and $43,400,355 We determined this amount of debt financing based upon an assumed equity amount of between $17,600,000 and $31,000,000 and founders and seed capital proceeds of $999,665 and an assumed interest rate of 8.5%. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be approximately $900,000.  We have estimated our financing costs of approximately $1,5150,000  Any change in our assumptions, including the amount of tax increment financing and/or debt financing we receive, could result in higher than estimated capitalized interest and financing costs.

Organizational Costs. We have budgeted $1,250,000 for developmental, organizational, legal, accounting and other costs associated with our organization and operation as an entity, including, but not limited to, estimated offering expenses of $495,000 and estimated rescission offering expenses of $55,000 for a total of $550,000 in offering expenses.

Working Capital. We project approximately $5,510,000 of working capital and inventory for the project. These costs include initial inventories of oil, animal fats and other ingredients, accounts receivable and cash.

Rescission Offer. We have undertaken a rescission offer to respond to possible securities law violations in connection with our initial public offering. We will fund the rescission offer from the subscription funds currently being held in escrow at Great Western Bank of Omaha, Nebraska, and from our existing cash balances. We will not use funds from this offering to fund the rescission offer.

DESCRIPTION OF BUSINESS

We are a newly formed, development-stage company that is not yet operational. We are an Iowa limited liability company formed by filing our Articles of Organization with the Iowa Secretary of State's Office on January 26, 2005. We filed our Amended and Restated Articles of Organization on April 15, 2005. We have not yet designed or developed any biodiesel facilities, and have not generated any revenues to date.

If we are able to capitalize the project as described in our financing plan above, we will use the offering proceeds to build and operate a 30 million gallon per year biodiesel plant that we anticipate will be located near Osceola, Iowa in Clarke County, Iowa. We expect the biodiesel plant to annually process approximately 230 million pounds of soybean oil and/or animal fats and grease to produce approximately 30 million gallons of fuel-grade biodiesel and 3 million gallons of glycerin per year. Biodiesel is frequently used as fuel by transport trucks, marinas, railroad operators and many government vehicles. The United States consumes approximately 65 billion gallons of diesel fuel annually; however, biodiesel currently fills only 250 million gallons of this market. We also expect the biodiesel plant to annually produce approximately 3 million gallons of glycerin, which is a principal co-product of the biodiesel production process. Glycerin has many applications as an ingredient or processing aid in cosmetics, toiletries, personal care, drugs, and food products. We estimate that it will take 16 to 18 months from closing the offering to complete the construction of the plant and begin operations. We anticipate plant operations beginning in late 2008.

Primary Product - Biodiesel

The primary product manufactured at our plant will be fuel grade biodiesel. According to the National Biodiesel Board, biodiesel is a clean-burning alternative fuel produced from domestic, renewable resources for use in compression ignition (diesel) engines. Biodiesel is comprised of mono-alkyl esters of long chain fatty acids derived from vegetable oils or animal fats. A chemical process called transesterification removes the free fatty acids from the base oil and creates the desired esters. Transesterification is the reaction of vegetable oil or animal fat with an alcohol, such as methanol or ethanol, in the presence of a catalyst. The process yields four products: mono-alkyl ester (biodiesel), glycerin, feed quality fat, and methanol, which can be used again in the process. Biodiesel can then be used in neat (pure) form, or blended with petroleum diesel. Biodiesel's physical and chemical properties, as they relate to operations of diesel engines, are similar to petroleum-based diesel fuel. As a result, biodiesel may be used in most standard diesel engines without making any engine modifications.

We anticipate that our business will be the production and marketing of biodiesel and its primary co-product, glycerin.  If we are unable to complete the construction and operation of the biodiesel plant, or if we are not able to market biodiesel and its co-product, we will not have any sources of revenue.

Co-products

Glycerin is the primary co-product of the biodiesel production process and equals approximately 10% of the quantity of biodiesel produced. Glycerin possesses a unique combination of physical and chemical properties that are used in a large variety of products. It is highly stable under typical storage conditions, compatible with a wide variety of other chemicals and comparatively non-toxic. Glycerin is an ingredient or processing aid in cosmetics, toiletries, personal care, pharmaceuticals and food products. In addition, new uses for glycerin are frequently being discovered and developed due to its versatility.

According to Biodiesel Magazine, annual consumption of glycerin in the United States has ranged between 400 million and 450 million pounds for the past three years. The U.S. biodiesel industry is expected to produce an estimated 1.4 billion pounds of glycerin between 2006 and 2015, according to an economic study by John Urbanchuk, director of LECG Inc. The biodiesel industry could produce as much as 200 million pounds this year alone. This tremendous increase in supply has caused the price of glycerin to decrease substantially since the beginning of 2006. Many proposed projects are considering the possibility of using their crude glycerin in various forms as a boiler fuel source in replacement of a No. 4 or No. 6 fuel oil. However, other smaller plants have been forced to essentially give away glycerin and some have had to pay to dispose of the glycerin. According to the Jacobsen Publishing Company's Biodiesel Bulletin, some biodiesel producers are paying from three to four cents per pound to dispose of crude glycerin.

We intend to market our glycerin. However, the current oversupply of glycerin and lower glycerin prices may affect the profitability of our business.

The Biodiesel Production Process

Most vegetable oil or animal fat can serve as a feedstock for biodiesel production. The majority of the biodiesel produced in the United States is derived from soybean oil because it is readily available in large quantities. Other feedstock currently used in biodiesel production includes corn oil, canola oil, waste frying oils and grease from the food service industry, and by-products from livestock processing such as tallow, yellow grease, and lard. Such feedstock consists almost entirely of triglyceride molecules that are made up of a glycerin "backbone" molecule attached to one, two or three fatty acid molecules.

Three basic processes have been successfully commercialized for biodiesel production:

1.	Base catalyzed transesterification of the oil;

2.	Direct acid catalyzed transesterification of the oil; and

3.	Conversion of the oil to fatty acids, and then to Alkyl esters.

The majority of biodiesel is produced using the first process listed above, a base catalyzed reaction of the triglyceride feedstock with methanol. Compared to the other methods of producing biodiesel, we believe this is the most cost-effective method for the following reasons:

1.	It is a low temperature, low pressure chemical reaction;

2.	It yields a high conversion (98%) with minimal other reactions;

3.	It allows for the direct conversion to methyl ester with no intermediate steps; and

4.	No special construction materials are required.

Source: National Biodiesel Board

In the production of biodiesel, one hundred pounds of vegetable oil or animal fat is reacted with 10 pounds of methanol in the presence of a catalyst (sodium or potassium hydroxide). The reaction yields approximately 100 pounds of methyl ester and 10 pounds of glycerin. The following flow chart illustrates management’s belief of the typical product yields per pound of feedstock input based upon the information provided above:

Source: National Biodiesel Board

To produce the biodiesel, oil, an alcohol and a catalyst are pumped into a reactor. The oil or fat is then added. Heated by steam, the steam causes transesterification to take place in the reactor. The transesterified oil falls into a large horizontal decanter where heavy glycerin molecules and lighter methyl esters separate. The glycerin is then pumped from the bottom of the decanter and the methyl ester is pushed into a second reaction phase. This second reaction phase ensures that in excess of 99% of the oil is converted into methyl esters and glycerin.

The methyl ester is pumped into another tank, where diluted acid lowers its acidity to neutral. The neutralized methyl ester falls into a second horizontal decanter and again separation takes place. The tiny remaining amount of glycerin and the added acid water are pumped from the bottom of the decanter. The neutralized methyl ester is pushed to another tank and is washed with water. It then falls into another horizontal decanter where the heavy wash water falls to the bottom and the cleaned biodiesel is pushed out the top. The wash water is recycled into the acid dilution and reused.

The washed biodiesel is sent to a column where the excess water and alcohol are distilled out with heat from steam. The distilled biodiesel is cooled and filtered and ready for sale. The excess water and alcohol vapors are captured, rectified, distilled and recycled back into the process. The distilled water becomes wash water and the distilled alcohol returns to the beginning alcohol storage tank for reuse.

In order to prevent alcohol from escaping into the atmosphere, alcohol vapors not returned to the alcohol storage tank are forced into the water absorber or the oil absorber columns. These columns are attached to the incoming water storage tank or the incoming oil storage tank. Vacuum supplied to the columns draws the alcohol vapors through the packing designed to maximize the contact between oil or water and the vapor, thereby trapping the vapors in the water or oil for reuse in the process.

The biodiesel process is depicted in the following chart:

Source: National Biodiesel Board

Feedstock

Supply

It takes about 7.3 pounds of soybean oil to produce one gallon of biodiesel. Depending upon market conditions, we anticipate that our biodiesel plant will process approximately 230 million pounds (31.8 million gallons) of soybean oil and/or animal fats per year as the feedstock for its production process.  We have engaged FCStone, Inc. to procure feedstock for our biodiesel plant pursuant to a risk management and feedstock agency agreement. The agreement requires FCStone to provide the following services:

•	analysis and audit of feedstock suppliers;

•	purchase feedstock meeting specifications and in adequate quantities to fill the production schedule of our facility;

•	negotiate for discounts with feedstock suppliers; and

•	provide transportation, logistics, and scheduling of feedstock deliveries.

See “DESCRIPTION OF BUSINESS - Strategic Partners and Development Services Team” for a description of our agreement with FCStone.

There are 14 soybean processing plants located in Iowa that could potentially supply soybean oil to us. There is an Ag Processing, Inc. facility with an estimated capacity of 55,000 bushels a day. In addition, Cargill, located in Sioux City, West Central located in Ralston, Bunge located in Council Bluffs and an Ag Processing, Inc. facility located in Sergeant Bluff, Iowa have an estimated crushing capacity of 480,000 bushels per day. Currently, soybean crush capacity is concentrated primarily among four companies, Cargill, Inc., Bunge, Archer Daniels Midland and Ag Processing Inc., which represent more than 80% of crushing operations in the United States. Of these companies, both Cargill and Archer Daniels Midland have constructed or are constructing biodiesel plants, and we expect to compete with them and other plants for feedstock origination. In addition, oils and fats can be shipped in from many other locations in the United States. However, we have not entered into a definitive agreement for feedstock supply with any potential providers of soybean oil, animal fats or other feedstocks.

Costs

The cost of feedstock is the largest single component of the cost of biodiesel production, accounting for 70% to 90% of the overall cost of producing biodiesel. As a result, increased prices for feedstock greatly impact the biodiesel industry. Soybean oil is the most abundant oil feedstock available in the United States. In the past, the price of soybean oil has been volatile, fluctuating between 16¢ and 35¢ per pound over the last three years. Increased biodiesel production may also lead to an increase in the price of feedstock. Rising feedstock prices may produce lower profit margins. Soybean prices may also be affected by other market sectors because soybeans are comprised of 80% protein meal used for feed and only 20% oil. Because there is little or no correlation between the price of feedstock and the price of biodiesel, we cannot pass along increased feedstock prices to our biodiesel customers.

The following graph of historical vegetable oil and fats prices indicates recent increase in prices as well as the relationships between the various fats and oils that may be available to us:

In addition, increased biodiesel production is likely to have an effect on the cost of soybean oil. The following graph forecasts the possible changes in the price per gallon of soybean oil depending upon the amount used for biodiesel production:

Pretreatment Costs

Crude soybean oil and all animal fats need to be pretreated before being processed into biodiesel. Pretreatment takes crude soybean oil and any animal fat or grease, removes the impurities and prepares the feedstock to go through the biodiesel process. Some feedstock needs more treatment than others. For example, virgin soybean oil can be easier and cheaper to pretreat than turkey fat, and turkey fat can be easier and cheaper to pretreat than beef tallow. The cost of the process is driven by the structure of the feedstock and the impurities in the feedstock.

For soybean oil, the pretreatment process results in refined, bleached, and deodorized (RBD) oil. The price differential between RBD oil and crude soy oil is ordinarily $.05 per pound. This adds another $0.375 per gallon to the costs discussed above. We anticipate our processing plant will have pretreatment capabilities allowing us to purchase and process crude vegetable oil and many types of fat or grease.

Cold Flow

"Cold flow" refers to a fuel's ability to flow easily at colder temperatures and is an important consideration in producing and blending biodiesel for use in colder climates. Because biodiesel has different cold flow properties depending on the type of feedstock used in its manufacture, cold flow also becomes a primary factor in determining the type of feedstock to use.

The pour point for a fuel is the temperature at which the flow of the fuel stops. Therefore, a lower pour point temperature means the fuel is more flowable in colder temperatures. The following table represents the pour points for different types of fuels:

Type of Fuel	Pour Point
Soy-based Biodiesel (B100)	27ºF - 30ºF
Tallow-based Biodiesel (B100)	61ºF
No. 2 Petro Diesel (B0)	2-10ºF
B2 Soy Blend with No. 2 Diesel	6-11ºF

Source: National Biodiesel Board

To provide biodiesel with an acceptable pour point in cold weather, we will need to blend our biodiesel with petroleum based diesel. Generally, biodiesel that is used in blends of 2% to 20% will provide an acceptable pour point for the Iowa market. Cold flow additives can also be used seasonally to provide a higher level of cold weather protection, similar to the current practice with conventional diesel fuel. Demand for our biodiesel in northern markets may diminish during the colder months and in colder climates as a result of cold flow concerns.

Forward Contracts

Due to fluctuations in the price and supply of feedstock, we intend to utilize forward contracting and hedging strategies to manage our commodity risk exposure and optimize finished product pricing and supply.  We intend to do this to help guard against price and supply movements that often occur in the soybean oil markets.  Hedging means protecting the price at which we buy feedstock and the price at which we will sell our products in the future.  It is a way to attempt to reduce the risk caused by price fluctuations.  The effectiveness of such hedging activities is dependent upon, among other things, the cost of feedstock and our ability to sell sufficient amounts of biodiesel and glycerin.  Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in feedstock contracts are highly volatile and are influenced by many factors that are beyond our control.  We may incur such costs and they may be significant.  The market for soybean oil trades 18 months into the future. The animal grease market has no futures trade. However, there is a quoting system through the USDA that provides for price discovery for animal grease. There is not enough volume of biodiesel produced to currently justify a futures market. As such, there is no spot biodiesel price, making current price discovery limited. We have entered into an agreement with FCStone for risk management services.

BIODIESEL INDUSTRY

Biodiesel is a clean-burning alternative fuel produced from domestic, renewable resources for use in compression ignition (diesel) engines. Biodiesel can be used in neat (pure) form, or blended with petroleum diesel. Biodiesel’s physical and chemical properties are similar to petroleum-based diesel fuel. As a result, biodiesel may be used in most standard diesel engines without making any engine modifications. Biodiesel is frequently used as fuel by transport trucks, marinas, railroad operators, farmers and many government vehicles and, can be used as a home heating oil additive. Glycerin, the principal co-product of the biodiesel manufacturing process, has many applications as an ingredient or processing aid in cosmetics, toiletries, personal care, drugs, and food products.

The biodiesel manufacturing industry is experiencing rapid growth. In 2006, approximately 250 million gallons of biodiesel were produced in the United States, a three-fold increase from 2005 biodiesel production according to the National Biodiesel Board. The National Biodiesel Board estimates the current dedicated biodiesel production capacity of these plants is about 864.4 million gallons per year. Further, current plant construction and expansion are expected to result in another 1.7 billion gallons of annual biodiesel production capacity in the next 18 months, for total annual production capacity of 2.56 billion gallons.

The majority of plants, and certainly the largest biodiesel producers utilize soybean oil. This ratio is likely to change over time as more producers design their plants with flexible feedstock capability. Ag Processing, Inc. and Interwest, LLC produce the feedstock for their biodiesel plants, thus they are vertically integrated back to the virgin oil feedstock supply. A majority of the existing plants are “stand-alone” facilities that purchase their feedstock from oilseed processing firms or third-party marketing firms. These biodiesel producers are more reliant upon others and thus have a lower level of feedstock supply security, giving them the flexibility to purchase feedstock from any source with the ability to take advantage of price differences. We intend to construct a stand-alone facility and will purchase our feedstock from third parties.

Biodiesel Markets

Biodiesel is primarily used as fuel for compression ignition (diesel) engines. It is produced using renewable resources and provides environmental advantages over petroleum-based diesel fuel, such as reduced vehicle emissions. Our ability to market our biodiesel will be heavily dependent upon the price of petroleum-based diesel fuel as compared to the price of biodiesel, in addition to the availability of economic incentives to produce biodiesel.

Wholesale Market / Biodiesel Marketers

The wholesale market includes selling biodiesel directly to fuel blenders or through biodiesel marketers. Fuel blenders purchase B100 and B99.9 biodiesel from biodiesel production plants, mix it with regular diesel fuel according to specifications, and deliver a final product to retailers.

There are very few wholesale biodiesel marketers in the US. Two examples are World Energy in Chelsea, Massachusetts and West Central Cooperative in Ralston, Iowa. These companies use their existing marketing relationships to market the biodiesel of individual plants to end users for a fee. We anticipate entering into an agreement with a biodiesel marketer; however, there is no assurance that we will be able to do so.

Retail

The retail market consists of biodiesel distribution primarily through fueling stations to transport trucks and jobbers who supply farmers, maritime customers and home heating oil users. Retail level distributors include oil companies, independent station owners, marinas and railroad operators. However, the biodiesel retail market is still in its very early stages as compared to other types of fuel. The present marketing and transportation network must expand significantly in order for our company to effectively market our biodiesel. The following map prepared by the National Biodiesel Board represents the biodiesel retailers in the United States:

Government/Public Sector

The government has increased its use of biodiesel since the implementation of the Energy Policy Act (EPACT) of 1992, amended in 1998, which authorized federal, state and public agencies to use biodiesel to meet the alternative fuel vehicle requirements of EPACT. Although it is possible that individual plants could sell directly to various government entities, it is unlikely our plant could successfully market our biodiesel through such channels. Government entities have very long sales cycles based on the intricacies of their decision making and budgetary processes.

General Demand

Biodiesel has received attention from consumers and policymakers in recent years for several reasons. Biodiesel is made from renewable sources and provides environmental benefits over petroleum diesel, including reduced emissions of carbon dioxide, carbon monoxide, particulate matter, and sulfur. In addition, a 1998 study by the U.S. Department of Energy and the U.S. Department of Agriculture found that biodiesel has a positive energy balance: for every 3.2 units of energy produced, only 1.0 unit of energy is consumed in the production process. Biodiesel mixes easily with diesel fuel at rates between 2% and 100%, and it improves the lubricity of petroleum based diesel fuel at levels as low as 2%. The increased lubricity reduces the friction of petroleum based diesel fuel and may result in longer equipment life and protection of fuel injectors.

The biodiesel industry is still relatively new and unknown when compared to the ethanol industry. The U.S. consumes 120 billion gallons of gasoline and 65 billion gallons of diesel fuel annually. While the ethanol industry's capacity is currently more than 5 billion gallons of ethanol each year, the biodiesel industry produced only approximately 250 million gallons of biodiesel in 2006, which constitutes a small part of the U.S. diesel fuel market. The National Biodiesel Board estimates that the current biodiesel production capacity is about 864.4 million gallons per year; however, many plants do not currently operate at full capacity. The National Biodiesel Board estimates that production capacity could increase by 1.7 billion gallons once the plants currently under construction or engaged in expansion begin production.

Several factors may result in an increase in biodiesel demand. The EPA Low Sulfur Diesel Mandate seeks to reduce sulfur emissions through regulations that take effect over the next several years. Because low-sulfur diesel and ultra-low-sulfur diesel have lubricity problems, biodiesel may be a more attractive alternative to satisfying the requirements of the mandate. However, EPA regulations are subject to change. If the program was postponed, cancelled, or suspended, or if waiver of the mandate requirements were allowed, future biodiesel demand may be less than expected.

In August 2005, the Energy Policy Act of 2005 was signed into law. The law contains the Renewable Fuels Standard (RFS), which mandates that 7.5 billion gallons of renewable fuels, including biodiesel, be used annually by 2012. The RFS may result in an increased demand for biodiesel. However, 2006 ethanol production was over 5 billion gallons, and the current capacity is over 6 billion gallons per year. As a result, the mandates of the RFS may be met substantially by ethanol and have a much smaller impact on the biodiesel industry.

Biodiesel Pricing

The availability of historical pricing information for biodiesel is limited. The U.S. Department of Energy Alternative Fuels Data Center publishes the Clean Cities Alternative Fuel Price Report, which reports data collected from cities involved in the Clean Cities program.

For March 2007, the agency reported the nationwide average price for diesel fuel to be $2.63 per gallon. Average biodiesel prices reported by the participating cities varied depending on the blend. B20 had an average price of $2.53 per gallon, B2-B5 was $2.60 per gallon, and B99-B100 cost $3.31 per gallon. The following chart compares the historical national average prices per gallon of diesel fuel with the median prices of biodiesel that were reported:

Source: U.S. Department of Energy Alternative Fuels Data Center, Clean Cities Alternative Fuel Price Report

Federal Biodiesel Supports

We expect the demand for biodiesel in the United States to grow significantly over the next ten years due to the demand for cleaner air, an emphasis on energy security and the Renewable Fuel Standard. The Energy Policy Act of 2005, Bio Energy Program and Jobs Bill, have established the groundwork for biodiesel market development.

Renewable Fuels Standard

The Energy Policy Act of 2005 created the Renewable Fuels Standard (RFS), which mandates that 7.5 billion gallons of renewable fuels be used annually by 2012. The standard began at 4 billion gallons in 2006 and increases to 7.5 billion gallons by 2012. The RFS for 2007 is 4.7 billion gallons. The RFS may result in an increased demand for biodiesel. However, in 2006, ethanol production totaled more than 5 billion gallons, and the current ethanol production capacity is over 5 billion gallons per year. As a result, the mandates of the RFS may be met by ethanol and thus have a much smaller impact on the biodiesel industry.

In April 2007, the Environmental Protection Agency (EPA) issued final regulations for a comprehensive, long-term RFS program starting in 2007. The new regulation proposes that 4.02% of all the gasoline sold or dispensed to United States motorists in 2007 be renewable fuel. In 2006, approximately 4.5 billion gallons of renewable fuel was consumed as motor vehicle fuel in the United States. The rule contains compliance tools and a credit and trading system which allows renewable fuels to be used where they are most economical, while providing a flexible means for industry to comply with the standard. Various renewable fuels, including biodiesel and ethanol, can be used to meet the requirements of the RFS program. The RFS must be met by refiners, blenders and importers. All obligated parties are expected to meet the RFS beginning in 2007. In order to comply with the RFS, each batch of renewable fuel produced is assigned a unique Renewable Identification Number (RIN). Obligated parties may then use the trading system to comply with the RFS by purchasing RIN’s which can be traded and transferred to other parties to meet the expected annual requirements.

President Bush's 2007 State of the Union Address proposed an expansion and reform of the RFS. To comply with the current standard, fuel blenders must use 7.5 billion gallons of renewable fuels in 2012. Under the President's proposal, the fuel standard will be set at 35 billion gallons of renewable and alternative fuels in 2017. The President's proposal, if enacted, would also increase the scope of the current RFS, expanding it to an Alternative Fuel Standard (AFS). The AFS would include sources such as corn ethanol, cellulosic ethanol, biodiesel, methanol, butanol, hydrogen and alternative fuels.

The President's ambitious goals are not likely to be reached with current technology and exclusively corn-derived ethanol. We cannot assure you that legislation addressing these goals will be adopted or that we will comply with the President’s goals and any resulting legislation. Our failure to do so may result in the loss of some or all of your investment.

Biodiesel Tax Credits

The American Jobs Creation Act of 2004 created the Volumetric Ethanol Excise Tax Credit (VEETC) for biodiesel of $1.00 per gallon for agri-biodiesel or biodiesel derived solely from crude soybean oils, including esters derived from crude soybean vegetable oils from corn, soybeans, sunflower seeds, cottonseeds, canola, crambo, rapeseeds, safflowers, flaxseeds, rice bran, and mustard seeds, and from animal fats and a tax credit of $0.50 per gallon for non agri-biodiesel blended with petroleum diesel. VEETC may be claimed in both taxable and nontaxable markets, including exempt fleet fuel programs and off-road diesel markets. The effect of VEETC will be to streamline the use of biodiesel and encourage petroleum blenders to blend biodiesel as far upstream as possible, which under the Renewable Fuels Standard (RFS), will allow more biodiesel to be used in the marketplace. VEETC also streamlines the tax refund system for below-the-rack blenders to allow a tax refund of the biodiesel tax credit on each gallon of biodiesel blended with diesel (dyed or undyed) to be paid within 20 days of blending.

The American Jobs Creation Act also created incentives for alternative fuels refueling stations. The energy bill conference agreement establishes a credit for installing alternative fuel refueling property. The provision permits taxpayers to claim a 30% credit for the cost of installing clean-fuel vehicle refueling property to be used in a trade or business of the taxpayer, or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel that is at least 85% ethanol, natural gas, compressed natural gas, liquefied natural gas liquefied petroleum gas, or hydrogen, and any mixture of diesel fuel containing at least 20% biodiesel. The provision is effective for property placed in service after December 31, 2005 and before January 1, 2010.

VEETC was originally set to expire in 2006, but was extended through December 31, 2008 by the Energy Policy Act of 2005.

In addition, we anticipate that we will be eligible for the small agri-producer tax credit. Producers with an annual capacity not exceeding 60 million gallons are eligible to receive a credit of 10 cents per gallon for up to 15 million gallons of agri-biodiesel produced. The agri-biodiesel must be sold by such producer to another person: for use by such other person in the production of a qualified biodiesel mixture in such person’s trade or business (other than casual off-farm production); for use by such other person as a fuel in a trade or business; or who sells such agri-biodiesel at retail to another person and places such agri-biodiesel in the fuel tank of such other person; or be used by the producer for any of the foregoing purposes. Because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. We anticipate that our plant will produce 30 million gallons of biodiesel annually and, therefore, we expect to be eligible for the credit. However, if our production exceeds production limits of 60 million gallons a year, we will be ineligible for the credit.

State Legislation

Several states are currently researching and considering legislation to increase the amount of biodiesel used and produced in their states. However, Minnesota is the first and only state to mandate biodiesel use. The legislation, which became effective in September 2005, requires that all diesel fuel sold in the state contain a minimum of 2% biodiesel. The 2% soy biodiesel blend has nearly the same cold flow properties as No. 2 petroleum diesel, which should allow it to be used in Minnesota's colder climate much the same as petroleum diesel throughout the year.

Other states, including Iowa, have enacted legislation to encourage (but not require) biodiesel production and use. Several states provide tax incentives and grants for biodiesel-related studies and biodiesel production, blending, and use. In addition, several Governors have issued executive orders directing state agencies to use biodiesel blends to fuel their fleets.

On May 30, 2006, the Governor of Iowa signed HF 2754 and HF 2759, two renewable fuels bills passed by the Iowa House and Senate during the 2006 legislative session. The purpose of the bills is to expand and fund consumer access to ethanol blended fuels and biodiesel through a RFS and a series of retail tax credits. HF 2759 provides retailers with an opportunity for cost sharing grants and provides funding for some of the programs contained in HF 2754. The incentives contained in HF 2754 include the following:

•	An Iowa RFS starting at 10% in 2009 and increasing to 25% by 2019;

•	A retail tax credit for biodiesel blends of $0.03 per gallon for retailers who sell more than 50% biodiesel blends; and

•	An expanded infrastructure program designed to help retailers and wholesalers offset the cost of bringing E85 and biodiesel blends to customers.

Effect of Government Regulation

The biodiesel industry and our business depend upon continuation of the federal biodiesel supports discussed above. These incentives have supported a market for biodiesel that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than those at which they currently exist. The elimination or reduction of such federal biodiesel supports would make it more costly for us to sell our biodiesel once we are operational and would likely reduce our net income and negatively impact our future financial performance.

The government's regulation of the environment changes constantly. We are subject to extensive air, water and other environmental regulations and we are required to obtain a number of environmental permits to construct and operate the plant. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which would increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of biodiesel. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (OSHA). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

Proposed Project Location - Proximity to Markets

We have identified a proposed site for the plant located in Osceola, Iowa in Clarke County and have purchased 33 acres of real estate. We purchased 13 acres of land under an installment real estate contract with Jack Cooley, one of our initial directors, for our transportation facility for $130,000. Under the terms of the installment real estate contract, we paid Mr. Cooley $30,000 upon execution of the agreement and the balance of the purchase price ($100,000) on October 3, 2005. In addition, we entered into an installment agreement with Fonda Brodsack to purchase 20 additional acres for our biodiesel facility adjacent to the property purchased from Mr. Cooley. Under the terms of the installment agreement with Ms. Brodsack, we will pay $60,000 for the land, with $10,000 being paid at closing and the remaining balance paid over three years with interest at 8%. We made an annual installment in 2006 and will make a second installment in August 2007 and our final installment in August 2008. All payments shall be applied to interest first with a balloon payment on August 20, 2008 when the principal balance is due in full plus interest. This is the property where we previously intended to construct our transloading facility, but now will also be used for construction of the plant..

We anticipate that the proposed site will have access to the Burlington Northern Santa Fe Railroad (“BNSF”). BNSF is the product of some 390 different railroad lines that merged or were acquired during more than 150 years. We also believe our proposed site will have all the necessary infrastructure and available utilities to produce biodiesel. A connection will have to be installed extending from the natural gas line to our plant We anticipate that the Osceola municipality will provide all water to the site.

Final plant site selection is contingent on analysis of such issues as cost of water, utilities and transportation, and upon raising sufficient funds to allow construction, the securing of additional financing needed, and obtaining the necessary permits and approvals to build at the selected location.  Our board reserves the right to change the location of the plant site(s), in its sole discretion.

There can be no assurance that we will not encounter hazardous conditions at the proposed site.  We are relying on Ball to determine the adequacy of the site for construction of the biodiesel plant.  We may encounter hazardous conditions at the chosen site that may delay the construction of the biodiesel plant.  Ball is not responsible for any hazardous conditions encountered at the site.  Upon encountering a hazardous condition, Ball may suspend work in the affected area.  If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction.  The presence of a hazardous condition will likely delay construction of the biodiesel plant and may require significant expenditure of our resources to correct the condition.   If we encounter any hazardous conditions during construction that require time or money to correct, such event may negatively effect our operations, cash flows and financial performance.

Transportation and Delivery

We expect that we will use rail service both to receive our feedstock and other inputs at the plant and to deliver our product to customers. We expect rail service to our proposed site to be provided by BNSF. The BNSF rail line runs through the City of Osceola. We have begun discussions with BNSF to build access and staging for incoming and outgoing products for the biodiesel plant. We are negotiating upgrades to BNSF's rail spur leading to our site. We have not negotiated for the construction of rail sidings, switches, rail ladder tracks or other rail construction. We similarly have no written agreement with the BNSF for the provision of rail service. In addition, we intend for Ball to construct load-in load-out track as part of our biodiesel plant construction.

The proposed site is located two miles from Interstate 35 and is expected to have access to truck transportation. In addition, US Highway 34, a major east-west highway, is located one mile from our proposed site. We anticipate our target truck area will range from Lincoln, Nebraska on the west, Wichita, Kansas on the Southwest, St. Louis, Missouri on the southeast and Davenport, Iowa on the east.

Utilities

The biodiesel plant will require a significant and uninterrupted supply of electricity, natural gas and water to operate.  We plan to enter into agreements with local electric and water utilities to provide our needed electricity and water.  There can be no assurance that we will have a reliable and adequate supply of electricity, natural gas and water. An interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, may require us to halt production.  If production is halted for an extended period of time, it may shut down our operations which may affect our ability to generate revenue.

Electricity

We will require a significant supply of electricity. Clarke County Electric has orally agreed to supply us the electricity required at our plant; however, we have not executed a definitive agreement.

Water

We will require a significant supply of water. We have negotiated, but not executed any agreement with a company to provide water to our site. We currently have an oral agreement with the City of Osceola for water services, but it has not been reduced to writing. The inability to obtain a reliable supply of the necessary water may negatively effect our operations, cash flows and financial performance.

Natural Gas/Alternative Energy Sources

We will require a significant supply of natural gas or other energy sources. We anticipate that Alliant Energy will supply the natural gas to our plant. We have not yet negotiated, reviewed or executed any agreement with a power company to provide natural gas or other energy sources to our site. The inability to obtain a reliable supply of the necessary natural gas or other energy sources may negatively effect our operations, cash flows and financial performance.

Our Primary Competition

We will operate in a very competitive environment. We will compete with large, multi-product companies and other biodiesel plants with varying capacities. We will face competition for capital, labor, management, feedstock and other resources. Many of our competitors have greater resources than we currently have or will have in the future. Some of our competitors have soy-crushing facilities and are not reliant upon third parties for their feedstock supply as we are. We anticipate that as additional biodiesel plants are constructed and brought on line, the supply of biodiesel will increase. The absence of increased demand may cause prices for biodiesel to decrease. We may not be able to compete successfully or such competition may reduce our ability to generate the revenues necessary to operate our plant.

We expect that additional biodiesel producers will enter the market if the demand for biodiesel continues to increase. In a market for a uniform commodity, such as biodiesel, the methods of competition are generally based upon variables other than the product itself. The uniform nature of the product limits competitive advantage based upon unique or improved product features. Therefore, our proposed plant will compete with other biodiesel producers on the basis of price and, to a lesser extent, delivery service.

In 2006, approximately 250 million gallons of biodiesel were produced in the United States. In June 2007, the National Biodiesel Board estimated that there were 148 active plants with an annual production capacity of 1.39 billion gallons. Another 95 plants are currently under construction and are expected to be completed in the next 12 months. An additional five plants are expanding their existing operations. The additional combined capacity of these plants under construction is estimated at 1.89 billion gallons per year. Biodiesel plants are operating or have been proposed in 41 states.

In addition, we face a competitive challenge from biodiesel plants owned and operated by the companies that supply our inputs. Cargill, Inc., a large supplier of soybean oil, completed construction of a 37.5 million gallon plant in Iowa Falls in May 2006. The National Biodiesel Board estimates that production capacity could increase by 714 million gallons between April 2006 and October 2007. Demand may not rise to meet the increase in supply, and increased production of biodiesel may lead to lower prices. Our company may generate less income as a result, which would decrease our revenues.

Currently, there are eleven active biodiesel plants in Iowa.

•	REG, Inc. located in Ralston, Iowa produces biodiesel primarily from feedstock produced at its soybean crushing facility and has an annual production capacity of 12 million gallons of biodiesel.

•
AGP, located in Sergeant Bluff produces biodiesel from refined bleached and deodorized soybean oil produced at its solvent extraction processing plant in Eagle Grove, Iowa and has an annual production capacity of 30 million gallons of biodiesel.

•
Soy Solutions, located in Milford, Iowa is a "stand-alone" facility that purchases soybean oil from the market. The facility is relatively small, producing less than 3 million gallons annually, and utilizes virgin soybean oil as its sole feedstock.

•	Western Iowa Energy, LLC located in Wall Lake, Iowa is a 30 million gallon plant built by Renewable Energy Group, Inc. and is capable of utilizing vegetable oils and animal fats as feedstock.

•	Cargill, located in Iowa Falls, Iowa, is capable of producing 37.5 million gallons of biodiesel annually.

•	Sioux Biochemical, Inc. located in Sioux Center, Iowa is a 2 million gallon multi feedstock facility.

•	Riksch BioFuels, LLC, located in Crawfordsville, Iowa, is a multi feedstock facility and has an annual production capacity of 10 million gallons.

•	Tri-City Energy, located in Keokuk, Iowa, has an annual production capacity of 5 million gallons.

•	Central Iowa Energy, LLC of Newton, Iowa is capable of producing 30 million gallons of biodiesel from vegetable oils and animal fats.

•	Clinton County BioEnergy, located in Clinton, Iowa is capable of producing 10 million gallons of biodiesel per year utilizing soy oil as its only feedstock.

•	Iowa Renewable Energy, LLC, located in Washington, Iowa is capable of producing 30 million gallons of biodiesel from vegetable oils and animal fats.

In addition, at least six other companies have proposed plants in Iowa, including plans by Western Dubuque Biodiesel, LLC, for a 30 million gallon plant near Farley, Iowa; Freedom Fuels, LLC for a 30 million gallon plant near Mason City, Iowa; East Fork Biodiesel, LLC for a 60 million gallon plant near Algona, Iowa; Raccoon Valley Biodiesel for a 60 million gallon plant in Storm Lake, Iowa; Future Energy, LLC for a 30 million gallon plant near Goldfield, Iowa and Nishna Valley Bioenergy, LLC for a 30 million gallon plant near Manilla, Iowa.

The following map produced by the National Biodiesel Board indicates the locations of current active plants in the U.S. as of June 2007. Active plants are those companies that are actively producing biodiesel. Proposed plants are those companies that are in various stages of development, but are not yet actively producing biodiesel. Companies like ours in the earlier stages of the process may not be represented.

Source: National Biodiesel Board, http://www.biodiesel.org/buyingbiodiesel/producers_marketers/ProducersMap-Existing.pdf

The following table provides a list of the active biodiesel plants in the United States as of June 2007, as reported by the National Biodiesel Board. Active plants are those companies that are actively producing biodiesel. Companies, like ours, in the early stages of the process are not represented on this map. The following table provides a list of the active plants in the United States as of June 7, 2007, as reported by the National Biodiesel Board.

State	Company	City	Annual Production Capacity	Primary Feedstock
AL
	Alabama Biodiesel Corporation	Moundville		Soybean Oil
	Allied Renewable Energy, LLC	Birmingham	15,000,000	Soybean Oil
	Eagle Biodiesel, Inc.	Bridgeport	30,000,000
	Independence Renewable Energy Corp	Perdue Hill	40,000,000	Multi Feedstock
AR
*	FutureFuel Chemical Company	Batesville	24,000,000	Multi Feedstock
	Patriot Biofuels	Stuttgart	3,000,000	Multi Feedstock
CA
	Bay Biodiesel, LLC	San Jose	3,000,000	Soybean Oil
	Biodiesel Industries of Port Hueneme	Port Hueneme	3,000,000	Multi Feedstock
	Blue Sky Bio-Fuels, Inc.	Oakland		Multi Feedstock
	Central Valley Biofuels, LLC	Orange Cove		Soybean Oil, Cottonseed
	Energy Alternative Solutions, Inc.	Gonzales	4,000,000	Multi Feedstock
	Evergreen Biodiesel	Big Oak Flat	50,000	Recycled Cooking Oil

*	Imperial Western Products	Coachella	8,000,000	Multi Feedstock
	So Cal Biofuels	Anaheim	1,100,000	Yellow Grease
	Yokayo Biofuels, Inc.	Ukiah	250,000	Recycled Cooking Oil
CO
	American Agri-diesel LLC	Burlington	6,000,000	Soybean Oil
	Bio Energy of America	Denver	10,000,000	Soybean Oil
	Bio Energy of America	Denver	8,000,000	Soybean Oil
CT
	Bio-Pur Inc.	Bethlehem	1,000,000	Multi Feedstock
DE
	Mid-Atlantic Biodiesel	Clayton	6,500,000	Multi Feedstock
FL
*	Purada Processing, LLC	Lakeland	18,000,000	Soybean Oil
GA
	Georgia Biofuels Corp.	Loganville	1,000,000	Fats
	Middle Georgia Biofuels	East Dublin	2,500,000	Multi Feedstock
	Peach State Labs	Rome		Soybean Oil
	Sunshine BioFuels, LLC	Camilla	6,000,000	Soybean Oil
	US Biofuels Inc.	Rome	10,000,000	Multi Feedstock
HI
	Pacific Biodiesel	Kahului	500,000	Recycled Cooking Oil
	Pacific Biodiesel	Honolulu	1,000,000	Recycled Cooking Oil
IA
*	AGP	Sergeant Bluff	30,000,000	Soybean Oil
*	Cargill	Iowa Falls	37,500,000	Soybean Oil
	Clinton County Bio Energy, LLC	Clinton	10,000,000	Soybean Oil
*	Renewable Energy Group, Inc.	Ralston	12,000,000	Soybean Oil
	Riksch BioFuels, LLC	Crawfordsville	10,000,000	Multi Feedstock
	Sioux Biochemical, Inc.	Sioux Center	2,000,000	Corn Oil
	Soy Solutions	Milford	2,000,000	Soybean Oil
	Tri-City Energy	Keokuk	5,000,000	Soybean Oil
	Western Iowa Energy	Wall Lake	30,000,000	Multi Feedstock
ID
	Blue Sky Biodiesel, LLC	New Plymouth	10,000,000	Soybean Oil
IL
	Incobrasa Industries, Ltd.	Gilman	31,000,000	Soybean Oil
	Midwest Biodiesel Products, Inc.	South Roxanna	30,000,000	Soybean Oil
	Stepan Company	Millsdale	22,000,000	Soybean Oil
IN
	Evergreen Renewables	Hammond	5,000,000	Soybean Oil
	Heartland Biofuel	Flora	450,000	Multi Feedstock
	Integrity Biofuels	Morristown	10,000,000	Soybean Oil
	P.E.C. Biofuels IN, Inc.	Elkhart

KY
*	Griffin Industries	Butler	2,000,000	Multi Feedstock
	Union County Biodiesel Company, LLC	Sturgis	5,000,000	Soybean Oil
LA
	Allegro Biodiesel Corporation	Pollock	12,000,000	Soybean Oil
MA
	MPB Bioenergy, LLC	Bridgewater	500,000	Recycled Cooking Oil
MD
	Maryland Biodiesel	Berlin	1,000,000	Soybean Oil
MI
	Ag Solutions, Inc.	Gladstone	5,000,000	Multi Feedstock
	Michigan Biodiesel, LLC	Bangor	10,000,000	Soybean Oil
MN
*	FUMPA BioFuels	Redwood Falls	3,000,000	Multi Feedstock
	Green Range Renewable Energy	Ironton	150,000	Recycled Cooking Oil
	Midwest Renewable LLC	Menahga	4,000,000	Soybean Oil
*	Minnesota Soybean Processors	Brewster	30,000,000	Soybean Oil
*	Soymor	Albert Lee	30,000,000	Soybean Oil
MO
	Global Fuels, LLC	Dexter	3,000,000	Multi Feedstock
	Mid American Biofuels, LLC	Mexico	30,000,000	Soybean Oil
	Missouri Better Bean	Bunceton	15,000,000	Multi Feedstock
	Missouri Bio-Products, Inc.	Bethel	2,000,000	Multi Feedstock
	Natural Biodiesel Plant, LLC	Hayti	5,000,000	Multi Feedstock
MS
	CFC Transportation, Inc.	Columbus	1,500,000	Multi Feedstock
	Channel Chemical Corporation	Gulfport	5,000,000	Soybean Oil
	Delta Biodiesels, Inc.	Natchez	80,000,000	Multi Feedstock
	North Mississippi Biodiesel	New Albany	7,000,000	Soybean Oil
NC
	Blue Ridge Biofuels	Asheville	1,000,000	Multi Feedstock
	Evans Environmental Energies, Inc.	Wilson	6,000,000
	Foothills Bio-Energies, LLC	Lenoir	5,000,000	Multi Feedstock
	Gortman Biofuel, LLC	Winston Salem	100,000
	North Carolina BioFuels, LLC	Seaboard	1,000,000	Soybean Oil
	Piedmont Biofuels	Pittsboro	4,000,000	Multi Feedstock
	Smoky Mountain Biofuels, Inc.	Cullowhee
NE
	Horizon Biofuels, Inc.	Arlington	500,000	Animal Fat
	Pioneer Biodiesel, LLC	Gering	2,000,000	Soybean Oil
	Wyobraska Biodiesel, LLC	Gering	10,000,000	Soybean Oil

NJ
	Eastern Biofuels, LLC	Newark	24,000,000	Soybean Oil, Palm
	Puel Bio One, LLC	Elizabeth	50,000,000	Multi Feedstock
NM
	Rio Valley Biofuels, LLC	Anthony		Multi Feedstock
NV
	Bently Biofuels	Minden	1,000,000	Multi Feedstock
	Biodiesel of Las Vegas	Las Vegas	5,000,000	Multi Feedstock
NY
	North American Biofuels Company	Bohemia	2,500,000	Trap Grease, Recycled Cooking Oil
	Sheppard Grain, Inc.	Phelps		Soybean Oil
OH
	Agrifuels, LLC	Breman	3,000,000	Soybean Oil
	American Ag Fuels, LLC	Definance	1,500,000	Multi Feedstock
	Center Alternative Energy Company	Cleveland	5,000,000	Soybean Oil
	Jatrodiesel Inc.	Miamisburg	5,000,000	Multi Feedstock
	PEC Biofuels	Hicksville	7,500,000	Soybean Oil
*	Peter Cremer	Cincinnati	30,000,000	Soybean Oil
OK
	Earth Biofuels, Inc.	Durant	10,000,000	Multi Feedstock
	Green Country Biodiesel, Inc.	Chelsea	2,500,000	Multi Feedstock
OR
	Green Fuels of Oregon, Inc.	Klamath Falls	1,000,000	Canola
	SeQuential-Pacific Biodiesel, LLC	Salem	1,000,000	Multi Feedstock
PA
	Biodiesel of Pensylvania Inc.	White Deer	1,500,000	Soybean Oil
	Keystone BioFuels, Inc.	Shiremanstown		Soybean Oil
	Soy Energy, Inc.	New Oxford	1,500,000	Soybean Oil
	United Biofuels, Inc.	York	1,500,000	Soybean Oil
	United Oil Company	Pittsburgh	5,000,000	Multi Feedstock
RI
	Mason Biodiesel, LLC	Westerly	2,500,000	Soybean Oil
SC
	Carolina Biofuels, LLC	Greenville	30,000,000	Soybean Oil
	Southeast BioDiesel, LLC	Charleston	6,000,000	Multi Feedstock
SD
	Midwest BioDiesel Producers, LLC	Alexandria	7,000,000	Soybean Oil
TN
	Agri-Energy, Inc.	Louisburg	5,000,000	Soybean Oil
	BIG Biodiesel, LCL	Pulaski	250,000	Soybean Oil
	Biofuel of Tennessee, LLC	Decaturville	10,000,000	Soybean Oil
	Blue Sky Biodiesel, Inc.	Wartburg	3,000,000	Multi Feedstock
	Memphis Biofuels, LLC	Memphis	50,000,000	Multi Feedstock
	Milagro Biofuels of Memphis	Memphis	5,000,000	Soybean Oil
	NuOil	Counce	1,500,000	Soybean Oil
	TN Bio Energy	Summitville		Soybean Oil

TX
	Agribiofuels, LLC	Dayton
	AgriMax Fuels, LLC	Channelview	3,000,000	Soybean Oil
	Biodiesel Industries of Greater Dallas-Fort Worth	Denton	3,000,000	Multi Feedstock
	BioSelect Fuels (GBBLP)	Galveston	21,000,000	Multi Feedstock
	Brownfield Biodiesel, LLC	Ralls	2,000,000	Canola
	Central Texas Biofuels	Giddings	1,500,000	Waste Vegetable Oil
	ECO Friendly Products, Inc.	Channelview	3,000,000	Multi Feedstock
	GeoGreen Fuels	Gonzales	3,000,000	Multi Feedstock
*	Huish Detergents	Pasadena	15,000,000	Palm
*	Johann Haltermann Ltd	Houston	20,000,000	Soybean Oil
	Kemlink Energy, Inc.	Pasadena	2,500,000	Multi Feedstock
	New Fuel Company	Dallas	250,000	Multi Feedstock
	NMM, Ltd	Channelview	1,000,000	Soybean Oil
*	Organic Fuels, LLC	Galena Park	30,000,000	Multi Feedstock
	Pacific Biodiesel Texas	Hillsboro	2,500,000	Multi Feedstock
	Safe Fuels, Inc.	Conroe	30,000,000	Multi Feedstock
	Smithfield Bioenergy LLC	Cleburne	12,000,000	Multi Feedstock
	SMS Envirofuels	Poteet	6,000,000	Soybean Oil
	Valco Bioenergy	Harlingen	3,000,000	Cottonseed
UT
	Domestic Energy Partners	Spanish Fork	9,000,000	Multi Feedstock
VA
	Cheasapeake Custom Chemical	Ridgeway	5,000,000	Soybean Oil
	RECO Biodiesel, LLC	Richmond	10,000,000	Soybean Oil
	Renroh Environmental Company	South Boston	80,000
	Virginia Biodiesel Refinery	New Kent	7,000,000	Soybean Oil
WA
	Central Washington Biodiesel, LLC	Ellensburg		Multi Feedstock
	Gen-X Energy Group, Inc.	Burbank	15,000,000	Multi Feedstock
	Olympic Biofuels, LLC	Poulsbo	200,000	Multi Feedstock
	Seattle Biodiesel	Seattle	5,000,000	Multi Feedstock
	Standard Biodiesel USA Inc.	Arlington	5,000,000	Waste Vegetable Oil
WI
	Renewable Alternatives	Manitowoc		Soybean Oil
	Sanimax Energy Inc.	Deforest	20,000,000	Multi Feedstock
	Walsh Bio Diesel, LLC	Mauston	5,000,000	Soybean Oil
	WRR Environmental Services	Eau Claire		Multi Feedstock
WY
	Blue Sky Biodiesel, LLC	Cheyenne	5,000,000	Soybean Oil

*Denotes BQ-9000 Accredited Producers

Note: Annual Production Capacity only refers to the reported maximum production capability of the facility. Therefore, it does not represent how many gallons of biodiesel were actually produced at each plant.

The following map produced by the National Biodiesel Board indicates the locations of plants under construction in the United States. Plants under construction are those plants that those biodiesel companies are actively engaged in construction or expansion of their biodiesel facilities. Companies, like ours, in the earlier stages of the process may not be represented on this map.

Biodiesel Production Plants Under Construction or Expansion (June 7, 2007)

The following table provides a list of the plants under construction and proposed plants in the United States as of June 7, 2007, as reported by the National Biodiesel Board. Companies that are expanding their operations are designated with an "E" in the state column of the table. Proposed plants are those biodiesel companies that are actively engaged in raising equity, permitting or buying equipment but are not yet actively constructing their facility or producing biodiesel. Projects in the early stages of development may not be listed.

State	Company	City	Annual Production Capacity	Primary Feedstock	Target Completion Date
AR
	Ag BioEnergy LLC	Arkansas City	6,000,000	Soybean Oil	Sept.2007
	Delta American Fuel, LLC	Helena	40,000,000	Multi Feedstock	June 2007
	Pinnacle Biofuels, Inc.	Crossett	10,000,000	Multi Feedstock	Sept.2007
AZ
	Amereco Arizona, LLC	Arlington	15,000,000	Multi Feedstock	August 2007
CA
E	Biodiesel Industries of Port Hueneme	Port Hueneme	7,000,000	Full Spectrum	October 2007
	LC Biofuels	Richmond	365,000	Multi Feedstock	Dec. 2007
	GeoGreen Biofuels, LLC	Vernon	3,000,000	Recycled Cooking Oil	August 2007
	Greener Tomorrow	Chino		Recycled Cooking Oil	June 2007
	Noil Energy Group	Commerce	5,000,000	Multi Feedstock	Dec. 2007

CO
	Great White Bottling, Inc.	Denver	4,000,000	Soybean Oil	August 2007
	Prospect Biofuels, LLC	Keenesburg	5,000,000	Soybean Oil
CT
	BioDiesel One Ltd	Southington	4,000,000	Recycled Cooking Oil	Sept. 2007
	CT Biodiesel, LLC	Cheshire	4,000,000	Fat	July 2007
FL
	Agri-Source Fuels, Inc.	Dade City	125,000,000	Multi Feedstock	June 2007
	U.S. Biodiesel, Inc.	Winter Haven	5,000,000		August 2007
	Xenerga, Inc.	Kissimmee	5,000,000	Recycled Cooking Oil, Animal Fats	Sept. 2007
GA
	Alterra Bioenergy of Middle Georgia, LLC	Gordon	15,000,000	Soybean Oil	July 2007
	Alterra Bioenergy of Plains Georgia, LLC	Plains	30,000,000	Soybean Oil	Dec. 2007
	Eco Solutions, LLC	Chatsworth	25,000,000	Multi Feedstock	May 2007
	Farmers & Truckers Biodiesel of Georgia, LLC	Augusta	5,000,000	Soybean Oil, Poultry Fat	June 2007
	Georgia Mountain Biofuels, Inc.	Toccoa	2,000,000	Multi Feedstock	Oct. 2007
	Southwest Georgia Oil Company, Inc.	Bainbridge	10,000,000	Multi Feedstock	Oct. 2007
IA
	East Fork Biodiesel, LLC	Algona	60,000,000	Multi Feedstock	Oct 2007
	Iowa Renewable Energy, LLC	Washington	30,000,000	Multi Feedstock	July 2007
	Western Dubuque Biodiesel	Farley	30,000,000	Soybean Oil	July 2007
ID
	Premier Fuel Company, Inc.	Rupert		Soybean Oil, Canola	August 2007
IL
	Biofuels Company of America, LLC	Danville	45,000,000	Soybean Oil	1st Q 2008
	Diamond Biofuels	Mazon	500,000	Cooking Oil	July 2007
	Heartland Biodiesel, Inc.	Marion	5,000,000	Soybean Oil	July 2007
	Nova Biosource	Senaca	60,000,000	Multi Feedstock	July 2008
IN
	e-biofuels, LLC	Middletown	25,000,000	Soybean Oil	June 2007
	Louis Dreyfus Agricultural Industries, LLC	Claypool	80,000,000	Soybean Oil	Oct 2007
	SNEBio, LLC	Newburgh	15,000,000	Soybean Oil	UGUST 2007

KS
	Healy Biodiesel, Inc.	Sedgwick	1,000,000	Recycled Cooking Oil	June 2007
	Krystal Clean Biofuels	Lenexa		Multi Feedstock
KY
	Owensboro Grain	Owensboro	50,000,000	Soybean Oil	August 2007
MD
	Chesapeake Green Fuels, LLC	Adamstown	1,000,000	Multi Feedstock	June 2007
	Greenlight Biofuels, LLC	Princess Anne	4,000,000	Multi Feedstock	4Q 2007
MI
	Biodiesel Industries of Detroit	Detroit	10,000,000	Full Spectrum	Sept 2007
	NextDiesel	Adrian	20,000,000	Multi Feedstock	June 2007
	Northwest Michigan Biofuels	South Boardman	500,000	Yellow Grease, Soybean Oil	Fall 2007
MO
	AGP	St. Joseph	30,000,000	Soybean Oil	Sept 2007
	Great River Soy Processing Cooperative	Lilbourn	5,000,000	Soybean Oil	Oct. 2007
	High Hill Biodiesel, Inc.	High Hill	5,000,000	Multi Feedstock	June 2007
	Paseo Biofuels, LLC	Kansas City	40,000,000	Soybean Oil, Animal Fats	Dec. 2007
	Prairie Pride	Deerfield	30,000,000	Soybean Oil	Dec 2007
MS
	Scott Petroleum Corporation	Greenville	20,000,000	Multi Feedstock	Sept. 2007
	Universal Bioenergy North America, Inc.	Nettleton	40,000,000		June 2007
NC
	American Distillation, Inc.	Leland	1,500,000	Soybean Oil	July 2007
	Filter Specialty Bioenergy LLC	Autryville	1,600,000	Multi Feedstock	Dec. 2007
	Triangle Biofuels Industries, Inc.	Wilson	1,500,000	Multi Feedstock	June 2007
ND
	ADM	Velva	85,000,000	Canola Oil	July 2007
	All American Biodiesel	York	2,000,000	Soybean Oil	August 2007
	Dakota Skies Biodiesel, LLC	Minot	10,000,000	Canola	Dec. 2008
NE
	Beatrice Biodiesel, LLC	Beatrice	50,000,000	Soybean Oil	Sept 2007
	Northeast Biodiesel	Scribner		Soybean Oil	July 2007
	Sunrise Biodiesel, Inc.	Grant	12,000,000	Tallow, Soybean Oil	July 2007
NJ
	Bio Energy of America	Edison	60,000,000	Soybean Oil	July 2007
NM
	ARES Blue Sun Development	Clovis	15,000,000	Multi Feedstock	Dec. 2007
NV
	Biodiesel of Las Vegas	Las Vegas	60,000,000	Multi Feedstock	Nov 2007
NY
	NextGen Fuel, Inc.	Fulton	1,000,000	Soybean Oil	Feb 2007
	Tri-State Biodiesel, LLC	Brooklyn	5,000,000	Recycled Cooking Oil	Feb. 2008

OH
E	American Ag Fuels, LLC	Defiance	5,500,000	Multi Feedstock	August 2007
	American Made Fuels, Inc.	Canton	3,000,000		June 2007
	Deep Fried Diesel, LLC	Cincinnati		Waste Vegetable Oil	August 2007
OK
	Best Energy Solutions, LLC	Tulsa	1,000,000	Soybean Oil	August 2007
	High Plains Bioenergy	Guymon	30,000,000	Multi Feedstock	Sept 2007
OR
E	SeQuential-Pacific Biodiesel, LLC	Salem	4,000,000	Multi Feedstock	Feb. 2008
PA
	Choice FuelCorp Inc.	South Williamsport	2,000,000	Multi Feedstock	June 2007
E	Keystone BioFuels, Inc.	Shiremanstown		Soybean Oil	August 2007
	Lake Erie Biofuels	Erie	45,000,000	Soybean Oil	August 2007
	Middletown Biofuels, LLC	Middletown	2,000,000	Soybean Oil	August 2007
	PA Biofuels, LLC	Pittsburgh	5,000,000	Tallow, Yellow Grease	Dec. 2007
RI
	Newport Biodeisel, LLC	Newport	500,000	Recycled Cooking Oil	August 2008
SC
	Ecogy Biofuels, LLC	Estill	30,000,000	Soybean Oil	Sept. 2007
TN
	Freedom Biofuels, Inc.	Madison	12,000,000	Soybean Oil	June 2007
	Green Earth Bio-Fuel, Inc.	Parsons	2,000,000	Soybean Oil	June 2007
	Nu-Energie, LC	Surgoinsville	10,000,000	Multi Feedstock	August 2007
TX
	Ag Fuels Ltd	Sealy	3,600,000		August 2007
	Big Daddy's Biodiesel, Inc.	Hereford	30,000,000	Soybean Oil	Fall 2007
E	Biodiesel Industries of Greater Dallas-Fort Worth	Denton	7,000,000	Multi Feedstock	Dec 2007
	Bio-Renewable Technologies, LLC	Converse	1,000,000	Multi Feedstock	August 2007
	Direct Fuels	Euless	10,000,000	Multi Feedstock	Sept. 2007
	Fuel & Lube, LLC	Richmond	5,000,000	Recycled Cooking Oil, Soybean Oil	July 2007
	Green Diesel, LLC	Houston		Soybean Oil	June 2007
	Green Earth Fuels of Houston, LLC	Houston	86,000,000	Multi Feedstock	July 2007
	Greenlight Biofuels, Ltd.	Littlefield	5,000,000	Fats	June 2007
	Lipetrol Technologies, LP	Pine Hurst	10,000,000	Multi Feedstock	June 2007
	NFE Biofuels	Houston	60,000,000	Multi Feedstock	Oct. 2008
	Paquin Energy and Fuel	Fort Worth	10,000,000	Multi Feedstock	August 2007
	Red River Biodiesel Ltd.	Texarkana	15,000,000	Multi Feedstock	Dec. 2007
	Texas Biotech, Inc.	Arlington			July 2007

UT
	Washakie Renewable Energy, LLC	Plymouth			July 2007
WA
	Imperium Grays Harbor	Hoquiam	1,000,000	Multi Feedstock	Sept. 2007
WI
	North Prairie Productions LLC	Evansville	45,000,000	Soybean Oil	July 2008

Note: The annual production capacity for plants under expansion represents the incremental increase in production capacity resulting from their expansion.

Employees

We currently have one administrative employee. In addition, as needed during the completion of the plant construction and commencement of operations, we intend to hire approximately 28 employees.  The following table represents the anticipated positions within the plant and the minimum number of individuals we intend to employ for each position:

Position	# Employed
General Manager	1
Operations Manager	1
Financial Assistant	1
Logistics/Scale Operator	1
Electrical/Control Maintenance	1
Facility Maintenance	1
Lab Technician	1
Biodiesel/Pretreatment Lead Day Shift	2
Biodiesel/Pretreatment Lead Night Shift	2
Operations Specialist Day Shift	6
Operations Specialist Night Shift	6
Load/Receive Lead	1
Load/Receive Specialist	4
TOTAL	28

The position titles, job responsibilities and numbers allocated to each position may differ when we begin to employ individuals for each position.

We intend to enter into written confidentiality agreements with our officers and employees.  Among other things, these agreements will require such officers and employees to keep strictly confidential all proprietary information developed or used by us in the course of our business.

Our success will depend in part on our ability to attract and retain qualified personnel at competitive wage and benefit levels.  We must hire qualified managers, accounting, human resources and other personnel.  We operate in a rural area with low unemployment.  There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project.  If we are unsuccessful in this regard, such event may negatively effect our operations, cash flows and financial performance.

Sales and Marketing

On June 6, 2007, we entered into a marketing contract with Eco-Energy Biodiesel, LLC. ("Eco ") to market our biodiesel and glycerin. Eco will purchase and market all of the biodiesel we produce at our plant. In addition, Eco will provide us with analysis of biodiesel supply and demand; market access to distribution channels developed by Eco; analysis and audit of biodiesel customers, including creditworthiness; marketing specialists and sales representatives to attain and establish sales opportunities and relationships for the facility’s products; transportation and logistics for biodiesel shipments; and invoicing and accounts receivable management. The initial term of the agreement is 3 years which will automatically be renewed unless we give Eco 4 months written notice prior to the end of the initial term of our intent not to renew. We will pay a fee of 1% of the net purchase price per gallon of biodiesel for services and materials provided. In addition, we will pay a marketing fee of $0.015 per net gallon of biodiesel, payable monthly on actual gallons shipped.

We do not plan to hire or establish a sales organization to market any of the products or co-products we produce.  Consequently, we will be extremely dependent upon Eco to market each of our products.

Strategic Partners and Development Services Team

Ball Industrial Services

We will rely upon Ball's design-build expertise for the successful construction and operation of our biodiesel plant, but we currently have no definitive binding agreement with them. Ball is an Iowa limited liability company with offices in Des Moines, Iowa and Kansas City, Missouri. We expect that Ball will engage Bratney Companies to provide the design process, process license and detailed engineering services for our plant.

The expertise of Ball in integrating process and facility design into a construction and operationally efficient facility is very important to the success of our project. We expect that Ball will assist our management team in executing a successful start-up. We will be dependent upon Ball as our design-builder and any loss of our relationship with Ball or their affiliates could place us at a competitive disadvantage. In addition, if we experience any unforeseen costs or delays to the project due to Ball’s inexperience or defects in the materials or technology used in our plant, we may be unable to execute a successful start-up resulting in the failure of our business. If our business fails, you could lose all or a substantial part of your investment in us.

Ball has been providing industrial construction services since 2001. If Ball constructs our proposed biodiesel plant, it will be the first biodiesel plant constructed by Ball.

Interim Agreement

On May 17, 2007, we entered into an interim agreement with Ball. The interim agreement is to remain in effect until the design-build agreement is finalized and executed or August 1, 2007, whichever occurs first. The interim agreement intended to establish a baseline from which Ball and Southern Iowa BioEnergy can execute a definitive agreement under which Ball will act as our Engineering, Procurement and Construction Contractor and will coordinate all design, construction and commissioning services for a 30 million gallon per year biodiesel plant in or near Osceola, Iowa. We anticipate that Ball will act as our key contractor and directly manage other key subcontractors.

Under the interim agreement, the services provided by Ball in connection with our biodiesel plant include, but are not limited to, the following:

•	Preparation of a proposed Guaranteed Maximum Price Agreement (GMAX Agreement) for the design, construction and start-up of our plant, including a schedule;

•	Design, construct and start-up of our plant in accordance with the GMAX Agreement; and

•	Provide project coordination for building design, civil engineering, trade procurement for site, concrete, erection, carpentry and design as required for the project;

•	Coordination of technology providers, contracts, cash management, and schedule performance;

•	Ensure a safe workplace and compliance with OSHA activities; and

•	Supply to Southern Iowa BioEnergy a monthly progress report for use by board and financing partners.

We will pay Ball $750,000 for services under the interim agreement. If we terminate the interim agreement, Ball will refund the down payment less expenses incurred and fees earned by Ball. If Ball terminates this interim agreement, Ball will refund the down payment to Southern Iowa BioEnergy.

If we do not enter into a definitive, binding design-build agreement with Ball, or if Ball terminates its relationship with us after initiating construction, we may not be able to obtain a replacement general contractor. Any such event may force us to abandon our business.

Based upon preliminary discussions with Ball, we anticipate the lump sum price for construction of the biodiesel plant will be $41,375,000. However, there is no assurance that the final cost of the plant will not be higher. We cannot guarantee that there will not be any design changes or cost overruns associated with the construction of the plant. In addition, shortages of steel could increase the final cost and delay the final completion date of the project. Any significant increases in the construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support such increased construction costs.

We have no control over Ball or knowledge of how many biodiesel plants it can simultaneously construct. If Ball agrees to construct other biodiesel plants at the time that we expect it to construct our biodiesel plant and is unable to successfully construct our plant as a result, the construction of our plant may either be substantially delayed or canceled. We do, however, intend to purchase a performance bond to mitigate some of the risk of Ball terminating its relationship with us after initiation of construction. We expect that Ball will secure the performance bond as part of a definitive design-build agreement and the expense for the bond will be included in the project cost.

Construction and Timetable for Completion of the Project

We have not yet entered into a design-build agreement with Ball for the plant, thus, we do not have actual costs of the plant. See the section "ESTIMATED USE OF PROCEEDS" for our estimated costs and uses of funds. The following is a schedule of the steps that need to be completed:

June - July 2007

•	Update business plan;

•	Preliminary contact with lenders for debt financing;

•	Complete agreements for water, electricity, gas and sewer services;

•	Continue discussions with BSNF Railway for the rail access at our biodiesel facility in Osceola, Iowa;

•	Enter into a technology license agreement with Bratney; and

•	Execute a definitive design-build agreement with Ball.

August - October 2007

•	Obtain construction and environmental permits;

•	Enter into construction contracts with contractors approved by Ball;

•	Recruit and retain first key employees;

•	Secure debt financing; and

•	Continue developing business procedures and capabilities.

November 2007 - January 2008

•	Begin construction of plant;

•	Schedule and provide for utility hook-ups; and

•	Provide appropriate public information.

February - April 2008

•	Continue construction of plant;

•	Complete utility hook-ups;

•	Recruit, acquire, and train staff as needed;

•	Provide appropriate public information;

•	Begin testing plant components;

•	Review feedstock markets with FCStone;

•	Review markets with Eco-Energy; and

•	Equip lab and train staff for quality testing.

May - July 2008

•	Complete testing of processes and do first pilot run;

•	Recruit and train the balance of staff needed;

•	Bring in supplies of oil and chemicals; and

•	Begin production and shipment of product to customer.

Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that we will complete our project approximately 16 to 18 months after we close the offering. We intend to begin dirt work on the site in the fall of 2007. However, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule.  In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy changes relating to biodiesel or this project could cause construction and operation delays. If it takes longer to raise financing, obtain necessary permits or construct the plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations.  This could reduce the value of your units.

We must obtain liability, property and casualty and other policies of insurance prior to the commencement of construction of the plant.  Those policies must be maintained during operations.  There is no assurance that we will be able to obtain such insurance on acceptable terms or at all.  Any failure by us to secure and maintain adequate insurance, with adequate policy limits and self-retention limits, may negatively effect our operations, cash flows and financial performance.

Bratney Companies

We expect to be highly dependent upon Bratney for the technology necessary for the operation of the plant; however, we currently have no definitive binding agreement with them. Bratney is an Iowa corporation specializing in the engineering and construction of seed, feed, grain, food and bulk handling facilities around the world. Bratney is expected to be responsible for the engineering, design, procurement and construction of all components of the main processing plant and for providing the design process, process license and detailed engineering services for the plant. In addition, Bratney is expected to be responsible for vessel fabrication and erection and system commissioning. Although Bratney has extensive experience in the design and construction of other types of agricultural engineering projects, it has limited prior experience in the design and construction of biodiesel facilities and has not completed the design and construction of a biodiesel facility. Therefore, Bratney will be dependent upon the knowledge of and will utilize the technology of Cimbria Sket located in Magdeburg, Germany, a division of the Cimbria Group which has its principal offices located in Thisted, Denmark. The following table lists the biodiesel facilities operating in Europe utilizing Cimbria Sket technology.

Cimbria Sket has provided engineering and construction services utilizing Sket technology to the biodiesel industry in Europe since 1995. However, Cimbria Sket’s biodiesel technology has not been previously incorporated into any biodiesel plants in the United States and is, therefore, unproven in the United States. Bratney is the sole merchandiser of Cimbria technology in the United States under Cimbria-Bratney, Ltd., a joint venture between Bratney and the Cimbria Group. In addition to Cimbria Sket, Westfalia Separator US will provide some of the technology for our plant. Westfalia Separator US is a German Company with its US offices located in Northvale, New Jersey. Westfalia Separator US specializes in centrifuge separation technology.

If we experience any unforeseen costs or delays to the project due to Bratney’s inexperience or defects in the design process used in our plant, we may be unable to execute a successful start-up resulting in the failure of our business. If our business fails, you could lose all or a substantial part of your investment in us.

Risk Management and Feedstock Agency Agreement

On May 30, 2007, we entered into a Risk Management and Feedstock Agency Agreement (the “Feedstock Agreement”) with FCStone, LLC in which FCStone will provide us with risk management and feedstock purchasing agent services. FCStone is a subsidiaries of FCStone Group, Inc. Pursuant to the terms of the Feedstock Agreement, FCStone will provide us with consulting services related to the implementation of a risk management program. Specifically, FCStone is to provide the following services:

•	analysis and audit of feedstock suppliers;

•	purchase feedstock meeting specifications and in adequate quantities to fill the production schedule of our facility;

•	negotiate for discounts with feedstock suppliers; and

•	provide transportation, logistics, and scheduling of feedstock deliveries.

In connection with the risk management program, we may agree to enter into certain hedging or other futures agreements and transactions. FCStone also is to supply us with sufficient feedstock required to maintain the normal production schedule of our plant. FCStone is to work to obtain the lowest possible total feedstock under prevailing market conditions consistent with prudent risk management practices. The feedstock may be sold by FCStone on cash forward contracts in place of cash sales.

In exchange for FCStone’s risk management and feedstock agency services, we are to pay FCStone a service fee of Four Hundred Fifty Thousand Dollars ($450,000) per year, payable in advance in equal monthly installments of Thirty-Seven Thousand Five Hundred Dollars ($37,500), due on the first day of each month after operations begin.

The initial term of the feedstock agency agreement is for a term of 3 years and will automatically renew for 1 year terms thereafter, unless any party shall give written notice of non-renewal to the other parties not less than 90 days prior to the end of the current term. In addition, we may terminate the Feedstock Agreement for material breach upon 90 days notice to FCStone.

Marketing Agreement with Eco-Energy Biodiesel, LLC

On June 6, 2007, we entered into a marketing agreement with Eco-Energy Biodiesel, LLC. ("Eco ") under which Eco is to market our biodiesel produced at the facility. Eco will purchase and market all of the biodiesel we produce at our plant. In addition, Eco is to provide us with analysis of biodiesel supply and demand; market access to distribution channels developed by Eco; analysis and audit of biodiesel customers, including creditworthiness; marketing specialists and sales representatives to attain and establish sales opportunities and relationships for the facility’s products; transportation and logistics for biodiesel shipments; and invoicing and accounts receivable management. The initial term of the agreement is 3 years which will automatically be renewed unless we give Eco 4 months written notice prior to the end of the initial term of our intent not to renew. We are to pay a fee of 1% of the net purchase price per gallon of biodiesel for services and materials provided. In addition, we are to pay a marketing fee of $0.015 per net gallon of biodiesel, payable monthly on actual gallons shipped.

Consulting Agreement with Third Inning Solutions, Inc.

On February 28, 2007, we entered into a consulting agreement with Third Inning Solutions, Inc. ("Third Inning"). Third Inning is to serve as an independent consultant during the term of the agreement and is to devote commercially reasonable efforts to provide project coordination, consulting and advisory services in connection with the development, financing, start-up and construction of our biodiesel plant.

Under the terms of the agreement, we are to pay Third Inning as follows: (i) $50,000 payable upon execution of the agreement; (ii) $325,000, payable at the time, and only if, we execute senior loan financing documents enabling the groundbreaking for our project; and (iii) $300,000, payable at the time, and only if, construction of our project is substantially complete within the meaning of the construction agreement relating to the project. We also are to reimburse Third Inning for reasonable, ordinary and necessary expenses incurred by Third Inning in performance of its duties under the agreement.

Third Inning's duties include, but are not limited to, the following:

•	analyze equity and debt goals and assist with debt and equity financing structure;

•	serve as project coordinator to secure build commitments;

•	assist with review and analysis of all written debt financing proposals;

•	assist with oversight and monitoring of construction team;

•	assist in negotiating contracts with product service providers; including, but not limited to, procurement agents, risk managers and marketing companies, etc.; and

•	assist in marketing efforts.

There is no assurance that Third Inning will be able to successfully assist us in developing the project or securing adequate financing.

Engagement Agreement with Ascendant Financial Partners, LLC

On June 11, 2007, we entered into a agreement with Ascendant Financial Partners, LLC ( “AFP”) to assist us with obtaining debt financing Pursuant to the agreement, AFP will use its best efforts to place debt capital for the project, including identifying debt capital Sources, discussing the project with debt capital Sources, assisting with structuring and negotiating the debt and closing the debt transaction. In exchange for AFP’s services, we will pay AFP 1.5% of the amount of debt capital raised, regardless of the source, amount or type of debt capital received or whether the debt is sourced by AFP. The fees shall be paid upon financial close of the project. The agreement continue until debt financing is obtained or until either party elects to terminate the agreement upon 30 days written notice to the other party.

Regulatory Permits

We will be subject to extensive air, water and other environmental regulations, and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. Our acquisition of many of the various required permits is time-sensitive. Several of these permits, including the air pollution construction and operation permits, storm water discharge permits and others, must be obtained prior to starting construction. Other permits will be required shortly before or shortly after commencement of our operations. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (EPA) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The Iowa Department of Natural Resources (IDNR) and the EPA could also modify the requirements for obtaining a permit. Any such event could significantly increase our operating costs and the capital costs associated with construction of the plant or any future expansion of the plant.

Even if we receive all required permits from the IDNR, we may also be subject to regulations on emissions by the EPA. Currently, the EPA's statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed plant. However, we will be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than the IDNR. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Such changes may result in greater regulatory burdens. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, to the detriment of our financial performance.

Air Pollution Construction and Operation Permits

Our preliminary estimates indicate that our facility will be considered a minor source of regulated air pollutants. However, there are a number of emission sources that are expected to require permitting. Biodiesel production involves the emission of various airborne pollutants, including carbon monoxide (CO), oxides of nitrogen (NOx), sulfur dioxide (SO2) and volatile organic compounds (VOCs). We expect to obtain air pollution construction new source permits for each source of emission. In addition, we will need to obtain an air quality permit from the IDNR.

Although our engineer's preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants, and therefore not subject to Title V or Maximum Achievable Control Technology (MACT) Standards, this could change depending on the results of additional testing, results after the facility begins production, or the changing regulatory environment. Obtaining and maintaining a Title V permit and adhering to MACT standards may involve substantial compliance and management costs, additional capital and a significant delay in obtaining an air permit. If we are required to obtain and maintain a Title V permit, we must find a skilled engineer to work for us to ensure our compliance with Title V and will incur additional engineering expenses. If we are unable to find a skilled engineer to employ, we will be required to hire an engineering firm to ensure our compliance with Title V at a greater expense. In order to comply with applicable air regulations or to avoid having to obtain a Title V air permit, it is possible that we will have to install additional air pollution control equipment or agree to limit production levels to amounts that may be slightly lower than maximum production levels described in this document. These limitations are expected to be made a part of the construction permits. Exceeding these limitations would require us to pursue a Title V air permit and could subject us to expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions. There is also a risk that the IDNR might reject a Title V air permit application and request additional information, which would further delay start-up and increase expenses.

There is also a risk that regulatory changes might impose additional or different requirements. For example, if the area in which the plant is situated is determined to be a non-attainment area for a particular pollutant, the threshold standards that require a Title V permit might be changed and require us to obtain the permit. The State of Iowa could enact a State Implementation Plan which would require the imposition of Prevention of Significant Deterioration requirements and the installation of Best Available Control Technologies for any future modifications or expansions of the plant. Any such event would significantly increase the operating costs and capital costs associated with any future expansion or modification of the plant.

New Source Performance Standards

We anticipate that the plant will also be subject to the New Source Performance Standards. The NSPS are national standards of performance that are set by the EPA for categories of new or modified stationary sources. The purpose of the NSPS is to prevent deterioration of air quality from the construction of new sources and reduce control costs by building pollution controls into the initial design of plants. The standards are based on the emission rate that can be achieved through the use of the best adequately demonstrated technology. However, factors such as cost and environmental effect are also taken into account. Duties imposed by the NSPS include initial notification, emission limits, compliance and monitoring requirements and recordkeeping requirements.

Storm Water Discharge Permit and Other Water Permits

Our plant will be required to apply for and receive from the IDNR a storm-water discharge permit for construction activities and a separate storm-water discharge permit for operation of the facility. The Industrial Storm Water Discharge Permit application must be filed at least 180 days before construction begins, and the permit must be granted prior to construction of the plant. In connection with this permit, we will be required to have a Storm Water Pollution Prevention Plan in place prior to applying for the permit which outlines various on-site measures we plan to implement to prevent and control pollution resulting from storm-water run-off. Other compliance and reporting requirements would also apply.

Prior to the commencement of construction of the plant, we must file a notice of intent and application for a Construction Site Storm Water Discharge Permit. If the IDNR does not object to the notice of intent, we could begin construction and allow storm water discharge fourteen days after the filing. As part of the application for the Construction Site Storm Water Discharge Permit, we will need to prepare a construction site erosion control plan. In addition, we must file a soil loss affidavit with the local NRCS office for land disturbing activities. We would also be subject to certain reporting and monitoring requirements. We anticipate that we will be able to obtain these permits. However, if we are unable to obtain these permits our project may be delayed or we may be forced to abandon our project altogether.

Waste Water National Pollutant Discharge Elimination System Permits (NPDES Permit)

Although we expect that water used in the biodiesel production process will be re-circulated to decrease facility water demands, a certain amount of water will have to be discharged. As a result, at this time we expect we will construct our own wastewater treatment facility to treat wastewater from the biodiesel production process prior to discharge. Nevertheless, there is a risk that unanticipated additional treatment expenses may arise. In order to construct and operate our own wastewater treatment facility, we will need to obtain a NPDES waste water discharge permit. The required NPDES permit will require initial capital costs and ongoing monitoring expenses in order to remain in compliance. We anticipate submitting the applicable permit applications(s) no later than 180 days prior to beginning of construction. We anticipate submitting the applicable NDPES permit applications(s) no later than 180 days prior to beginning of construction.

Spill Prevention, Control and Countermeasures Plan

Before we can begin operations, we must prepare a Spill Prevention Control and Countermeasure plan. The plan must be reviewed and certified by a professional engineer.

Risk Management Plan

Under the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. It is anticipated that our plant will use methanol, hydrochloric acid (HC1) and caustic soda (NaOH) to produce our biodiesel. It is likely we will be required to establish a plan to prevent spills or leaks of these substances and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of these substances into the surrounding area. We will need to conduct a hazard assessment and prepare models to assess the impact of any release of such substances into the surrounding area. The program will be presented at one or more public meetings. In addition, it is likely that we will have to comply with the prevention requirements under OSHA's Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use of those regulated substances.

Nuisance

Even if we receive all EPA and Iowa environmental permits for construction and operation of the plant, we may be subject to the regulations on emissions by the EPA. Our activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the plant. Any such claims, or increased costs to address complaints, may reduce our cash flows and have a negative impact on our financial performance.

We are not currently involved in any litigation involving nuisance claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Amended and Restated Operating Agreement provides that our initial board of directors will be comprised of no fewer than 3 and no more than 13 members. We currently have 8 directors on our board of directors. The initial board of directors will serve until the first annual or special meeting of the members following the date on which substantial operations of the biodiesel plant commence. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our Amended and Restated Operating Agreement which could be difficult to accomplish.

The Amended and Restated Operating Agreement provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. Prior to expiration of the initial directors’ terms, the initial directors shall conduct a lottery to separately identify the director positions to be elected. Each director position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years).

Identification of Directors, Executive Officers and Significant Employees

The following table shows the directors and officers of Southern Iowa BioEnergy LLC as of the date of this prospectus:

Director	Office
William Higdon	Chairman, President and Director
Leon Kessel	Vice Chairman and Director
Alan Elefson	Treasurer and Director
Randy Layton	Secretary and Director
J.R. Cornett	Director
William Morain	Director
Jack Cooley	Director
J. Scott Sunderman	Director

Business Experience of Directors and Officers

The following is a brief description of the business experience and background of our officers and directors.

Dr. William T. Higdon, President and Director, Age 77 - 12604 Elk Ridge Rd., Lamoni, IA 50140

Dr. Higdon retired to a farm near Lamoni, Iowa about four years ago. Prior to that, Dr. Higdon was the Director of Educational Marketing for Gateway Computers. He has an associate of arts degree from Graceland University and a B.S. in Agriculture, M.S. and Ph. D from the University of Missouri, Columbia. He was a Research Chemist for Shell Development Company in Houston, Texas before joining the faculty of Graceland University as Chair of the Science and Mathematics Division. He did a post-doctoral study in Academic Administration at the University of Michigan, Ann Arbor, in preparation for fourteen years as President of Graceland University. He has served as Marketing Director for Hawthorne Machinery Co., a Caterpillar dealer, in San Diego, CA and as Director of Business Education for Gateway. He currently serves a Chair of Outreach International, a charitable organization seeking to help the poor.

Dr. Higdon has served as our president and a director since our inception. Pursuant to our Amended and Restated Operating Agreement, Dr. Higdon will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

Leon Kessel, Vice Chairman and Director, Age 58 - 12301 290th St., Lamoni, IA 50140

Mr. Kessel has been a farmer in the Lamoni area for over ten years. He received an associate degree in diesel technology from Des Moines Area Community College. He is on the Iowa State Farm Bureau Renewable Energy Committee, South Central Cooperative board of directors and the Lamoni SAFE Coalition. In addition, he is a member of Decatur County Hospital Board of Trustees. Mr. Kessel is a past president of Decatur County Farm Bureau and is currently the Decatur County voting delegate. Mr. Kessel worked for Caterpillar from 1972 to 1986.

Mr. Kessel has served as a director since our inception. Pursuant to our Amended and Restated Operating Agreement, Mr. Kessel will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

Alan Elefson, Treasurer and Director, Age 51 - 30277 US Highway 69, Lamoni, IA 50140

Mr. Elefson has over twenty years experience in the banking industry, working primarily in commercial and agricultural lending. He has worked for Bank of the West and its predecessors since January 1985 and is currently a commercial lender for the bank in Lamoni, Iowa. In addition, Mr. Elefson owns and operates an approximately 120-acre farm in Lamoni, Iowa. He serves as a member of the loan committee for Southern Iowa Council of Government and Grow Iowa Foundation, Inc. He is a director for Lamoni Development Corporation, Decatur County Development Corporation and a former director of South Central Iowa Community Foundation. He is also a member of Decatur County Enterprise Zone Commission. Mr. Elefson previously served on the Lamoni Community School Board, at one time serving as President of the board.

Mr. Elefson has served as our treasurer and a director since May 4, 2005. Pursuant to our Amended and Restated Operating Agreement, Mr. Elefson will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

Randy F. Layton, Secretary and Director, Age 47 - 204 S.E. 3rd, Leon, IA 50144

Mr. Layton has been working in the construction business since the late 1970's. In addition to his construction business, Mr. Layton served as our project coordinator from March through December 2005. From January 2003 through October 2005, Mr. Layton managed farming operations for the Lois J. Veatch Trust. Additionally, from June 1991 through December 2002, Mr. Layton served as plant manager for Ideal Ready Mix Company, Inc. He is a member of the board of directors of Decatur County Development Corporation.

Mr. Layton has served as our secretary and a director since our inception. Pursuant to our Amended and Restated Operating Agreement, Mr. Layton will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

J.R. Cornett, Director, Age 58 - 31578 Townline Rd., Davis City, IA 50065

Mr. Cornett owns and operates a farm which includes row crops and cattle. In addition, Mr. Cornett serves as a County Supervisor for Decatur County, Iowa, a position he has held since October 2001. Mr. Cornett serves as the chairman of the Decatur County Supervisors. Mr. Cornett serves as the secretary for Southern Iowa Council of Governments. Mr. Cornett is the chair of Area 14 Agency on Aging. From October 1975 through September 1990, Mr. Cornett was a general manager for MFA, Inc., responsible for managing multiple Iowa operations, including cooperative centers, fertilizer plants, grain operations and custom chemical plants. From 1994 through 2001, Mr. Cornett was a salesperson for John Deere. Mr. Cornett is a past director for Farmer's Bank of Northern Missouri and North Missouri Bank Shares.

Mr. Cornett has served as a director since our inception. Pursuant to our Amended and Restated Operating Agreement, Mr. Cornett will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

Jack Cooley, Director, Age 63 - 1610 240th Ave., Osceola, IA 50213

Mr. Cooley owns and manages an approximately 500-acre farm with row crops and cattle. He has done so since June of 1964. Mr. Cooley is a member and vice chairman of Clarke County Board of Supervisors. In addition, he serves as vice president of both Coyote Canyon Lake Commission and South Central Iowa Community Action Program. Mr. Cooley is the chair for the South Central Youth Shelter.

Mr. Cooley has served as a director since May 4, 2005. Pursuant to our Amended and Restated Operating Agreement, Mr. Cooley will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

Dr. William D. Morain, Director, Age 64 - 408 S. State St., Lamoni, IA 50140

Dr. Morain is a board certified plastic surgeon and currently serves as vice-chairman of Community Health Centers of Southern Iowa. In addition, Dr. Morain has served as editor-in-chief of the Annals of Plastic Surgery, a monthly professional medical journal since January 1992. Previously, he was a professor of surgery at Dartmouth Medical School. He received his medical degree from Harvard University and completed his postdoctoral surgical training at Harvard Medical Center and Stanford Medical Center. He is president of Decatur County Development Corporation, secretary of Lamoni Development Corporation, president of the Lamoni School Board and a member of the board of directors of the Iowa Association of School Boards.

Dr. Morain has served as a director since our inception. Pursuant to our Amended and Restated Operating Agreement, Dr. Morain will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

J. Scott Sunderman, Director Age 47 - 319 E. Clark St., Clarinda, IA 51632.

Mr. Sunderman currently is a vice president for Bank Iowa in Clarinda, Iowa and Villisca, Iowa. Mr. Sunderman has been with Bank Iowa since 2002. He worked as a vice president for Okey Vernon First National Bank in Corning, Iowa from 1986 to 2002. Prior to that, he was a loan officer with Plains State Bank in Plains, Kansas from 1982 to 1986. Mr. Sunderman attended Iowa Western Community College in Clarinda, Iowa and is a graduate of Panhandle State University in Goodwell, Oklahoma with a degree in Ag Business.

Mr. Sunderman has served as a director since October, 2005. Pursuant to our Amended and Restated Operating Agreement, Mr. Sunderman will serve until our first annual meeting following substantial completion of our biodiesel plant and in all cases until a successor is elected and qualified.

Rex Galloway, Advisory Board Member(1), Age 74 - 125 N. 2nd Avenue, Villisca, IA 50864

Mr. Galloway has served as the chairman of The Nodaway Valley Rural Development Group since its inception in August 2003. Prior to that time, Mr. Galloway worked for Productivity Incorporated, of Plymouth, Minnesota from 1993 until his retirement in 1998. Productivity Incorporated serves industry in manufacturing automation and engineering. At Productivity Incorporated, he was as a ‘Fabrication Sales Consultant’ specializing in the application of laser and robotic technology. Prior to working for Productivity Incorporated, Mr. Galloway was a plant manager for Iowa Grain Co. and a territory representative for Allied Chemical Corp.  In addition, he served on the Iowa State board of the Iowa Fertilizer and Chemical Association. Mr. Galloway has not been involved in any business activities since his retirement in 1998.

He has served as an advisory board member since December 2005.

Kenneth Pangburn, Advisory Board Member(1), Age 54 - 1117 Jerico Avenue, Corning, IA 50841.

Mr. Pangburn is a regional manager for the Iowa Farm Bureau Federation where he has worked since November 1998. In addition, Mr. Pangburn manages a family owned cattle operation. He received a degree in plant science from South Dakota State University in 1976 and worked as an Ag Lender for Farm Credit Services for 13 years. Mr. Pangburn has been involved in rural economic development for the past 10 years serving on the Board of Directors for Adams Community Economic Development Corporation (ACEDC) in Corning, Iowa. In addition to serving on the ACEDC Board, he also serves on their Industrial Development Committee and is the liaison to their Rural Development Committee. Mr. Pangburn also represents Adams County on the Southwest Iowa Coalition Board of Directors where he is currently serving as Vice President.

He has served as an advisory board member since December 2005.

Michael G. O’Connor, Advisory Board Member(1), Age 57 - 3406 Indiana, Anchorage, AK 99503.

For approximately the past 8 years, Mr. O’Connor has been the President & CEO of Ouzinkie Native Corporation (ONC) in Alaska. ONC has investments in timber, commercial buildings, recreational facilities, environmental remediation and electronics repairs. Prior to joining the ONC, Mr. O’Connor was the Vice President for six years of another Alaska village corporation, which has investments in residential and commercial buildings, heating fuel delivery and hardware and building materials sales. Mr. O’Connor first entered management in 1982 at a firm now known as ASRC World Services, which contracts a variety of services to the federal government.

He has served as an advisory board member since December 2005.

(1) Our advisory board members' sole function is to provide general advice and guidance to our board based on their specific knowledge and experience. They do not have a vote in any matters of the board. Our advisory board members do not own any units in the Company and have not and will not receive any payments or compensation from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our units as of May 31, 2007 by our directors and officers.

				Percentage of Total After the Offering
Directors and Officers Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class Prior to Offering	Maximum Units Sold in Offering	Minimum Units Sold in Offering
Membership Units	William T. Higdon 12604 Elk Ridge Road Lamoni, IA 50140	$35,000	3.50%	.11%	.20%
Membership Units	Leon Kessel 12301 290th Street Lamoni, IA 50140	$80,000	8.00%	.26%	.46%
Membership Units	J.R. Cornett 31578 Townline Road Davis City, IA 50065	$60,000	6.00%	.19%	.34%
Membership Units	Randy F. Layton 204 S.E. 3rd Leon, IA 50144	$15,000	1.50%	.05%	.09%
Membership Units	William D. Morain 408 S. State Street Lamoni, IA 50140	$50,000	5.00%	.16%	.29%
Membership Units	Jack Cooley 1610 240th Avenue Osceola, IA 50213	$30,000	3.00%	.10%	.17%
Membership Units	Alan Elefson 30277 US Highway 69 Lamoni, IA 50140	$7,667	0.77%	.02%	.04%
Membership Units	J. Scott Sunderman 319 E. Clark St. Clarinda, IA 51632	0	0	0	0
N/A	Rex Galloway 125 N. 2nd Avenue Villisca, IA 50864	0	0	0	0
N/A	Kenneth Pangburm 1117 Jerico Avenue Corning, IA 50841	0	0	0	0
N/A	Michael G. O'Connor 3406 Indiana Anchorage, AK 99503	0	0	0	0
	Total:	$277,667	27.77%	.89%	1.59%

The following table sets forth each person or entity known by us to be the beneficial owner of more than five percent of our outstanding units as of May 31, 2007.

				Percentage of Total After the Offering
Beneficial Owners Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class Prior to Offering	Maximum Units Sold in Offering	Minimum Units Sold in Offering
Membership Units	Loring and Phyllis Miller 306 SW Church Street Leon, IA 50144	$50,000	5.00%	.16%	.29%
Membership Units	Morris Yoder 26366 Popcorn Road Weldon, IA 50264	$100,000	10.00%	.32%	.57%
Membership Units	Leon Kessel 12301 290th Street Lamoni, IA 50140	$80,000	8.00%	.26%	.46%
	Total:	$230,000	23.00%	.74%	1.32%

EXECUTIVE COMPENSATION

William Higdon is currently serving as our chairman and president and Leon Kessel is currently serving as our vice chairman. Alan Elefson is our treasurer, and Randy Layton is our secretary. We do not currently compensate our executive officers.

We do not have any other compensation arrangements with our directors and officers.

Employment Agreements

We have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses

We reimburse our officers and directors for expenses incurred in connection with their service. Our reimbursement policy is to reimburse our officers and directors for out-of-pocket expenses. A per diem fee for attending meetings may be set by the board in the future.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Operating Agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director's fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director's duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director's liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Under Iowa law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Iowa law permits, and our Amended and Restated Operating Agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since our inception, we have engaged in transactions with related parties. Our initial directors constitute our founding members. As such, we currently do not have outside directors or unaffiliated unit holders to evaluate related party transactions.

Our initial directors constitute our founding members. As such, none of our initial directors is independent as defined in Section II(K) of NASAA’s Statement of Policy Regarding Corporate Securities Definitions, because each of the directors has acted as a promoter by directly taking initiative in founding and organizing the Company.  However, in order to accomplish substantial compliance with Section VII of the NASAA Statement of Policy Regarding Loans and Other Material Affiliated Transactions, the Board of Directors intends to require full disclosure and approval by a majority of disinterested directors of any conflict of interest transaction.

Transactions with Jack Cooley, one of our initial members and directors

We entered into a real estate installment contract with Jack Cooley, one of our initial members and directors, for the purchase of 13 acres of land in Osceola, Iowa, where we anticipate our plant will be located. Under the terms of the real estate installment contract, we paid Mr. Cooley $30,000 at execution of the agreement and $100,000 on October 3, 2005 to satisfy the contract, for a total purchase price of $130,000.

The terms of our real estate installment contract with Jack Cooley may or may not be as favorable to us as those generally available from unaffiliated third parties. However, a majority of our disinterested directors approved the real estate installment contract with Jack Cooley. We believe that all future transactions with Jack Cooley will be no less favorable to us than those generally available from unaffiliated third parties and will also be approved by a majority of disinterested directors.

The Company entered into an agreement with Decatur County Development Corporation to serve as consultant for the development of the project. Under the agreement, the Company will pay Decatur County Development Corporation $7,500. Dr. William D. Morain, Leon Kessel, Alan Elefson, J.R. Cornett and Randy Layton, all initial directors of the Company, are directors of the Decatur County Development Corporation. In addition, an initial director of the Company is the husband of the executive director of the Decatur County Development Corporation.

Transactions with Randy Layton, one of our initial members and directors

Randy Layton, one of our members and directors served as our project coordinator from March 15, 2005 until December 31, 2005. Under the terms of our agreement with Mr. Layton, we paid him $26,783 to provide consulting and project development services.

PLAN OF DISTRIBUTION

Before purchasing any units, an investor must execute a subscription agreement and a promissory note and security agreement and sign our Amended and Restated Operating Agreement. The subscription agreement contains, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our Amended and Restated Operating Agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.

The Offering

We are offering, on a best efforts basis, a minimum of 17,600 units and a maximum of 30,000 units at a purchase price of $1,000 per unit. You must purchase a minimum of 20 units to participate in the offering. You may purchase any number of additional units. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 10 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Our minimum offering amount is $17,600,000 and our maximum offering amount is $30,000,000. The offering will end no later than [180 days from the effective date of this post-effective amendment]. If we sell the maximum number of units prior to [180 days from the effective date of this post-effective amendment], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [180 days from the effective date of this post-effective amendment], after we sell the minimum number of units. If we sell the minimum number of units prior to [180 days from the effective date of this post-effective amendment], we may decide to continue selling units until the earlier of we sell the maximum number of units or [180 days from the effective date of this post-effective amendment]. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [180 days from the effective date of this post-effective amendment], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 33,172 units issued and outstanding if we sell the maximum number of units offered in this offering and 19,772 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 2,172 units issued to our founding members and in our previous seed capital private placement.

Investments will be held in escrow until the earliest of (1) we have satisfied all the requirements necessary to break escrow; (2) [180 days from the effective date of this post-effective amendment]; or (3) termination of the offering. However, if prior to the termination of the offering, we have sold membership units equal to the minimum offering amount and the Company has advised the purchasers of those membership units to remit to the escrow agent the balance of the purchase price, then the escrow may continue beyond the termination of the offering until all funds have been paid and the conditions for releasing the funds have been satisfied. In no event, however, shall such date be later than three months following the termination of the offering. If we are unable to satisfy the requirements to break escrow and the offering is terminated, you will receive a prompt refund of your funds.

Our directors, officers and affiliates will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our Amended and Restated Operating Agreement, and will, therefore, be purchased for investment, rather than resale. There are no limits on the amount of units directors, officers and affiliates may purchase in this offering.

You should not assume that we will sell the $17,600,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Southern Iowa BioEnergy LLC is managed. These investors may influence the business in a manner more beneficial to them than to other investors.

We have registered the offering only with the Colorado, Iowa, Missouri, Illinois and Alaska state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Colorado, Iowa, Missouri, Illinois and Alaska. This limitation may result in the offering being unsuccessful. The board of directors in its sole discretion may choose to register in other states.

We are expecting to incur offering expenses in the amount of approximately $1250,000 to complete this offering.

Suitability of Investors

Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint (husband and wife) basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.

Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.

Each subscriber must make written representations that, among other things, he/she/it:

•	is purchasing such units for the purpose of investment and not for resale;

•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber's legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.

Subscription Period

The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $30,000,000; or (2) [180 days from the effective date of this post-effective amendment]. However, we may close the offering any time prior to [180 days from the effective date of this post-effective amendment] upon the sale of the minimum aggregate offering amount of $17,600,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to [180 days from the effective date of this post-effective amendment], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to Southern Iowa BioEnergy LLC and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.

This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled "RISK FACTORS." In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.

Subscription Procedures

Before purchasing any units, you must complete the subscription agreement included as Exhibit C to this prospectus, draft a check payable to "Great Western Bank, Escrow Agent for Southern Iowa BioEnergy LLC" in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our Amended and Restated Operating Agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the Amended and Restated Operating Agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.

Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow.

The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year from the date on which payment was due. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.

If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $17,600,000, you will be required to pay the full purchase price immediately upon subscription.

We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received subscriptions totaling at least $17,600,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our Amended and Restated Operating Agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.

Changes in the offering's material terms after the registration statement's effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.

If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Escrow Procedures

Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Great Western Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. Those conditions are (1) cash proceeds from unit sales deposited in the escrow account equal or exceed the minimum offering amount of $17,600,000, exclusive of interest; (2) we have obtained a written debt financing commitment between $31,000,335 to $43,400,335; (3) we have elected, in writing, to terminate the escrow agreement; and (4) the escrow agent has provided an affidavit to the states in which the units have been registered stating that the foregoing requirements of (1), (2) and (3) have been satisfied.

In addition to holding funds in one or more bank accounts, we will invest the escrow funds in short-term certificates of deposit issued by a bank and/or short-term securities issued by the United States government. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [180 days from the effective date of this post-effective amendment]or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [180 days from the effective date of this post-effective amendment]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [180 days from the effective date of this post-effective amendment], the escrow account will continue for up to 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $17,600,000 prior to the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.

We may terminate the offering prior to breaking escrow in which event we will return your investment, with interest, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:

•	If we determine in our sole discretion to terminate the offering prior to [180 days from the effective date of this post-effective amendment]; or

•	If we do not raise the $17,600,000 minimum aggregate offering amount by [180 days from the effective date of this post-effective amendment].

Delivery of Unit Certificates

If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See "DESCRIPTION OF MEMBERSHIP UNITS - Restrictive Legend on Membership Certificates."

Summary of Promotional and Sales Material

In addition to and apart from this prospectus, we may use certain sales materials in connection with this offering. The materials may include, among other things, a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales materials. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such materials do not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS

An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Currently, there are 77 unit holders in the Company. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS." As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor's membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.

Membership Units

Ownership rights in us are evidenced by units. There is one class of membership units in Southern Iowa BioEnergy LLC. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the Amended and Restated Operating Agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.

Restrictive Legend on Membership Certificate

We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:

THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.

Voting Limitations

Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.

Loss of Membership Rights

Although we are managed by our directors, our Amended and Restated Operating Agreement provides that certain transactions, such as amending our Amended and Restated Operating Agreement or dissolving the company, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:

•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our directors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.

Our Amended and Restated Operating Agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our Amended and Restated Operating Agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person's interest as a member. In addition, a member's use of this information is subject to certain safety, security and confidentiality procedures established by us.

Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See "DESCRIPTION OF BUSINESS."

If you transfer your units, and the transfer is permitted by the Amended and Restated Operating Agreement, or has been approved by the board of directors, then the transferee will be admitted as a substituted member of Southern Iowa BioEnergy LLC only if the transferee:

•	agrees to be bound by our Amended and Restated Operating Agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of Southern Iowa BioEnergy LLC; and

•	delivers, upon our request, any other materials needed to complete transferee's transfer.

The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our Amended and Restated Operating Agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.

Distributions

Distributions are payable at the discretion of our board of directors, subject to the provisions of the Iowa Limited Liability Company Act, our Amended and Restated Operating Agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.

Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to unit holders in proportion to the number of units owned as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources); however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.

We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our unit holders in proportion to the units held and in accordance with our Amended and Restated Operating Agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.

We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed biodiesel plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to unit holders will depend on numerous factors, including:

•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for biodiesel generally which can impact our profitability and the cash available for distributions.

Capital Accounts and Contributions

The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our Amended and Restated Operating Agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses

Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder's actual capital contributions. Our Amended and Restated Operating Agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder's capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder's capital account.

Restrictions on Transfers of Units

The units will be subject to certain restrictions on transfers pursuant to our Amended and Restated Operating Agreement. In addition, transfers of the units may be restricted by federal and state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.

We have restricted the ability to transfer units to ensure that Southern Iowa BioEnergy LLC is not deemed a "publicly traded partnership" and thus taxed as a corporation. Under our Amended and Restated Operating Agreement, no transfer may occur without the approval of our board of directors. Our board of directors will only permit transfers that fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code, including the following:

•	Transfers by gift to the member's descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.

Any transfer in violation of the publicly traded partnership requirements or our Amended and Restated Operating Agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate that such a market will develop.

The units are unsecured equity interests in Southern Iowa BioEnergy LLC and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.

SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT

Statements contained in this section of the prospectus regarding the contents of our Amended and Restated Operating Agreement are not necessarily complete, and reference is made to the copy of our Amended and Restated Operating Agreement filed as exhibit B to this prospectus.

Binding Nature of the Agreement

We will be governed primarily according to the provisions of our Amended and Restated Operating Agreement and the Iowa Limited Liability Company Act. Among other items, our Amended and Restated Operating Agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in Southern Iowa BioEnergy LLC, you will be bound by the terms of our Amended and Restated Operating Agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.

Management

Initially, the total number of initial directors of Southern Iowa BioEnergy LLC shall be a minimum of 3 and a maximum of 13. The current directors and their business experience are set out in further detail in "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS." Prior to any action by the Members to change or fix the number of directors, the number of directors may be changed from time to time within that variable range by the directors. However, once the members have taken action to change or fix the number of directors, the directors shall no longer have any authority to change the number of directors from the number last approved by the Members, unless and until such authority is granted to the directors by the members.

Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to Southern Iowa BioEnergy LLC with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.

No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after substantial completion of the plant.

Our Amended and Restated Operating Agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.

Our directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman's duties in the event the chairman is unable to act.

According to our Amended and Restated Operating Agreement, the directors may not take the following actions without the unanimous consent of the members:

•	Cause or permit Southern Iowa BioEnergy LLC to engage in any activity that is inconsistent with our purposes;

•
Knowingly act in contravention of the Amended and Restated Operating Agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the Amended and Restated Operating Agreement;

•	Possess our property or assign rights in specific company property other than for Southern Iowa BioEnergy LLC's purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.

In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause Southern Iowa BioEnergy LLC to:

•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Confess a judgment against us in an amount in excess of $500,000;

•	Issue units at a purchase price of less than $250 per unit;

•	Issue more than 50,000 units; or

•	Cause the Company to acquire any equity or debt securities of any director or any of its affiliates, or otherwise make loans to any director or any of its affiliates.

Replacement of Directors

Our Amended and Restated Operating Agreement defines a procedure to replace the board in staggered terms, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and, at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. These procedures provide that replacement directors may be nominated either by the board of directors or by the members upon timely delivery of a petition signed by investors holding at least five percent of the outstanding units, provided that the members also meet other requirements, all of which are described in our Amended and Restated Operating Agreement. In order for a petition to be considered timely, it must be delivered to our secretary not more than 90 days, or less than 60 days prior to the annual meeting of our members.

Members' Meetings and Other Members' Rights

There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.

Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.

In order to take action at a meeting, members holding at least 30% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our Amended And Restated Operating Agreement or by the Iowa Limited Liability Company Act.

For the purpose of determining the members entitled to notice of or to vote at any members' meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.

Members do not have dissenter's rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.

We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Unit Transfer Restrictions

A unit holder's ability to transfer units is restricted under our Amended and Restated Operating Agreement. Unit holders may not transfer their units prior to the date upon which substantial operations of our facilities commence, unless such transfer is:

•	To the investor's administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor's descendants or spouse.

Following the date upon which substantial operations of our facilities commence, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our Amended and Restated Operating Agreement and:

•	Has been approved by our directors in accordance with the terms of the Amended and Restated Operating Agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.

To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our Amended and Restated Operating Agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.

Amendments

Our Amended and Restated Operating Agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s financial rights or modify the liability of a member, without that member's consent. The Amended and Restated Operating Agreement defines financial rights as a member's share of profits and losses, the right to receive distributions of the company's assets and the right to information concerning the business and affairs of the company.

Dissolution

Our Amended and Restated Operating Agreement provides that a voluntary dissolution of Southern Iowa BioEnergy LLC may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in Southern Iowa BioEnergy LLC. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Southern Iowa BioEnergy LLC may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Southern Iowa BioEnergy LLC. Although we will furnish unit holders with such information regarding Southern Iowa BioEnergy LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.

The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing Treasury Department regulations ("Regulations"), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Southern Iowa BioEnergy LLC and a unit holder's investment in Southern Iowa BioEnergy LLC. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder's individual return.

The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes.  An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

It is the opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel's opinion. With the exception of our tax counsel's opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel's professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS - Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties" below.

Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.

Partnership Status

It is the opinion of Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as "check-the-box" regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.

We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

As a partnership, if we fail to qualify for partnership taxation, we would be treated as a "C corporation" for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:

•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.

Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.

We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our Amended And Restated Operating Agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

•	In "private" transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.

Private transfers include, among others:

•	Transfers by gifts in which the transferee's tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•
"Block transfers." A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

•	It consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•
The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•
The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity's tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity's tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss

We expect to pay no federal income tax.  Instead, as members, investors will be required to report on investors’ income tax return investors' allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.

Tax Consequences to Our Unit Holders

We have adopted a fiscal year ending October 31 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our fiscal year 2007 taxable income or loss on his or her 2007 income tax return. A unit holder with a June 30 tax year end will report his or her share of our taxable income or loss for our tax year ending October 31, 2007 on his or her income tax return for the fiscal year ending June 30, 2008. We will provide each unit holder with an annual Schedule K-1 indicating such holder's share of our income, loss and separately stated components.

Tax Treatment of Distributions

Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder's basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

Under Section 722 of the Internal Revenue Code, investors' initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors' units. Here, an investor's initial basis in each unit purchased will be $1,000.

An investor's' initial basis in the units will be increased to reflect the investor's distributive share of our taxable income, tax-exempt income, gains and any increase in the investor's share of recourse and non-recourse indebtedness.  If the investor makes additional capital contributions at any time, the adjusted basis of the investor's units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.

The basis of an investor's units will be decreased, but not below zero, by:

•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor's distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account;" and

•	Any reduction in the investor's share of Company debt.

The unit basis calculations are complex.  A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained.  Typically, basis computations are necessary at the following times:

•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

•	Upon the liquidation or disposition of a member's interest; or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

Except in the case of a taxable sale of a unit or Southern Iowa BioEnergy LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of the company's net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member's tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Tax Credits to Unit Holders

Small Agri-biodiesel Producer Tax Credit

The Energy Policy Act of 2005 creates a new credit for small agri-biodiesel, which is similar to the small ethanol producers' credit. Producers with an annual capacity not exceeding 60 million gallons are eligible to receive a credit of 10 cents per gallon for up to 15 million gallons of agri-biodiesel produced. The agri-biodiesel must be sold by such producer to another person: for use by such other person in the production of a qualified biodiesel mixture in such person’s trade or business (other than casual off-farm production); for use by such other person as a fuel in a trade or business; or who sells such agri-biodiesel at retail to another person and places such agri-biodiesel in the fuel tank of such other person; or be used by the producer for any of the foregoing purposes. Because we expect to be classified as a partnership for tax purposes, we would expect to pass the tax credits through to our unit holders. Unit holders would then be able to report and utilize the tax credits on their own income tax returns. We anticipate that our plant will produce 30 million gallons of biodiesel annually and, therefore, we expect to be eligible for the credit. However, if our production exceeds production limits of 60 million gallons a year, we will be ineligible for the credit.

Under current law, the small agri-biodiesel producer tax credit is a "passive" credit. This means that unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Passive Activity Income." Although we would generate passive income for our unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each unit holder may have other sources of passive activity income or loss that will affect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years.

The American Jobs Creation Act of 2004 changed the tax law for tax years beginning after December 31, 2004, to allow the credit to reduce the Alternative Minimum Tax.

The small agri-biodiesel producer tax credit is set to expire on December 31, 2008. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2008.

Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations

Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor's ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

•
Basis. An investor may not deduct an amount exceeding the investor's adjusted basis in the investor's units pursuant to Internal Revenue Code Section 704(d). If the investor's share of the Company's losses exceed the investor's basis in the investor's units at the end of any taxable year, such excess losses, to the extent that they exceed the investor's adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor's adjusted basis in the investor's units exceeds zero.

•
At-Risk Rules.  Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor's taxable income from other sources, only to the extent the investor is considered "at risk" with respect to that particular activity. The amount an investor is considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•
Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor's ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder's entire interest in the company to an unrelated party in a fully taxable transaction. It is important to note that "passive activities" do not include dividends and interest income that normally is considered to be "passive" in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder's only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder's share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder's entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income

If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.

Alternative Minimum Tax

Individual taxpayers are subject to an "alternative minimum tax" if such tax exceeds the individual's regular income tax. Generally, alternative minimum taxable income is the taxpayer's adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Southern Iowa BioEnergy LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.

Allocations of Income and Losses

Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our Amended And Restated Operating Agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has "substantial economic effect" or is in accordance with the "partner’s interest in the partnership." If the allocation or portion thereof contained in our Amended and Restated Operating Agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the Amended And Restated Operating Agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The Amended And Restated Operating Agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the Amended And Restated Operating Agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Tax Consequences Upon Disposition of Units

Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder's basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member's share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor's basis, it is possible that an investor could have a tax liability upon the sale of the investor's units that exceeds the proceeds of sale.

Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

Effect of Tax Code Section 754 Election on Unit Transfers

The adjusted basis of each unit holder in his units, "outside basis," initially will equal his proportionate share of our adjusted basis in our assets, "inside basis." Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder's proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee's basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

Our Amended And Restated Operating Agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind

Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors' units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors' adjusted bases in investors' units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the biodiesel plant, it is unlikely that we will make a distribution in kind.

Reporting Requirements

The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Tax Information to Members

We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 "Notice of Inconsistent Treatment or Administrative Adjustment Request" with the original or amended return in which the inconsistent position is taken.

Audit of Income Tax Returns

The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor's tax returns, especially if adjustments are required, which could result in adjustments on an investors' tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a "tax matters member" who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the "Tax Matters Member" as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a "member-manager" which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our Amended And Restated Operating Agreement provides for board designation of the Tax Matters Member. Currently, Alan Elefson is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

If we incorrectly report an investor's distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor.  Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS

Southern Iowa BioEnergy LLC is not a party to any pending legal proceedings.

EXPERTS

The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.

Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at October 31, 2006, as set forth in their report appearing in this prospectus and registration statement. We have included our October 31, 2006 audited financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.

TRANSFER AGENT

We will serve as our transfer agent and registrar.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This amended prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this amended prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 100 F. Street NE, Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

As of effectiveness of our registration statement, we will be required to file periodic reports with the Commission pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our Amended And Restated Operating Agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the Commission is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the Commission at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Southern Iowa BioEnergy, LLC
Lamoni, Iowa

We have audited the accompanying balance sheet of Southern Iowa BioEnergy, LLC (a development stage company), as of October 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the year ended October 31, 2006, the period from inception (January 26, 2005) to October 31, 2006 and the period from inception (January 26, 2005) to October 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Iowa BioEnergy, LLC, (a development stage company) as of October 31, 2006, and the results of its operations and its cash flows for the year ended October 31, 2006, the period from inception (January 26, 2005) to October 31, 2006 and the period from inception (January 26, 2005) to October 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has current liabilities that exceed current assets and may experience a shortage of cash resources in the near term. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    /s/ Boulay, Heutmaker,  Zibell & Co. P.L.L.P.
                                    Certified Public Accountants
Minneapolis, Minnesota
December 28, 2006, except for Note 14, as to which the date is May 30, 2007 and June 8, 2007 for the last paragraph.

SOUTHERN IOWA BIOENERGY, LLC
Balance Sheet
(A Development Stage Company)
October 31, 2006

ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$60,107
Prepaid Expenses	14,540
Total Current Assets	74,647

PROPERTY AND EQUIPMENT
Land	190,000
Furniture and Office Equipment	10,887
Vehicles	7,800
Construction in Process	2,036,627
2,245,314
Accumulated Depreciation	(2,915)
Net Property and Equipment	2,242,399

OTHER ASSETS
Construction Contract Retainer	347,070
Deferred Offering Costs	422,851
Deferred Financing Costs	53,572
Land Option	15,000
Total Other Assets	838,493

TOTAL ASSETS	$3,155,539

The accompanying Notes are an integral part of these financial statements.

SOUTHERN IOWA BIOENERGY, LLC
Balance Sheet
(A Development Stage Company)
October 31, 2006

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Operating Line of Credit	$2,200,000
Current Maturities of Long Term Debt	10,000
Accounts Payable	254,141
Accrued Liabilities	81,866
Construction Contract Retainer Payable	300,000
Total Current Liabilitites	2,846,007

LONG-TERM DEBT-NET OF CURRENT MATURITIES
Note Payable	30,000

COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY
Member contributions, 2,172 Units
outstanding at October 31, 2006	956,164
Deficit Accumulated During Development Stage	(676,632)
Total Members' Equity	279,532

TOTAL LIABILITIES AND MEMBERS' EQUITY	$3,155,539

The accompanying Notes are an integral part of these financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
Statement of Operations

		From Inception	From Inception
	Twelve Months	(January 26, 2005)	(January 26, 2005)
	Ended	Through	Through
	October 31, 2006	October 31, 2005	October 31, 2006
Revenues	$0	$0	$0

Cost of Revenues	0	0	0

Gross Profit	$0	$0	$0

Operating Expenses

Professional fees	360,957	170,533	531,490
General and administrative	176,482	61,926	238,408
Total	$537,439	$232,459	$769,898

Operating Loss	($537,439)	($232,459)	($769,898)

Other Income/(Expense)
Grant Income	101,000	30,000	131,000
Other Income	271	0	271
Interest Income	13,143	4,234	17,377
Interest Expense	(55,382)	0	(55,382)
Total Other Income/(Expense)	$59,032	$34,234	$93,266

Net Loss	($478,407)	($198,225)	($676,632)

Weighted Average Units Outstanding	2,172	937	1,483

Net Loss Per Unit	($220.26)	($211.55)	($456.26)

The accompanying notes are an integral part of these financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

		From Inception	From Inception
	Twelve Months	(January 26, 2005)	(January 26, 2005)
	Ended	Through	Through
	October 31, 2006	October 31, 2005	October 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	($478,407)	($198,225)	($676,632)
Adjustments to Reconcile Net Loss to Net Cash
Provided by (Used in) Operating Activities
Depreciation and amortization	11,538	306	11,844
Non-cash payment for professional fees	116,302		116,302
Change in Assets and Liablilities			0
Prepaid expenses	(14,540)	0	(14,540)
Accounts payable	83,634	6,726	90,360
Accrued liabilities	19,366	162	19,528
Net Cash Used in Operating Activities	(262,107)	(191,031)	(453,138)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for Land Option	(15,000)	0	(15,000)
Expenditures for Property and Equipment	(16,638)	(142,049)	(158,687)
Net Cash Used in Investing Activities	(31,638)	(142,049)	(173,687)

CASH FLOWS FROM FINANCING ACTIVITIES
Membership Contributions	0	999,665	999,665
Payments on Long-Term Contract	(10,000)	0	(10,000)
Payments for Cost of Raising Capital	0	(43,501)	(43,501)
Payments for Deferred Offering Costs	(254,225)	(5,007)	(259,232)

Net Cash Provided by (Used for) Financing Activities	(264,225)	951,157	686,932

Net Increase (Decrease) in Cash and Cash Equivalents	(557,970)	618,077	60,107
Cash and Cash Equivalents - Beginning of Period	618,077	0	0

Cash and Cash Equivalents - End of Period	$60,107	$618,077	$60,107

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Deferred offering costs in Accounts Payable	$152,226	$11,389	$163,615
Land purchased with Note Payable		50,000	50,000
Construction contract retainer payable	300,000		300,000
Net Borrowings on Operating Line of Credit for payment towards
Construction in Process	2,036,628		2,036,628
Net Borrowings on Operating Line of Credit for payment towards
Construction Retainer Deposit	47,070		47,070
Amount due to directors for financing costs	62,500		62,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Interest	$55,382		$46,453

The accompanying Notes are an integral part of these financial statements.

Southern Iowa BioEnergy, LLC
(A Development Stage Company)
Statement of Members Equity
Period from January 26, 2005 (Date of Inception) to October 31, 2006

			Deficit Accumulated
		Capital	During Development
	Totals	Contributions	Stage

Balance - Inception, January 26, 2005	$0	$0	$0

Units Subscribed - 405 Units			0
$333.33 per unit, January, 2005	135,000	135,000

Less units subscribed receivable, January 2005	(135,000)	(135,000)

Collection of units subscribed receivable, January - May 2005	135,000	135,000

Capital Contributions - 113 Units, $333.33 per unit, May 2005	37,665	37,665	0

Capital Contributions - 13 Units, $500 per unit, June 2005	6,500	6,500	0

Capital Contributions, 1,641 Units, $500 per unit, October 2005	820,500	820,500	0

Cost of Raising Capital	(43,501)	(43,501)	0

Net Loss for the Period Ending October 31, 2005	(198,225)	0	(198,225)

Balance - October 31, 2005	757,939	956,164	(198,225)

Net Loss for the Twelve Month Period Ending October 31, 2006	(478,407)	0	(478,407)

Balance - October 31, 2006	$279,532	$956,164	($676,632)

The accompanying Notes are an integral part of these financial statements.

Notes to Financial Statements (October 31, 2006)

Note 1: Organization and Nature of Business

The Company was organized to fund and construct a 30 million gallon biodiesel plant with distribution to Midwest states. The proposed plant site is to be located northeast of Lamoni in Decatur County Iowa. Construction is anticipated to begin in late summer of 2007. As of October 31, 2006, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising, and permitting activities.

Note 2: Summary of Significant Accounting Policies

The significant accounting practices and policies are summarized below.

FISCAL REPORTING PERIOD

The Company adopted a fiscal year ending October 31 for reporting financial operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents and accounts payable approximates their fair value. It is not currently practicable to estimate fair value of the line of credit and notes payable to lending institutions and other third parties. Because these agreements contain certain unique terms, conditions, covenants, and restrictions, as discussed in Notes 7 and 8, there are no readily determinable similar instruments on which to base an estimate of fair value.

CREDIT RISK - FINANCIAL INSTITUTIONS

The Company maintains cash balances with local financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At times throughout the year the Company’s cash and cash equivalent balance may exceed the amount insured by the FDIC.

PROPERTY AND EQUIPMENT

Property and equipment, including significant improvements thereto, are recorded at cost. Maintenance and repairs are expensed as incurred. Depreciation for financial statement purposes is computed using the straight-line methods at rates calculated to amortize the cost over the estimated useful lives of the assets.

Notes to Financial Statements October 31, 2006 (Continued)

The Company has incurred substantial consulting, permitting, and other pre-construction services related to building its plant facilities.  Due to the substantial current uncertainties regarding the Company’s ability to proceed with the ultimate facility construction until the Company has raised debt and equity financing, the Company expenses these pre-construction costs as incurred. The Company has incurred construction in process costs due to deposits on purchases of construction equipment. If this equipment is not ultimately utilized, the Company will be able to recover its deposit, subject to a restocking fee.

DEFERRED OFFERING COSTS

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.

DEFERRED FINANCING COSTS

Deferred financing costs as of October 31, 2006 were $53,572. Amortization during the twelve month period was $8,928 and is computed using the straight line method over the six month term of the loan.

ORGANIZATION AND START UP COSTS

The Company expenses all organizational and start up costs as incurred.

ADVERTISING

The Company expenses advertising costs as they are incurred.

GRANTS

The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred are netted against the related expense.

INCOME TAXES

The Company is treated as a limited liability company for federal and state income tax purposes and generally does not incur income taxes. Instead, their earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements. Differences between consolidated financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes. In addition, the Company uses the modified accelerated cost recovery system method (MACRS) for tax depreciation instead of the straight-line method that is used for book depreciation, which also causes temporary differences.

DISTRIBUTION OF NET INCOME AND LOSSES

The Company’s net income or loss is allocated to the members based on their percentage of total unit ownership.

Notes to Financial Statements October 31, 2006 (Continued)

FINANCIAL STATEMENT RECLASSIFICATION

The presentation of expenses in the statement of operations for 2005 have been changed to conform to the classifications used in 2006. These reclassifications had no effect on net loss as previously reported.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

Note 3: Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. During the periods ended October 31, 2006 and 2005, the Company generated net losses of $478,407 and $198,225, respectively. As of October 31, 2006, the Company had members’ equity of $279,532 and a working capital deficit of $2,771,360. The Company's ability to continue as a going concern is dependent on the success of generating cash from the Company’s equity drive (see Note 5) and/or through raising additional capital and ultimately achieving the capital to proceed with the construction of the plant. Management anticipates that, as a result of the actions listed below, the Company will continue as a going concern. The financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Management believes that the Company may continue to exist in its present form as a result of a successful equity drive and grant monies awarded, as described further in Note 11 and Note 14. However, no assurance can be given that these situations will result in furthering the start up of the Company or if additional capital will be available when needed.

Note 4: Development Stage Enterprise

The Company was formed on January 26, 2005 to have an indefinite life. The Company was initially capitalized by contributions from seed capital investors, as further described below. It is in the planning stages to build a biodiesel plant.

Note 5: Members’ Equity

MEMBERSHIP UNITS

As specified in the Company’s Articles of Organization, the Company has one class of membership units, which includes certain restrictions as specified in the Company’s Operating Agreement, including, restrictions regarding the transfer of units and capital allocation of earnings to each member and pursuant to applicable tax and securities laws.

The Company issued 518 units to its board of directors at a price of $333 per unit.

PRIVATE PLACEMENT MEMORANDUM

The Company issued a Private Placement Memorandum dated July 5, 2005 for the sale of 1,654 member units. The units were offered at a price of $500 per unit. All 1,654 units were sold and issued at August 31, 2005 through this offering and remain outstanding at October 31, 2006. The proceeds from this offering are being used to pay for organizational and development costs and expenses the Company has incurred in connection with this project.

Notes to Financial Statements October 31, 2006 (Continued)

As of October 31, 2006, the Company had issued and outstanding 2,172 units held by 77 members in consideration of total capital contribution of $999,665.

REGISTRATION STATEMENT

The Company filed a registration statement with the Securities and Exchange Commission on Form SB-2. The registration was declared effective, for a period of one year, on June 9, 2006, at which time the Company began selling units. The Offering is for up to a maximum of 30,250 additional units for sale at $1,000 per unit ($30,250,000). The potential investor must submit a 10% deposit with their subscription agreement and execute a promissory note for the remaining balance due upon 30 days notice from the Board of Directors. As of October 31, 2006, the Company has received subscriptions from potential investors totaling approximately $8,900,000, a portion of which is held in escrow.

Escrow may break when the Company: (a) has received a minimum of $20,000,000 in subscription proceeds and (b) the Company has obtained a written debt financing commitment for debt financing of at least $18,750,000. The Company will reach financial close, upon the execution and delivery of all required documents, including those related to (a) and (b).

Note 6: Property and Equipment

The cost and lives of property and equipment at October 31, 2006 is as follows:

	Life in
	Years	Cost
Furniture & Office Equipment	3-7	$10,887
Vehicles	5	$7,800

The cost of land was $190,000, which has been pledged to the bank (see Note 7).

In November 2005, the Company signed a land agreement with Graceland College to have the option to purchase approximately 80 acres of land for the potential plant site. The Company paid $15,000 for the land option. If the Company exercises the option, the cost of the land will be $198,500. The option will expire on December 31, 2007 but the Company has the right to extend the option for one year if an additional $15,000 is paid. If the option is exercised during the time permitted, the option price will be applied to the purchase price. If the option is not exercised, the option price shall be forfeited.

Note 7: Financing Arrangements

On October 4, 2006, the Company entered into a $2,200,000 bank line of credit which is due April 17, 2007, bearing interest at 12%, to acquire the necessary funds to enter into and make payment on a pre-construction agreement. The line of credit is secured by substantially all the Company’s assets. In addition, five of the Company’s directors, each executed personal guarantees from $175,000 to $300,000 to secure the debt. In consideration for the personal guarantees, the Company agreed to pay each director a fee equal to 5% of the amount personally guaranteed. At October 31, 2006, $62,500 has been included in accrued liabilities for payments to these directors upon maturity of the line of credit. As of October 31, 2006, $8,928 has been charged to interest expense for amortization of the guarantees.

On October 4, 2006, the Company utilized available funds under this agreement for a deposit on construction services with a third-party contractor.

Total interest expense charged to operations related to borrowings on the line of credit for the period ended October 31, 2006 amounted to $46,453.

Notes to Financial Statements October 31, 2006 (Continued)

Note 8: Contracts Payable & Long-Term Loans

The Company entered into an installment agreement in 2005 for the purchase of approximately 20 acres of land near Osceola, Iowa for $60,000. Under the terms of the agreement, the Company paid $10,000 at closing, and the remaining balance will be paid over three years. The contract bears an 8% interest rate, and is payable in $10,000 installments due on August 20 of each year with a balloon payment of the remaining contract balance due on August 20, 2008. The note is secured by the land.

An aggregate annual maturity of long-term debt outstanding at October 31, 2006 is as follows:

Maturity Date Year Ending October 31
2007	$10,000
2008	30,000
$40,000

Note 9: Leases

The Company had an office lease through August 2006. The Company is generally responsible for utilities and services for the office. Rent expense for the office was $3,900 for the period ended October 31, 2006. The Company is currently leasing on a month to month basis.

Note 10: Income Taxes

The differences between financial statement basis and tax basis of assets are as follows:

October 31 2006

Financial statement basis of assets	$3,155,539
Add: Start-up costs	232,153
Add: accumulated book depreciation	3,221
Add: deferred financing costs amortization expense	8,928

Income tax basis of assets	$3,339,841

There were no differences between the financial statement basis and tax basis of the Company’s liabilities.

Note 11: Grants

The Company has applied for various Federal, State and Local grants. Since inception to October 31, 2006, the Company has received a total of $131,000 of grants to be used for general business and operating expenses.

On October 20, 2005, the Company was approved for the Value Added Producer Grant (VAPG) to receive up to $100,000 for use in the planning and development for the plant. As of October 31, 2006, the Company has received the total available funds under this grant award.

Notes to Financial Statements October 31, 2006 (Continued)

On October 31, 2005, the Company was approved by the United States Department of Agriculture to receive up to $500,000 for the construction of the plant. To receive any of the grant money the Company must be able to raise 75% of the eligible project costs to complete the project. As of October 31, 2006, the Company has not received any cash related to this grant.

On October 5, 2005, we received an award letter from the Iowa Department of Economic Development indicating that our application for the Enterprise Zone financial assistance was selected for funding. The estimated value of the financial assistance we will receive if we are able to comply with the conditions for disbursement of funds is $3,371,774. The financial assistance includes various tax benefits.

Note 12: Commitments and Contingencies

PLANT CONSTRUCTION

On March 2, 2005, the Company entered into a non-binding letter of intent with Renewable Energy Group, Inc (REG), its intended contractor, for Phase 1 services which include providing advice and assistance with respect to among other things, preliminary engineering, technology, staffing requirements, market and competitor analysis, marketing strategies and support, customer analysis, raw materials and input costing, capitalization requirements, state and federal incentives, risk analysis, review of financial data and projections, organizational analysis and investor presentations. On September 7, 2005, the Company entered into a non-binding letter of intent for Phase 2 services with the same contractor to provide design work, define electrical and mechanical systems, and establish infrastructure and utility requirements. The Company agreed to pay them $150,000 for these services, $50,000 upon signing this agreement and $100,000 upon completion by the consulting firm of the services described above. As of October 31, 2006 the contractor agreement remains in Phase I.

The total cost of the project, including the construction of the biodiesel plant and start-up expenses, is expected to approximate $39,750,000 to $56,305,000 depending on the type of plant that is constructed. The non-binding letter of intent discussed above, includes an adjustment to the construction price under certain circumstances and may increase the total cost of the project. The Company anticipates funding the development of the biodiesel plant with approximately $20,000,000 to $30,250,000 in equity capital and $18,750,000 to $25,055,000 in debt financing. The amount of debt financing needed depends on the amount of equity raised in the Offering.

On October 8, 2006, the Company paid $2,200,000 to REG a deposit on pre-construction service. Payment of the deposit was made from the proceeds of the short term line of credit (see Note 7). The total required deposit per the terms of the agreement is $2,500,000, the remaining $300,000 balance is due upon receipt of future funding from various debt financing arrangements. As of October 31, 2006, $2,152,929 has been expended by the general contractor in preparing for construction of the plant, of which $2,036,627 has been expended on deposits for construction equipment. Should the project be suspended REG will take steps to place the equipment elsewhere.

CONSULTING CONTRACTS

The Company entered into an agreement with Decatur County Development Corporation to serve as a consultant for the development of the project. Under the agreement, the Company will pay Decatur County Development Corporation $8,000. Dr. William D. Morain, Leon Kessel, Alan Elefson, J.R. Cornett and Randy Layton, all initial directors of the Company, are directors of the Decatur County Development Corporation. In addition, an initial director of the Company is the husband of the executive director of the Decatur County Development Corporation.

Notes to Financial Statements October 31, 2006 (Continued)

The Company entered into a Consulting Agreement dated March 15, 2005 with Randy Layton, one of the initial directors, to provide consulting and project development services in connection with the development, financing, start-up and construction of the biodiesel plant from March 15, 2005 until December 31, 2005. In exchange for these services, Mr. Layton received consulting fees of $18,866 through October 31, 2005 and an additional $7,917 during the period from October 31, 2005 through December 31, 2005.

On February 23, 2006, the Company entered into a consulting agreement with a marketing group to provide services relating to development of collateral materials, presentation materials, and advertising related to the Company’s equity drive. The company will pay between $197,000 to $282,000 for the services provided. As of October 31, 2006, the Company had paid $133,756 on the consulting agreement, and $85,244 was in accounts payable. Approximately $219,000 of these costs are capitalized in Deferred Offering Costs as of October 31, 2006.

In July 2006, the Company entered into a management and operational services agreement with a party, related to the general contractor, to provide for the overall management of the Company, including providing on-site general and operations managers, acquiring feed stocks and the basic chemicals necessary for operation, performing administrative, sales and marketing functions. The contract requires a monthly fee equal to $.057 per gallon of biodiesel produced and an annual net income bonus of 6% of net income, as determined by the agreement. The monthly fee will be adjusted periodically per the terms of the agreement. The term of the agreement is 3 years after the end of the first month in which the biodiesel is produced for sale. The agreement shall continue after the initial term unless and until one party gives written notice of termination to the other of a proposed termination date, at least 12 months in advance of a proposed termination date. The initial term or any subsequent term may also be modified upon the mutual written consent of the parties. Early termination may occur if certain conditions in the contract are not met. In the case of early termination the breaching party will be required to indemnify the other party for losses, claims and damages resulting from the termination.

In July 2006, the Company entered into a consulting agreement with an individual to provide independent consultation and assistance in planning equity marketing efforts, training the officers and directors to conduct marketing efforts, and scheduling informational meetings. The Company paid an initial fee of $25,000. In addition a conditional bonus of $225,000 will be paid upon closing of permanent financing necessary to complete the project and achieving the minimum equity requirement. This agreement may be terminated at any time, with or without cause, upon 10 days prior written notice. To date, the Company has paid $25,000 on the consulting contract.

Note 13: Related Party Transactions

In addition to the consulting contracts described in Note 12, on June 29, 2005, the Company entered into an agreement to purchase approximately 13 acres of land near Osceola, Iowa for the potential transportation facility from a director of the Company. The Company paid $30,000 as a down payment and made the final payment of $100,000 on October 3, 2005, when they took possession of the land.

Note 14: Subsequent events
On December 19, 2006, the Company received an approval of their grant application from the Iowa Rail Finance Authority Board for $250,000 or up to 80% of total eligible costs, whichever is less. The application was submitted by the Company for the Rail Revolving Loan and Grant program. The approved funding consists of a $150,000 loan and a grant of $100,000 towards the construction of Company railway. Per the terms of the grant approval letter, to receive the grants, the Company will have to maintain a certain number of jobs for twenty-four months from the date the Company signs the final acceptance, which the company anticipates in fiscal 2007.

On November 2, 2006, the Company received a $400,000 loan from the Iowa Department of Economic Development (IDED). During September 2005, the Company was approved for the IDED loans which are comprised of a $100,000 forgivable loan and a $300,000 interest free loan. These loans are secured by a blanket UCC filing covering all personal property currently in possession of the company.

The $100,000 forgivable loan is amortized over three years with a permanent waiver of the funds contingent upon terms including, but not limited to, the satisfaction of employment conditions under the master loan agreement.

The $300,000 interest free loan is amortized over ten years, with a balloon payment due after the fifth year. Monthly payments of $2,500 shall commence on March 1, 2007, and continue for fifty-nine months with the balloon payment of $152,500 required on February 1, 2012.

Restrictive Covenants on the Iowa Department of Economic Development loans provide, among other things, (1) restrictions on the assignment, waiver, or transfer of any of the Company’s rights, powers, duties, or obligations under the loan agreements, (2) restrictions on the sale, transfer, assignment, or disposal of the property secured under this agreement, (3) impose or allow any restrictions or limitations on property secured under this agreement.

On April 4, 2007, the Company amended the bank line of credit agreement (discussed on Note 7) to extend the maturity date through August 18, 2007. This same amendment changed the effective interest rate from 12% to 10.24% for the remaining term of the agreement.

Notes to Financial Statements October 31, 2006 (Continued)

In April 2007, the Company rescinded its construction agreements with REG due to terms stated on the proposed term sheet from a senior lender. The Company recovered approximately $1,657,310 of the $2,250,000 deposit paid during fiscal year 2006. The reimbursement was calculated and paid to the Company by REG and is comprised of the equipment and sales tax costs REG placed at other construction projects, less a restocking fee of 15%. Amounts paid to REG that were previously capitalized, but not refunded, will be expensed as start up and organizational costs.

On May 17, 2007, the Company signed an interim construction agreement with Ball Industrial Services, LLC (BIS) for the engineering, procurement, and construction of the Company’s plant. The intent of the interim agreement is to establish a base line from which BIS will execute a definitive agreement unless sooner terminated by either party. If not terminated, the interim agreement will remain in effect until August 1, 2007, the expected date of commencement of the construction of the plant. As stated in the agreement, BIS will provide services to construct a 30 million gallon biodiesel plant; coordinating all design, construction and commissioning services of the project which are not part of the main process plant. Bratney Companies will be the provider of the construction, design, procurement and technology involved in the construction of the main process plant. In addition, Bratney Companies will also provide the design process, process license, detailed engineering services, construction equipment and services required in construction of the main process plant.

Pursuant to the signing of the interim construction agreement, the Company paid an initial down payment of $50,000, per the terms of the contract. Should the interim agreement be terminated by the Company, BIS will refund the down payment less expenses incurred and fees earned by BIS as a result of the interim agreement. Should BIS terminate the agreement; the down payment will be refunded to the Company in its entirety. BIS will require a payment of $750,000 for preconstruction, engineering, design, and other initial project expenses once the definitive agreement is signed. As of May 31, 2007, the definitive agreement has not been signed. Based on BIS’ initial estimates the plant is projected to cost approximately $62,000,000.

In April 2007, the Company rescinded the clauses of the management and operational services agreement contract related to the marketing duties and feedstock acquisition as a result of terminating the construction agreements with this same party. (As described in detail in Note 12) The Company continues to contract with the party mentioned above for services related to management and operational services, including performing administrative and account system functions.

In February 2007, the Company signed a consulting agreement with a third party to provide consulting services concerning the development, financing, start-up and construction of the plant. The Company paid an initial fee of $50,000. In addition, a $325,000 and $300,000 fee is payable at the time the Company executes senior loan financing enabling ground breaking for the project and at the time construction of the facility is substantially complete, respectively. Either party shall terminate the agreement at any time upon 60 days notice. To date, the Company has paid $50,000 on the consulting contract.

On May 17, 2007, the Company entered into an agreement with an environmental consulting company for the purpose of assisting, obtaining and achieving environmental permitting and compliance standards for the construction and operation of the plant. Total costs, not including incidentals and travel costs, are estimated at $35,000. No payments have been made as a result of this agreement.

On May 30, 2007, the Company entered into a three year risk management and feedstock agency agreement with an unrelated third party. The agent will provide the feedstock risk management, act as a purchasing agency, and consulting services to the Company in order to implement a risk management program. The agent shall be limited to solicitation of new supply relationships for the Company and the solicitation of supply proposals, including proposed individual supply contracts for immediate or future delivery for acceptance by the Company after a new supply relationship has been established. The agent will also arrange for the transportation and delivery of feedstocks. Risk management services also allow the parties to enter into certain hedging or other futures agreements and transactions from time to time.

Notes to Financial Statements October 31, 2006 (Continued)

Beginning on the plant’s operational date, the Company will pay an annual fee of $450,000, which totals $.015 per gallon of the anticipated annual plant capacity of 30 million gallons of finished product per year, payable in monthly installments of $37,500 due on the first day of each month. The fee will be adjusted once per year based on the actual gallons of finished product output within the year. This agreement will automatically extend for an unlimited number of successive one year terms on each anniversary date of the agreement unless either party gives written notice not less than 90 days prior to the anniversary date.

On May 30, 2007, the Company entered into a three year bio-diesel marketing agreement with an unrelated third-party, for the marketing, sales and transportation services of the Company’s finished bio-diesel product. The contract requires a fee of 1.0% of the net purchase price per net gallon of bio-diesel purchased by the third-party during the term of the Agreement (the “Marketing Fee”). The Marketing Fee shall be a minimum of $0.015 cents per net gallon of bio-diesel. The Marketing Fee shall be payable monthly on an actual gallons shipped from the prior month as evidenced by a meter or weight certificates provided to the third-party by the Company. The agreement will automatically renew for three years unless either party provides written notice within four months of the anniversary date of the agreement.

The Company filed a registration statement with the Securities and Exchange Commission on Form SB-2. The registration was declared effective, for the period of one year, on June 9, 2006, at which time the Company began selling units. On June 8, 2007, the Company filed a rescission offer and post-effective amendment to its registration statement. As of June 8, 2007, the Company has received subscriptions from potential investors totaling approximately $12,015,000, a portion of which is held in escrow. These funds are subject to refund pursuant to the aforementioned rescission offer.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
Unaudited Balance Sheet
April 30, 2007

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$130,203
Prepaid Expenses	4,105
Total Current Assets	134,308

PROPERTYAND EQUIPMENT
Land	190,000
Furniture and Office Equipment	10,887
Construction in Process	368,012
568,899
Accumulated Depreciation	(3,658)
Net Property and Equipment	565,241

OTHER ASSETS

Deferred Offering Costs	520,418
Deferred Financing Costs	13,286
Land Option	15,000
Total Other Assets	548,704

TOTAL ASSETS	$1,248,253

The accompanying Notes are an integral part of these financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
Unaudited Balance Sheet
April 30, 2007

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Operating Line of Credit	$685,000
Current Maturities of Notes Payable	402,500
Accounts Payable	133,212
Accrued Liabilities	67,665
Total Current Liabilitites	1,288,377

LONG-TERM LIABILITIES-NET OF CURRENT MATURITIES
Notes Payable	30,000

MEMBERS' EQUITY
Member contributions, 2,172 Units outstanding at April 30, 2007	956,164
Deficit Accumulated During Development Stage	(1,026,288)
Total Members' Equity	(70,124)

TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,248,253

The accompanying Notes are an integral part of these financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
Unaudited Statement of Operations

	Six Months Ended April 30, 2007	Six Months Ended April 30, 2006	From Inception (January 26, 2005) Through April 30, 2007
Revenues	$-		$-

Cost of Revenues	-		-

Gross Profit	-		-

Operating Expenses

Professional Fees	157,615	153,839	689,105

General & Administrative	52,083	18,022	290,491

Loss on Sale of Fixed Assets	1,000	-	1,000
Total Operating Expenses	210,698	171,861	980,596

Operating Loss	(210,698)	(171,861)	(980,596)

Other Income/(Expense)
Grant Income	-	46,599	131,000
Other Income	25,023	-	25,294
Interest Income	3,624	9,066	21,001
Interest Expense	(167,605)	-	(222,987)
Total Other Income/(Expense)	(138,958)	55,665	(45,692)

Net Loss	($349,656)	($116,196)	($1,026,288)

Weighted Average Units Outstanding	2,172	2,172	1,740

Net Loss Per Unit	($160.98)	($53.50)	($589.82)

The accompanying Notes are an integral part of these financial statements.

SOUTHERN IOWA BIOENERGY, LLC
(A Development Stage Company)
Unaudited Statement of Cash Flows

	Six Months Ended April 30, 2007	Six Months Ended April 30, 2006	From Inception (January 26, 2005) April 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	($349,656)	($116,196)	($1,026,288)
Adjustments to Reconcile Net Loss to Net Cash

Provided by (Used in) Operating Activities Depreciation and Amortization	42,329	556	54,173
Non-cash payment for Professional Fees	58,380	-	74,683
Loss on sale of asset	1,000	-	1,000

Change in Assets and Liablilities
(Increase) Decrease in Prepaid Expenses	10,435	-	(4,105)
Increase(Decrease) in Accounts Payable	(134,494)	8,848	95,037
Increase (Decrease) in Accrued Liabilities	(14,201)	200	5,165
Net Cash Used in Operating Activities	(386,207)	(106,592)	(700,335)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for Land Option	-	(15,000)	(15,000)
Expenditures for Property, Plant and Equipment	-	(11,647)	(158,687)
Proceeds from Sale of Property, Plant, and Equipment	5,500	-	5,500
Refunded portion of Construction in Process	1,657,305	-	1,657,305
Net Cash Used in Investing Activities	1,662,805	(26,647)	1,489,118

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on Line of Credit	(1,515,000)	-	(1,515,000)
Net Borrowings (Payments) on Long-Term Notes	392,500	-	392,500
Membership Contributions	-	-	999,665
Payments on Long-Term Contract	-	-	(10,000)
Payments for Cost of Raising Capital	-	-	(43,501)
Payments for Deferred Offering Costs	(84,002)	(28,904)	(482,244)

Net Cash Provided by Financing Activities	(1,206,502)	(28,904)	(658,580)

Net Increase in Cash and Cash Equivalents	70,096	(162,143)	130,203
Cash and Cash Equivalents - Beginning of Period	60,107	618,078	-

Cash and Cash Equivalents - End of Period	$130,203	$455,935	$130,203

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES INFORMATION
Deferred Offering Costs in Accounts Payable	$38,174	$63,309	$38,174
Land Purchased with Contract Payable	$0	$0	$50,000
Construction Retainer Payable	$0	$0	$300,000
Refund of Retainer Payable	$344,584		$344,584
Net Borrowings on Operating Line of Credit for payment towards Construction in Process	$0	$0	$368,012
Amount due to Directors for Financing Costs	$0	$0	$62,500

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
Cash Paid During the Period for:
Interest	$69,995	$0	$222,987

The accompanying Notes are an integral part of these financial statements.

Notes to Unaudited Financial Statements April 30, 2007)

The accompanying unaudited condensed interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United Sates of America have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in the Company’s audited financial statements for the year ended October 31, 2006, contained in the Company’s Form 10KSB.

In the opinion of management, the condensed interim financial statements reflect all adjustments (consisting of normal recurring accruals) that we consider necessary to present fairly the Company’s results of operations, financial position and cash flows. The results reported in these condensed interim financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

Note 1: Organization and Nature of Business

The Company was organized to fund and construct a 30 million gallon biodiesel plant with distribution to Midwest states. The proposed plant site is to be located in Osceola, Iowa. Construction is anticipated to begin in late summer or fall of 2007. As of April 30, 2007, the Company is in the development stage with its efforts being principally devoted to organizational, project feasibility, equity raising, and permitting activities.

Note 2: Summary of Significant Accounting Policies

The significant accounting practices and policies are summarized below.

FISCAL REPORTING PERIOD

The Company adopted a fiscal year ending October 31 for reporting financial operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below and the value of the materials in construction in process. It is at least reasonably possible that these estimates may change in the near term.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents and accounts payable approximates their fair value. It is not currently practicable to estimate fair value of the line of credit and notes payable to lending institutions and other third parties. Because these agreements contain certain unique terms, conditions, covenants, and restrictions, as discussed in Notes 6 and 7, there are no readily determinable similar instruments on which to base an estimate of fair value.

CREDIT RISK - FINANCIAL INSTITUTIONS

The Company maintains cash balances with the local financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At times throughout the year the Company’s cash and cash equivalents balance may exceed the amount insured by the FDIC.

PROPERTY AND EQUIPMENT

Land and equipment, including significant improvements thereto, are recorded at cost. Maintenance and repairs are expensed as incurred. Depreciation for financial statement purposes is computed using the straight-line methods at rates calculated to amortize the cost over the estimated useful lives of the assets.

The Company has incurred substantial consulting, permitting and other pre-construction services related to building its plant facilities. Due to the substantial current uncertainties regarding the Company’s ability to proceed with the ultimate facility construction until the Company has raised debt and equity financing, the Company expenses these pre-construction costs as incurred. The Company has incurred construction in process costs due to purchases of construction materials.

DEFERRED OFFERING COSTS

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.

ORGANIZATION AND STARTUP COSTS

The Company expenses all organizational and start up costs as incurred.

ADVERTISING

The Company expenses advertising costs as they are incurred.

GRANTS

The Company recognizes grant income as other income for reimbursement of expenses incurred upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred are netted against the related expense.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

INCOME TAXES

The Company is treated as a limited liability company for federal and state income tax purposes and generally does not incur income taxes. Instead, their earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements. Differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes. In addition, the Company uses the modified accelerated cost recovery system method (MACRS) for tax depreciation instead of the straight-line method that is used for book depreciation, which also causes temporary differences.

DISTRIBUTION OF NET INCOME AND LOSSES

The Company’s net income or loss is allocated to the members based on their percentage of total capital ownership.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Management has reviewed recently issued, but not yet effective, accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.

Note 3: Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. During the six months ended April 30, 2007, and the fiscal years ended October 31, 2006 and 2005, the Company generated net losses of $349,656, $478,407 and $198,225, respectively. As of April 30, 2007, the Company had members’ equity of ($70,124) and a working capital deficit of $1,154,069. The Company’s ability to continue as a going concern is dependent on the success of generating cash from the Company’s equity drive (see Note 4) and/or through raising additional capital and ultimately obtaining the necessary capital to proceed with the construction of the plant. Management anticipates that, as a result of the actions listed below, the Company will continue as a going concern. The financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Management believes that the Company may continue to exist in its present form as a result of a successful equity drive and grant monies awarded. However, no assurance can be given that these situations will result in furthering the start up of the Company or if additional capital will be available when needed.

Note 4: Members’ Equity

MEMBERSHIP UNITS

As specified in the Company’s Articles of Organization, the Company has one class of membership units, which includes certain restrictions as specified in the Company’s Operating Agreement, including restrictions regarding the transfer of units and capital allocation of earnings to each member pursuant to applicable tax and securities laws.

The Company initially issued 518 units to its board of directors at a price of $333 per unit.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

PRIVATE PLACEMENT MEMORANDUM

The Company issued a Private Placement Memorandum dated July 5, 2005 for the sale of 1,654 member units. The units were offered at a price of $500 per unit. All 1,654 units were sold and issued on August 31, 2005 through this offering and remain outstanding at April 30, 2007. The proceeds from this offering are being used to pay for organizational and development costs and expenses the Company has incurred in connection with this project.

As of April 30, 2007, the Company had 2,172 units issued and outstanding held by 77 members in consideration of total capital contributions of $999,665.

REGISTRATION STATEMENT

The Company filed a registration statement with the Securities and Exchange Commission on Form SB-2. The registration was declared effective, for a period of one year, on June 9, 2006, at which time the Company began selling units. On June 8, 2007, the Company filed a rescission offer and a post-effective amendment to its registration statement. Although the project location and intended general contractor have changed, the terms of the offering remain substantially the same. As of April 30, 2007, the Company had received subscriptions from potential investors totaling approximately $12,015,000, a portion of which is held in escrow. These funds, however, are subject to refund pursuant to the aforementioned rescission offer. The Offering is for up to a maximum of 30,000 additional units for sale at $1,000 per unit ($30,000,000). The potential investor must submit a 10% deposit with their subscription agreement and execute a promissory note for the remaining balance due upon 30 days notice from the Board of Directors.

Escrow may break when the Company: (a) has received a minimum of $17,600,000 in subscription proceeds and (b) the Company has obtained a written debt financing commitment for debt financing and grants of at least $31,000,335. The Company will reach financial close, upon the execution and delivery of all required documents, including those related to (a) and (b).

Note 5: Property and Equipment

The cost and lives of property and equipment at April 30, 2007 is as follows:

	Life in Years	Cost
Furniture and Office Equipment	3-7	$10,887

The cost of land was $190,000, which has been pledged to the bank (see Note 7).

In November 2005, the Company signed a land agreement with Graceland College to have the option to purchase approximately 80 acres of land for the potential plant site. The Company paid $15,000 for the land option. If the Company exercises the option, the cost of the land will be $198,500. The option will expire on December 31, 2007, but the Company has the right to extend the option for one year if an additional $15,000 is paid. Pursuant to the change in plant location, the Company’s utilization of the land agreement in the near term is unlikely; however, the Company is intending to request a refund, of which receipt of the refund is probable, of the $15,000 or the approval to extend the land option. Management feels receipt of a refund or extension of the land option is reasonably probable.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

Note 6: Financing Arrangements

On October 4, 2006, the Company entered into a $2,200,000 bank line of credit, due April 17, 2007 and bearing interest at 12%, to acquire the necessary funds to enter into and make payment on a pre-construction agreement. On April 4, 2007, the Company amended the bank line of credit agreement to extend the maturity date through August 18, 2007. This same amendment changed the effective interest rate from 12% to 10.24% for the remaining term of the agreement. The line of credit is secured by substantially all the Company’s assets. In addition, five of the Company’s directors each executed personal guarantees from $175,000 to $300,000 to secure the debt. In consideration for the personal guarantees, the Company agreed to pay each director a fee equal to 5% of the amount personally guaranteed. At April 30, 2007, $62,500 has been included in accrued liabilities for payments to these directors upon maturity of the line of credit. For the three months ended April 30, 2007, $10,949 has been charged to interest expense for amortization of the guarantees.

Total interest expense charged to operations, related to borrowings on the line of credit, for the three month period ended April 30, 2007 amounted to $55,733.

Note 7: Contracts Payable & Long-Term Loans

The Company entered into an installment agreement in 2005 for the purchase of approximately 20 acres of land near Osceola, Iowa for $60,000. Under the terms of the agreement, the Company paid $10,000 at closing, and the remaining balance will be paid over three years. The contract bears an 8% interest rate, and is payable in $10,000 installments due on August 20 of each year with a balloon payment of the remaining contract balance due on August 20, 2008. As of April 30, 2007, the Company owes a balance of $40,000. The note is secured by the land.

On November 2, 2006, the Company received a $400,000 loan from the Iowa Department of Economic Development (IDED). During September 2005, the Company was approved for the IDED loans which are comprised of a $100,000 forgivable loan and a $300,000 interest free loan. These loans are secured by a blanket UCC filing covering all personal property currently in possession of the Company.

The Company changed the intended site of the plant from Decatuer County, Iowa to Osceola, Iowa. Per the terms of the IDED agreements, the project must be located in Decateur County, Iowa, therefore the Company is no longer eligible for the loans. The Company has been verbally informed by IDED that they are to repay the loans in their entirety plus six percent per year interest by September 15, 2007.. Until such time as the Company repays the loan proceeds, it is not eligible to receive any IDED benefits for the Osceola location and the remaining principal balance of the loans as of April 30, 2007 have been classified as a current liability.

Note 8: Grants

The Company has applied for various Federal, State and Local grants. Since inception to April 30, 2007, the Company has received a total of $131,000 of grants utilized for general business and operating expenses.

On October 31, 2005, the Company was approved by the United States Department of Agriculture to receive up to $500,000 for the construction of the plant. To receive any of the grant money the Company must be able to raise 75% of the eligible project costs to complete the project. As of April 30, 2007, the Company has not received any cash related to this grant.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

The Company received an award letter from the Iowa Department of Economic Development indicating that the application for the Enterprise Zone financial assistance was selected for funding. Due to the Company’s change in intended plant location, the grant award may not be utilized at the Osceola, Iowa plant location without specific approval of the IDED (see further discussion in Note 7). As of April 30, 2007, the Company is attempting to transfer the award privileges for use at the new location, but no definitive approval has been provided.

On December 19, 2006, the Company received an approval of their grant application from the Iowa Rail Finance Authority Board for $250,000 or up to 80% of total eligible costs, whichever is less. The application was submitted by the Company for the Rail Revolving Loan and Grant program. The approved funding consists of a $150,000 loan and grant of $100,000 towards the construction of Company railway. Per the terms of the grant approval letter, to receive the grants, the Company will have to maintain a certain number of jobs for twenty-four months from the date the Company signs the final acceptance, which the Company anticipates in fiscal 2007. As of April 30, 2007, no funds have been received relating to this grant.

Note 9: Commitments and Contingencies

PLANT CONSTRUCTION

On March 2, 2005, the Company entered into a non-binding letter of intent with Renewable Energy Group, Inc (REG), its intended contractor, for Phase 1 services which include providing advice and assistance with respect to among other things, preliminary engineering, technology, staffing requirements, market and competitor analysis, marketing strategies and support, customer analysis, raw materials and input costing, capitalization requirements, state and federal incentives, risk analysis, review of financial data and projections, organizational analysis and investor presentations. On September 7, 2005, the Company entered into a non-binding letter of intent for Phase 2 services with the same contractor to provide design work, define electrical and mechanical systems, and establish infrastructure and utility requirements. The Company agreed to pay them $150,000 for these services, $50,000 upon signing this agreement and $100,000 upon completion by the consulting firm of the services described above.

The total cost of the project, including the construction of the biodiesel plant and start-up expenses, was expected to approximate $39,750,000 to $56,305,000 depending on the type of plant that is constructed. The non-binding letter of intent discussed above, includes an adjustment to the construction price under certain circumstances and may increase the total cost of the project. The Company anticipated funding the development of the biodiesel plant with approximately $20,000,000 to $30,250,000 in equity capital and $18,750,000 to $25,055,000 in debt financing. The amount of debt financing needed depended on the amount of equity raised in the Offering.

On October 8, 2006, the Company paid $2,200,000 to REG as a deposit on pre-construction services. On April 17 2007, the Company orally terminated its non-binding agreement with REG. The Company requested and received approximately $1,657,310 from REG as a refund of previously deposited and uncommitted funds under the pre-construction agreement. This refund was used primarily as a repayment on the outstanding principal balance on the line of credit including interest due. As a result of this refund, the Company currently has $368,012 of materials, in construction in process, for which they may take possession or receive an additional refund.

On May 17, 2007, the Company signed an interim construction agreement with Ball Industrial Services, LLC (BIS) for the engineering, procurement, and construction of the Company’s plant. The intent of the interim agreement is to establish a base line from which BIS will execute a definitive agreement unless sooner terminated by either party. If not terminated, the interim agreement will remain in effect until August 1, 2007, the expected date of commencement of the construction of the plant. As stated in the agreement, BIS will provide services to construct a 30 million gallon biodiesel plant; coordinating all design, construction and commissioning services of the project which are not part of the main process plant. Bratney Companies will be the provider of the construction, design, procurement and technology involved in the construction of the main process plant. In addition, Bratney Companies will also provide the design process, process license, detailed engineering services, construction equipment and services required in construction of the main process plant.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

Pursuant to the signing of the interim construction agreement, the Company paid an initial down payment of $50,000, per the terms of the contract. Should the interim agreement be terminated by the Company, BIS will refund the down payment less expenses incurred and fees earned by BIS as a result of the interim agreement. Should BIS terminate the agreement; the down payment will be refunded to the Company in its entirety. BIS will require a payment of $750,000 for preconstruction, engineering, design, and other initial project expenses once the definitive agreement is signed. As of May 31, 2007, the definitive agreement has not been signed. Based on BIS’ initial estimates the plant is projected to cost approximately $62,000,000.

CONSULTING CONTRACTS

In July 2006, the Company entered into a management and operational services agreement with a party, related to the former general contractor, to provide for the overall management of the Company, including providing on-site general and operations managers, acquiring feed stocks and the basic chemicals necessary for operation, performing administrative, sales and marketing functions. The contract requires a monthly fee equal to $.057 per gallon of biodiesel produced and an annual net income bonus of 6% of net income, as determined by the agreement. The monthly fee will be adjusted periodically per the terms of the agreement. The term of the agreement is 3 years after the end of the first month in which the biodiesel is produced for sale. The agreement shall continue after the initial term unless and until one party gives written notice of termination to the other of a proposed termination date, at least 12 months in advance of a proposed termination date. The initial term or any subsequent term may also be modified upon the mutual written consent of the parties. Early termination may occur if certain conditions in the contract are not met. In the case of early termination the breaching party will be required to indemnify the other party for losses, claims and damages resulting from the termination.

On April 17, 2007, the Company rescinded the clauses of the management and operational services agreement related to the marketing duties and feedstock acquisition as a result of terminating the construction agreements with this same party, as described above. The Company continues to contract with the party mentioned above for services related to management and operational services, including performing administrative and account system functions.

On February 23, 2006, the Company entered into a consulting agreement with a marketing group to provide services relating to development of collateral materials, presentation materials, and advertising related to the Company’s equity drive. The Company will pay up to $282,000 for the services provided. As of April 30, 2007, the Company had incurred $260,822 on the consulting agreement, including $32,548 in accounts payable. These costs are capitalized in Deferred Offering Costs as of April 30, 2007.

In July 2006, the Company entered into a consulting agreement with an individual to provide independent consultation and assistance in planning equity marketing efforts, training the officers and directors to conduct marketing efforts, and scheduling informational meetings. The Company paid an initial fee of $25,000. In addition a conditional bonus of $225,000 will be paid upon closing of permanent financing necessary to complete the project and achieving the minimum equity requirement. This agreement may be terminated at any time, with or without cause, upon 10 days prior written notice.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

In February 2007, the Company signed a consulting agreement with a third party to provide consulting services related to the development, financing, construction and start-up of the plant. The Company paid an initial fee of $50,000 under this agreement. In addition, fees of $325,000 and $300,000 are payable at the time the Company executes senior loan financing enabling the ground breaking of the project and at the time construction of the facility is substantially complete, respectively. Either party may terminate this agreement, at any time, upon 60 days written notice.

On May 17, 2007, the Company entered into an agreement with an environmental consulting company for the purpose of assisting, obtaining and achieving environmental permitting and compliance standards for the construction and operation of the plant. Total costs, not including incidentals and travel costs, are estimated at $35,000. No payments have been made as a result of this agreement.

On May 30, 2007, the Company entered into a three year risk management and feedstock agency agreement with an unrelated third party. The agent will provide the feedstock risk management, act as a purchasing agency, and consulting services to the Company in order to implement a risk management program. The agent shall be limited to solicitation of new supply relationships for the Company and the solicitation of supply proposals, including proposed individual supply contracts for immediate or future delivery for acceptance by the Company after a new supply relationship has been established. The agent will also arrange for the transportation and delivery of feedstocks. Risk management services also allow the parties to enter into certain hedging or other futures agreements and transactions from time to time. Beginning on the plant’s operational date, the Company will pay an annual fee of $450,000, which totals $.015 per gallon of the anticipated annual plant capacity of 30 million gallons of finished product per year, payable in monthly installments of $37,500 due on the first day of each month. The fee will be adjusted once per year based on the actual gallons of finished product output within the year. This agreement will automatically extend for an unlimited number of successive one year terms on each anniversary date of the agreement unless either party gives written notice not less than 90 days prior to the anniversary date.

On May 30, 2007, the Company entered into a three year bio-diesel marketing agreement with an unrelated third-party, for the marketing, sales and transportation services of the Company’s finished bio-diesel product. The contract requires a fee of 1.0% of the net purchase price per net gallon of bio-diesel purchased by the third party during the term of the Agreement (the "Marketing Fee"). The Marketing fee shall be a minimum of $0.015 cents per net gallon of biodiesel. The Marketing Fee shall be payable monthly on actual gallons shipped from the prior month as evidenced by meter or weight certificates provided to the third party by the Company. The agreement will automatically renew for three years unless either party provides written notice within four months of the anniversary date of the agreement.

On June 11, 2007, the Company entered into a consulting services agreement with an unrelated financial advisory services firm. The advisor will provide consulting and advisory services to obtain senior lending, assist with structuring and negotiating debt and closing transactions. The Company shall pay a fee of 1.5% of the amount of debt capital raised, payable at the financial close of the project.

Notes to Unaudited Financial Statements April 30, 2007 (Continued)

Note 10: Related Party Transactions

On June 29, 2005, the Company entered into an agreement to purchase approximately 13 acres of land near Osceola, Iowa for the potential transportation facility from a director of the Company. The Company paid $30,000 as a down payment and made the final payment of $100,000 on October 3, 2005, when they took possession of the land.

MINIMUM 17,600 UNITS
MAXIMUM 30,000 UNITS

PROSPECTUS

[180 days from the effective date of this post-effective amendment]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Through and including [270 days from the effective date of this post-effective amendment] (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Directors and officers of Southern Iowa BioEnergy LLC may be entitled to benefit from the indemnification provisions contained in the Company's Amended and Restated Operating Agreement and the Iowa Limited Liability Company Act. The general effect of these provisions is summarized below.

Our Amended and Restated Operating Agreement provides that to the maximum extent permitted under the Iowa Limited Liability Company Act and any other applicable law, no member or director of Southern Iowa BioEnergy LLC shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both. No director of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, Amended and Restated Operating Agreement, or the Iowa Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Iowa Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the Company. The indemnification includes reasonable attorneys' fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys' fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys' fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by the Company in contradiction of the Iowa Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.

Generally, under Iowa law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Iowa law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement so provides. Our Amended and Restated Operating Agreement provides that no member or director of Southern Iowa BioEnergy LLC shall be personally liable for any debt, obligation or liability solely by reason of being a member or director or both.

Principles of law and equity supplement the Iowa Limited Liability Company Act, unless displaced by particular provisions of the Act.

There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$3,236.75
Legal fees and expenses	195,000.00
Consulting Fees	75,000.00
Accounting fees	150,000.00
Blue Sky filing fees	10,000.00
Printing expenses	50,000.00
Miscellaneous expenses	11,763.25
Total	$495,000.00

* All of the above items except the registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During the time period ending on May 4, 2005, we issued and sold 518 membership units to our founding members at a purchase price of $333.33 per unit without registering the units with the Securities Exchange Commission. In addition, during the time period ending on August 16, 2005, we issued and sold 1,654 membership units to seed capital investors at a purchase price of $500 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 504 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 504 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $999,665.

ITEM 27. EXHIBITS.

Exhibit No.	Description	Method of Filing

3.1	Articles of Organization of Southern Iowa BioEnergy LLC.	1

3.2	Amended and Restated Operating Agreement.	1

4.1	Form of Membership Unit Certificate.	1

4.2	Form of Subscription Agreement.	8

4.3	Amended and Restated Escrow Agreement with Great Western Bank dated June 6, 2007.	8

5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters.	8

8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters.	8

10.1	Phase I Agreement between Southern Iowa BioEnergy LLC and Renewable Energy Group, LLC, dated March 2, 2005.	1

10.2	Phase II Agreement between Southern Iowa BioEnergy LLC and Renewable Energy Group, LLC, dated September 7, 2005.	1

10.3	Installment Real Estate Contract between Southern Iowa BioEnergy LLC, Jack Cooley and Jane Redman, dated June 29, 2005.	1

10.4	Real Estate Contract between Southern Iowa BioEnergy LLC and Fonda Brodsack, dated August 18, 2005.	1

10.5	Option to Purchase Agreement between Southern Iowa BioEnergy LLC and Graceland University, dated November 8, 2005.	1

10.6	Lease Agreement between Southern Iowa BioEnergy LLC and Robert D. Pierce and Greta M. Pierce, dated September 15, 2005.	1

10.7	Value Added Agricultural Processing Technical Assistance Grant Approval letter from Iowa Farm Bureau, dated March 14, 2005.	1

10.8	VAAPFAP Grant Approval from Iowa Department of Economic Development, dated March 18, 2005.	1

10.9	Letter of Conditions for Renewable Energy Systems/Energy Efficiency Improvements Grant from United States Department of Agriculture, Rural Development, dated September 25, 2005 and Name Change Approval dated October 31, 2005.	1

10.10	Letter of Conditions and Grant Agreement for Value-Added Producers Grant from Unites States Department of Agriculture, Rural Development, dated October 20, 2005.	1

10.11	Memorandum of Understanding regarding ISPB Value-Added Matching Grant from Iowa Soybean Promotion Board, dated May 25, 2005.	1

10.12	Award Letter for Enterprise Zone and Value-Added Agricultural Products and Processes Financial Assistance Program from Iowa Department of Economic Development, dated October 5, 2005.	1

10.13	Consulting Agreement between Southern Iowa BioEnergy LLC and John Kliegl, dated July 13, 2006.	3

10.14	Mortgage Agreement between Southern Iowa BioEnergy LLC and Great Western Bank, dated June 12, 2006.	4

10.15	Management and Operational Services Agreement between Southern Iowa BioEnergy LLC and West Central Cooperative, dated July 26, 2006.	5

10.16	Line of Credit Agreement between Southern Iowa BioEnergy LLC and Great Western Bank, dated October 4, 2006.	6

10.17	Agreement for Pre-Construction Services between Southern Iowa BioEnergy LLC and Renewable Energy Group, Inc., dated October 8, 2006.	6

10.18	Consent to Assignment between Southern Iowa BioEnergy LLC, West Central Cooperative and Renewable Energy Group, Inc., dated August 7, 2006.	6

10.19	Consulting Agreement between Southern Iowa BioEnergy LLC and Third Inning Solutions, Inc., dated February 28, 2007.	7

10.20	Change in Terms Agreement between Southern Iowa BioEnergy LLC and Great Western Bank, dated April 17, 2007.	8

10.21	Environmental Consulting Proposal between Southern Iowa BioEnergy LLC and Thompson Environmental Consulting, Inc., dated May 9, 2007.	8

10.22	Interim Agreement between Southern Iowa BioEnergy LLC and Ball Industrial Services, LLC, dated May 17, 2007.	8

10.23	Risk Management and Feedstock Agency Agreement between Southern Iowa BioEnergy LLC and FCStone, LLC dated May 30, 2007.	8

10.24	Biodiesel Marketing Agreement between Eco-Energy Biodiesel and Southern Iowa BioEnergy LLC, dated June 6, 2007.	8

10.25	Engagement Letter between Ascendant Financial Partners, LLC and Southern lowa BioEnergy, LLC, dated June 11,2007.	9

14.1	Code of Ethics	6

23.1	Consent of Independent Auditors	10

(1)	Incorporated by reference to the exhibit of the same number on our Registration Statement on Form SB-2, No. 333-131775, originally filed on April 14, 2006.

(2)
Incorporated by reference to the exhibit of the same number in Pre-Effective Amendment No. 3 filed on May 12, 2006 to our Registration Statement on Form SB-2, No. 333-131775, originally filed on April 14, 2006.

(3)	Incorporated by reference to exhibit 10.1 in Form 10-QSB filed on September 28, 2006.

(4)	Incorporated by reference to exhibit 10.2 in Form 10-QSB filed on September 28, 2006.

(5)	Incorporated by reference to exhibit 10.3 in Form 10-QSB filed on September 28, 2006.

(6)	Incorporated by reference to the exhibit of the same number on our Form 10-KSB filed on January 1, 2007

(7)	Incorporated by reference to exhibit 10.1 in Form 10-QSB filed on March 19, 2007.

(8)	Incorporated by reference to the exhibit of the same number in our Post-Effective Amendment to our Registration Statement on Form SB-2 No. 333-131775, originally filed on June 8, 2007

(9)	Incorporated by reference to exhibit 10.25 in Form 10-QSB filed on June 14, 2007.

(10)	Filed here with.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Post-Effective Amendment No. 3 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lamoni, Iowa on August 15, 2007.

SOUTHERN IOWA BIOENERGY LLC

Date: August 15, 2007	/s/ William T. Higdon
William T. Higdon
Chairman, President and Director
(Principal Executive Officer)

Date: August 15, 2007	/s/ Alan Elefson
Alan Elefson
Treasurer and Director
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: August 15, 2007	/s/ William T. Higdon
William T. Higdon, Chairman, President,
Director (Principal Executive Officer)

Date: August 15, 2007	/s/ Alan Elefson
Alan Elefson, Treasurer, Director
(Principal Financial and Accounting Officer)

Date: August 15, 2007	/s/ Randy F. Layton
Randy F. Layton, Secretary and Director

Date: August 15, 2007	/s/ Leon Kessel
Leon Kessel, Director

Date: August 15, 2007	/s/ J.R. Cornett
J.R. Cornett, Director

Date: August 15, 2007	/s/ William D. Morain
William D. Morain, Director

Date: August 15, 2007	/s/ Jack Cooley
Jack Cooley, Director

Date: August 15, 2007	/s/ J. Scott Sunderman
J. Scott Sunderman, Director

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

3.1	Articles of Organization of Southern Iowa BioEnergy LLC.	1

3.2	Amended and Restated Operating Agreement.	1

4.1	Form of Membership Unit Certificate.	1

4.2	Form of Subscription Agreement.	8

4.3	Amended and Restated Escrow Agreement with Great Western Bank dated June 6, 2006.	8

5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters.	8

8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters.	8

10.1	Phase I Agreement between Southern Iowa BioEnergy LLC and Renewable Energy Group, LLC, dated March 2, 2005.	1

10.2	Phase II Agreement between Southern Iowa BioEnergy LLC and Renewable Energy Group, LLC, dated September 7, 2005.	1

10.3	Installment Real Estate Contract between Southern Iowa BioEnergy LLC, Jack Cooley and Jane Redman, dated June 29, 2005.	1

10.4	Real Estate Contract between Southern Iowa BioEnergy LLC and Fonda Brodsack, dated August 18, 2005.	1

10.5	Option to Purchase Agreement between Southern Iowa BioEnergy LLC and Graceland University, dated November 8, 2005.	1

10.6	Lease Agreement between Southern Iowa BioEnergy LLC and Robert D. Pierce and Greta M. Pierce, dated September 15, 2005.	1

10.7	Value Added Agricultural Processing Technical Assistance Grant Approval letter from Iowa Farm Bureau, dated March 14, 2005.	1

10.8	VAAPFAP Grant Approval from Iowa Department of Economic Development, dated March 18, 2005.	1

10.9	Letter of Conditions for Renewable Energy Systems/Energy Efficiency Improvements Grant from United States Department of Agriculture, Rural Development, dated September 25, 2005 and Name Change Approval dated October 31, 2005.	1

10.10	Letter of Conditions and Grant Agreement for Value-Added Producers Grant from Unites States Department of Agriculture, Rural Development, dated October 20, 2005.	1

10.11	Memorandum of Understanding regarding ISPB Value-Added Matching Grant from Iowa Soybean Promotion Board, dated May 25, 2005.	1

10.12	Award Letter for Enterprise Zone and Value-Added Agricultural Products and Processes Financial Assistance Program from Iowa Department of Economic Development, dated October 5, 2005.	1

10.13	Consulting Agreement between Southern Iowa BioEnergy LLC and John Kliegl, dated July 13, 2006.	3

10.14	Mortgage Agreement between Southern Iowa BioEnergy LLC and Great Western Bank, dated June 12, 2006.	4

10.15	Management and Operational Services Agreement between Southern Iowa BioEnergy LLC and West Central Cooperative, dated July 26, 2006.	5

10.16	Line of Credit Agreement between Southern Iowa BioEnergy LLC and Great Western Bank, dated October 4, 2006.	6

10.17	Agreement for Pre-Construction Services between Southern Iowa BioEnergy LLC and Renewable Energy Group, Inc., dated October 8, 2006.	6

10.18	Consent to Assignment between Southern Iowa BioEnergy LLC, West Central Cooperative and Renewable Energy Group, Inc., dated August 7, 2006.	6

10.19	Consulting Agreement between Southern Iowa BioEnergy LLC and Third Inning Solutions, Inc., dated February 28, 2007.	7

10.20	Change in Terms Agreement between Southern Iowa BioEnergy LLC and Great Western Bank, dated April 17, 2007.	8

10.21	Environmental Consulting Proposal between Southern Iowa BioEnergy LLC and Thompson Environmental Consulting, Inc., dated May 9, 2007.	8

10.22	Interim Agreement between Southern Iowa BioEnergy LLC and Ball Industrial Services, LLC, dated May 17, 2007.	8

10.23	Risk Management and Feedstock Agency Agreement between Southern Iowa BioEnergy LLC and FCStone, LLC dated May 30, 2007.	8

10.24	Biodiesel Marketing Agreement between Eco-Energy Biodiesel and Southern Iowa BioEnergy LLC, dated June 6, 2007.	8

10.25	Engagement Letter between Ascendant Financial Partners, LLC and Southern lowa BioEnergy LLC, dated June 11, 2007.	9

14.1	Code of Ethics	6

23.1	Consent of Independent Auditors	10

(1)	Incorporated by reference to the exhibit of the same number on our Registration Statement on Form SB-2, No. 333-131775, originally filed on April 14, 2006.

(2)
Incorporated by reference to the exhibit of the same number in Pre-Effective Amendment No. 3 filed on May 12, 2006 to our Registration Statement on Form SB-2, No. 333-131775, originally filed on April 14, 2006.

(3)	Incorporated by reference to exhibit 10.1 in Form 10-QSB filed on September 28, 2006.

(4)	Incorporated by reference to exhibit 10.2 in Form 10-QSB filed on September 28, 2006.

(5)	Incorporated by reference to exhibit 10.3 in Form 10-QSB filed on September 28, 2006.

(6)	Incorporated by reference to the exhibit of the same number on our Form 10-KSB filed on January 1, 2007.

(7)	Incorporated by reference to exhibit 10.1 in Form 10-QSB filed on March 19, 2007.

(8)	Incorporated by reference to the exhibit of the same number in our Post-Effective Amendment to our Statement on Form SB-2, No. 333-131775, originally filed on June 8, 2007.

(9)	Incorporated by reference to exhibit 10.25 in Form 10-QSB filed on June 14, 2007.

(10)	Filed here with.